PROSPECTUS SUPPLEMENT	Filed Pursuant to Rule 424(b)(5)
(To Prospectus dated January 20, 2011)	Registration No. 333-171338

1,200,000 Shares

UMH Properties, Inc.
8.25% Series A Cumulative Redeemable Preferred Stock
Liquidation Preference $25.00 Per Share

We are offering 1,200,000 shares of our 8.25% Series A Cumulative Redeemable Preferred Stock, par value $0.10 per share, which we refer to as Series A Preferred Stock.

We will pay cumulative dividends on our Series A Preferred Stock in the amount of $2.0625 per share each year, which is equivalent to the rate of 8.25% of the $25.00 liquidation preference per share. Dividends on our Series A Preferred Stock sold in this offering will be payable quarterly in arrears on the 15th day of each of March, June, September and December of each year, commencing  September 15, 2011, to holders of record on the applicable record date. The Series A Preferred Stock has no maturity and will remain outstanding indefinitely unless redeemed or otherwise repurchased. Except in limited circumstances relating to our qualification as a real estate investment trust, or REIT, and as described below, the Series A Preferred Stock is not redeemable prior to May 26, 2016. On and after May 26, 2016, at any time and from time to time the Series A Preferred Stock will be redeemable in whole, or in part, at our option, at a cash redemption price of $25.00 per share, plus all accrued and unpaid dividends (whether or not declared) to, but not including, the date of redemption.

In addition, upon the occurrence of a Delisting Event or a Change of Control (each as defined herein), we may, subject to certain conditions, at our option, redeem the Series A Preferred Stock, in whole but not in part and within 90 days after the first date on which such Delisting Event occurred or within 120 days after the first date on which such Change of Control occurred, as applicable, by paying the liquidation preference of $25.00 per share, plus any accrued and unpaid dividends to, but not including, the date of redemption. If we exercise any of our redemption rights relating to the Series A Preferred Stock, the holders of Series A Preferred Stock will not have the conversion right described below.

Upon the occurrence of a Delisting Event or a Change of Control, as applicable, each holder of Series A Preferred Stock will have the right (unless, prior to the Delisting Event Conversion Date or Change of Control Conversion Date (each as defined herein), as applicable, we provide notice of our election to redeem the Series A Preferred Stock) to convert all or part of the Series A Preferred Stock held by such holder on the Delisting Event Conversion Date or Change of Control Conversion Date, as applicable, into a number of shares of our common stock, par value $0.10 per share (the “common stock”), per share of Series A Preferred Stock to be converted equal to the lesser of: (a) the quotient obtained by dividing (i) the sum of the $25.00 liquidation preference plus the amount of any accrued and unpaid dividends to, but not including, the Delisting Event Conversion Date or Change of Control Conversion Date, as applicable (unless the Delisting Event Conversion Date or Change of Control Conversion Date, as applicable, is after a record date for a Series A Preferred Stock declared dividend payment and prior to the corresponding Series A Preferred Stock dividend payment date, in which case no additional amount for such accrued and unpaid dividend to be paid on such dividend payment date will be included in this sum) by (ii) the Common Share Price (as defined herein) and (b) 4.9020, or the Share Cap, subject to certain adjustments and subject, in each case, to provisions for the receipt of alternative consideration as described in this prospectus supplement.

Holders of the Series A Preferred Stock generally have no voting rights, except if we fail to pay dividends for six or more quarterly periods, whether or not consecutive, or with respect to certain specified events. Our Series A Preferred Stock is not subject to any sinking fund. Our Series A Preferred Stock will rank senior to our common stock, with respect to dividend rights and rights upon liquidation, dissolution or winding up.

We have filed an application to list our Series A Preferred Stock on the New York Stock Exchange Amex under the symbol “UMH PRA”.

Investing in the Series A Preferred Stock involves risks, including those that are described in the “Risk Factors” sections beginning on page S-11 of this prospectus supplement, page 2 of the accompanying prospectus and page 6 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, which is incorporated herein by reference.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

____________________

	Per Share	Total
Public Offering Price(1)	$25.000	$30,000,000
Underwriting Discount	$0.7875	$945,000
Proceeds to us (before expenses)	$24.2125	$29,055,000
________________
(1) Plus accrued dividends, if any, from May 26, 2011.

We have granted the underwriters the right to purchase up to an additional 180,000 shares of Series A Preferred Stock at the public offering price, less the underwriting discount, to cover overallotments within 30 days from the date of this prospectus supplement.

The underwriters expect that the shares will be delivered in global form through the book-entry delivery system of The Depository Trust Company on or about May 26, 2011.
____________________

Sole Book Runner J.P. Morgan

Co-Managers
CSCA	KeyBanc Capital Markets	Sandler O’Neill + Partners, L.P.
____________________

The date of this prospectus supplement is May 20, 2011

TABLE OF CONTENTS

PROSPECTUS SUPPLEMENT

PROSPECTUS

ABOUT THIS PROSPECTUS SUPPLEMENT

You should read this prospectus supplement along with the accompanying prospectus, as well as the information incorporated by reference herein and therein, carefully before you invest in our preferred stock. These documents contain important information that you should consider before making your investment decision. This prospectus supplement and the accompanying prospectus contain the terms of this offering of preferred stock. The accompanying prospectus contains information about our securities generally, some of which does not apply to the preferred stock covered by this prospectus supplement. This prospectus supplement may add, update or change information contained in or incorporated by reference in the accompanying prospectus. If the information in this prospectus supplement is inconsistent with any information contained in or incorporated by reference in the accompanying prospectus, the information in this prospectus supplement will apply and will supersede the inconsistent information contained in or incorporated by reference in the accompanying prospectus.

It is important for you to read and consider all of the information contained in this prospectus supplement and the accompanying prospectus before making your investment decision. You should also read and consider the additional information incorporated by reference in this prospectus supplement and the accompanying prospectus before making your investment decision. See “Incorporation of Certain Information by Reference” in this prospectus supplement.

You should rely only on the information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus and any related free writing prospectus required to be filed with the SEC. Neither we nor the underwriters have authorized any other person to provide you with additional or different information. If anyone provides you with additional or different information, you should not rely on it. Neither we nor the underwriters are making an offer to sell the Series A Preferred Stock in any jurisdiction where the offer or sale is not permitted.

You should assume that the information appearing in this prospectus supplement, the accompanying prospectus, any such free writing prospectus and the documents incorporated by reference herein and therein is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

Unless this prospectus supplement otherwise indicates or the context otherwise requires, the terms “our,” “us,” “our company” and “we” as used in this prospectus supplement refer to UMH Properties, Inc. and its consolidated subsidiaries. Unless otherwise expressly stated or the context otherwise requires, all information in this prospectus supplement assumes that the over-allotment option granted to the underwriters is not exercised in whole or in part.

FORWARD-LOOKING STATEMENTS

Statements contained in this prospectus supplement and the accompanying prospectus, including the documents that are incorporated by reference, that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Also, when we use any of the words “anticipate,” “assume,” “believe,” “continue,” “estimate,” “expect,” “intend,” “may,” “plan,” “project,” “should,” “will” or similar expressions, we are making forward-looking statements. These forward-looking statements are not guarantees and are based on our current intentions and on our current expectations and assumptions. These statements, intentions, expectations and assumptions involve risks and uncertainties, some of which are beyond our control that could cause actual results or events to differ materially from those we anticipate or project, such as:

•	the ability of our tenants to make payments under their respective leases;
•	our reliance on certain major tenants and our ability to re-lease properties that are currently vacant or that become vacant;
•	our ability to obtain suitable tenants for our properties;
•	changes in real estate market conditions and general economic conditions;
•	the inherent risks associated with owning real estate, including local real estate market conditions, governing laws and regulations and illiquidity of real estate investments;
•	our ability to sell properties at an attractive price;
•	our ability to repay debt financing obligations;
•	our ability to refinance amounts outstanding under our credit facilities at maturity on terms favorable to us;
•	the loss of any member of our management team;
•	our ability to comply with certain debt covenants;
•	our ability to integrate acquired properties and operations into existing operations;
•	continued availability of debt or equity capital;
•	market conditions affecting our equity capital;
•	changes in interest rates under our current credit facilities and under any additional variable rate debt arrangements that we may enter into in the future;
•	our ability to implement successfully our selective acquisition strategy;
•
our ability to maintain internal controls and procedures to ensure all transactions are accounted for properly, all relevant disclosures and filings are timely made in accordance with all rules and regulations and any potential fraud or embezzlement is thwarted or detected;

•	changes in federal or state tax rules or regulations that could have adverse tax consequences; and
•	our ability to qualify as a real estate investment trust for federal income tax purposes.

You should not place undue reliance on these forward-looking statements, as events described or implied in such statements may not occur. We undertake no obligation to update or revise any forward-looking statements as a result of new information, future events or otherwise.

For more information regarding risks that may cause our actual results to differ materially from any forward-looking statements, please see the discussion under “Risk Factors” contained in this prospectus supplement, the accompanying prospectus and the other information contained in our publicly available filings with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2010.

SUMMARY

The following summary is qualified in its entirety by the more detailed information and consolidated financial statements and notes thereto appearing elsewhere in, or incorporated by reference into, this prospectus supplement and the accompanying prospectus. This summary is not complete and does not contain all of the information you should consider before purchasing shares of our Series A Preferred Stock. You should carefully read the “Risk Factors” sections beginning on page S-11 of this prospectus supplement, page 2 of the accompanying prospectus and page 6 of our Annual Report on Form 10-K for the year ended December 31, 2010 to determine whether an investment in our Series A Preferred Stock is appropriate for you.

UMH Properties, Inc.

UMH Properties, Inc. is a Maryland corporation operating as a qualified real estate investment trust (“REIT”) under Sections 856 through 860 of the Internal Revenue Code (the “Code”). Our primary business is the ownership and operation of manufactured home communities – leasing manufactured home spaces on a month-to-month or year-to-year basis to private manufactured home owners. As of May 15, 2011, we own and operate thirty-five manufactured home communities containing approximately 8,000 sites. The communities are located in New Jersey, New York, Ohio, Pennsylvania and Tennessee. We also lease homes to residents, and through our wholly-owned taxable REIT subsidiary, UMH Sales and Finance, Inc. (“S&F”), sell and finance the sale of homes to residents and prospective residents of our communities. During 2010, we added seven manufactured home communities, encompassing over 1,200 sites, to our portfolio.

A manufactured home community is designed to accommodate detached, single-family manufactured homes. These manufactured homes are produced off-site by manufacturers and installed on sites within the community. These homes are often improved with the addition of features constructed on site, including garages, screened rooms and carports. Manufactured homes are available in a variety of designs and floor plans, offering many amenities and custom options. Manufactured homes, once located, are not generally transported to another site; typically, a manufactured home remains on site and is sold by its owner to a subsequent occupant. This transaction is commonly handled through a broker or by the owner in the same manner that a more traditional single-family residence is sold. Each owner of a manufactured home leases the site on which the home is located from us.

Manufactured homes are accepted by the public as a viable and economically attractive alternative to common site-built single-family housing. The affordability of the modern manufactured home makes it a very attractive housing alternative. Depending on the region of the country, construction cost per square foot for a new manufactured home averages anywhere from 10 to 45 percent less than a comparable site-built home, excluding the cost of land. This is due to a number of factors, including volume purchase discounts and inventory control of construction materials and control of all aspects of the construction process, which is generally a more efficient and stream-lined process as compared to a site-built home.

Modern residential land lease communities are similar to typical residential subdivisions containing central entrances, paved well-lit streets, curbs and gutters. The size of a modern manufactured home community is limited, as are other residential communities, by factors such as geography, topography, and funds available for development. Generally, modern manufactured home communities contain buildings for recreation, green areas, and other common area facilities, which, as distinguished from resident owned manufactured homes, are the property of the community owner. In addition to such general improvements, certain manufactured home communities include recreational improvements such as swimming pools, tennis courts and playgrounds. Municipal water and sewer services are available to some manufactured home communities, while other communities supply these facilities on site. Therefore, the owner of a home in our communities leases from us not only the site on which the home is located, but also the physical community framework, and acquires the right to utilize the community common areas and amenities.

Typically, the leases are on a month-to-month or year-to-year basis, renewable upon the consent of both parties. The community manager interviews prospective residents, collects lease and finance payments, ensures compliance with community regulations, maintains public areas and community facilities and is responsible for the overall appearance of the community. The manufactured home community, once fully occupied, tends to achieve a stable rate of occupancy. The cost and effort in moving a home once it is located in a community encourages the owner of the manufactured home to resell the manufactured home rather than to remove it from the community. This ability to produce relatively predictable income, together with the location of the community, its condition and its appearance, are factors in the long-term appreciation of the community.

Inherent in the operation of a manufactured home community is the development, redevelopment, and expansion of our communities. Effective April 1, 2001, we began to sell and finance the sale of manufactured homes in our communities through S&F. S&F was established to enhance the value of our communities by providing another source of funding for home sales, and to generate an additional stream of revenue from the manufactured housing business. The home sales business is operated as it is with traditional homebuilders with sales centers, model homes, an inventory of completed homes and the ability to supply custom designed homes based upon the requirements of the new homeowners. We previously operated as part of a group of three public companies (all REITs) which included Monmouth Real Estate Investment Corporation (“MREIC”) and Monmouth Capital Corporation (“MCC”, and together with MREIC, the “affiliated companies”). On July 31, 2007, MREIC and MCC completed a strategic combination whereby a wholly-owned subsidiary of MREIC merged with and into MCC, and MCC survived as a wholly-owned subsidiary of MREIC. We continue to operate in conjunction with MREIC. MREIC invests primarily in long-term net-leased industrial properties to investment grade tenants. Prior to the merger of MREIC and MCC, some general and administrative expenses were allocated among the three affiliated companies based on use or services provided. Allocations of salaries and benefits were made among the affiliated companies based on the amount of the employees’ time dedicated to each affiliated company. Subsequent to the merger, shared expenses are allocated between us and MREIC. We currently have approximately 100 employees.

Our executive offices are located at Juniper Business Plaza, Suite 3-C, 3499 Route 9 North, Freehold, New Jersey 07728, and our telephone number is (732) 577-9997. Our website is located at www.umh.com. Information contained on our website is not a part of this prospectus.

Recent Developments

Pending Acquisition

On April 15, 2011, we entered into a definitive agreement to acquire three manufactured home communities located in the vicinity of Nashville, Tennessee. These three all-age family communities total 680 sites situated on approximately 209 acres. The average occupancy for these communities is approximately 73%. The aggregate consideration to be paid in this transaction is approximately $13.3 million. We have been positioning ourselves for future growth and will continue to seek opportunistic investments.

Memphis Mobile City Flooding

We own two manufactured home communities in Memphis, Tennessee. The larger of these communities, consisting of 429 sites on Raleigh-Millington Road, as of May 16, 2011, has not flooded, nor do we anticipate any flood damage at this site. The second community, known as Memphis Mobile City, is a 157-site community located on the east side of Route 51. The record Mississippi River flooding experienced in early May 2011 resulted in flooding of vast sections of Memphis, including Memphis Mobile City. All residents of the community were evacuated. The 2011 flooding in Memphis will require re-evaluation of many real properties in the Memphis area to determine their habitability. While, at this time, we anticipate re-opening Memphis Mobile City, we have not yet reached any final decision as to the future of this community. The net amount after depreciation at which Memphis Mobile City was carried on our books at December 31, 2010 was approximately $1 million.

In 2010, a rainstorm bringing 13 inches of rain in a two-hour period caused flooding at Memphis Mobile City. All homes owned by us were fully restored as were the homes of all residents who elected to make repairs. On May 9, 2011, we were notified that a lawsuit had been filed in the United States District Court for the Western District of Tennessee on behalf of a purported class of all individuals of Mexican national origin who are current or former residents of Memphis Mobile City. The complaint alleges various claims based on federal and state discrimination and consumer protection laws, seeking monetary damages and injunctive relief. We believe the action to be without merit and plan to defend it vigorously.

The Offering

The following is a brief summary of some of the terms of this offering. For a more complete description of the terms of our Series A Preferred Stock see “Description of Series A Preferred Stock” in this prospectus supplement and “Description of our Capital Stock” beginning on page 14 of the accompanying prospectus.

Issuer	UMH Properties, Inc., a Maryland corporation.

Securities Offered	1,200,000 shares of 8.25% Series A Cumulative Redeemable Preferred Stock.

Dividend Rate and Payment Dates
Dividends on the offered shares are cumulative and are payable quarterly in arrears on the 15th day of March, June, September and December of each year, or, if not a business day, the next succeeding business day, to all holders of record on the applicable record date, when and as authorized by our board of directors and declared by us. Holders of the Series A Preferred Stock will be entitled to receive cumulative dividends in the amount of $2.0625 per share each year, which is equivalent to the rate of  8.25% of the $25.00 liquidation preference per share, commencing September 15, 2011. Dividends on the Series A Preferred Stock will continue to accrue even if any of our agreements prohibit the current payment of dividends, we do not have earnings or funds legally available to pay the dividends or we do not declare the dividends. See “Description of Series A Preferred Stock—Dividends” on page S-18 of this prospectus supplement.

Liquidation Preference
The liquidation preference of each share of Series A Preferred Stock is $25.00. Upon our liquidation, dissolution or winding up holders of Series A Preferred Stock will be entitled to receive the liquidation preference with respect to their Series A Preferred Stock plus an amount equal to any accrued but unpaid dividends (whether or not declared) to, but not including, the date of payment with respect to such shares. See “Description of Series A Preferred Stock—Liquidation Preference” on page S-19 of this prospectus supplement.

Optional Redemption
The Series A Preferred Stock is not redeemable prior to May 26, 2016, except pursuant to provisions relating to preservation of our qualification as a REIT and as described under the caption “Special Optional Redemption” below. On and after May 26, 2016, the Series A Preferred Stock will be redeemable at our option for cash, in whole or, from time to time, in part, at a price per share equal to $25.00, plus all accrued and unpaid dividends (whether or not declared), if any, to, but not including, the redemption date, on each share of Series A Preferred Stock to be redeemed.

Special Optional Redemption
During any period of time (whether before or after May 26, 2016) that both (i) the Series A Preferred Stock is not listed on the NYSE, the NYSE Amex or the NASDAQ or listed or quoted on an exchange or quotation system that is a successor to the NYSE, NYSE Amex or NASDAQ and (ii) we are not subject to the reporting requirements of the Exchange Act, but any Series A Preferred Stock is outstanding, which we refer to as a “Delisting Event”, we will have the option, subject to certain conditions, to redeem the outstanding Series A Preferred Stock, in whole but not in part, within 90 days after the Delisting Event, for a redemption price of $25.00 per share, plus all dividends accrued and unpaid (whether or not declared), if any, to, but not including, the redemption date.

Upon the occurrence of a Change of Control (as defined in “Description of the Series A Preferred Stock —Special Optional Redemption”), we may, at our option, subject to certain conditions, redeem the Series A Preferred Stock, in whole but not in part and within 120 days after the first date on which such Change of Control occurred, by paying $25.00 per share, plus any accrued and unpaid dividends to, but not including, the date of redemption.

If, prior to the Delisting Event Conversion Date or Change of Control Conversion Date (each as defined below), as applicable, we exercise our redemption right (whether our optional redemption right or our special optional redemption rights), you will not have the conversion right described below.

Conversion Right
Upon the occurrence of a Delisting Event or a Change of Control, as applicable, each holder of Series A Preferred Stock will have the right (unless, prior to the Delisting Event Conversion Date or Change of Control Conversion Date, as applicable, we provide notice of our election to redeem the Series A Preferred Stock) to convert all or part of the shares of Series A Preferred Stock held by such holder on the Delisting Event Conversion Date or Change of Control Conversion Date, as applicable, into a number of shares of our common stock per share of Series A Preferred Stock to be converted equal to the lesser of: (a) the quotient obtained by dividing (i) the sum of the $25.00 liquidation preference plus the amount of any accrued and unpaid dividends to, but not including, the Delisting Event Conversion Date or Change of Control Conversion Date, as applicable, (unless the Delisting Event Conversion Date or Change of Control Conversion Date, as applicable, is after a record date for a Series A Preferred Stock declared dividend payment and prior to the corresponding Series A Preferred Stock dividend payment date, in which case no additional amount for such accrued and unpaid dividend to be paid on such dividend payment date will be included in this sum) by (ii) the Common Share Price (as defined below) and (b) 4.9020, or the Share Cap, subject to certain adjustments and subject, in each case, to provisions for the receipt of alternative consideration, as described in this prospectus supplement.

The Share Cap is subject to pro rata adjustments for any Share Splits (as defined below) with respect to shares of our common stock as follows: the adjusted Share Cap as the result of a Share Split will be the number of shares of our common stock that is equivalent to the product of (i) the Share Cap in effect immediately prior to such Share Split multiplied by (ii) a fraction, the numerator of which is the number of shares of our common stock outstanding after giving effect to such Share Split and the denominator of which is the number of shares of our common stock outstanding immediately prior to such Share Split.

If we provide a redemption notice prior to the Delisting Event Conversion Date or the Change of Control Conversion Date, as applicable, whether pursuant to our special optional redemption right in connection with a Delisting Event or a Change of Control, as applicable, or our optional redemption right, holders of Series A Preferred Stock will not have any right to convert the Series A Preferred Stock in connection with the Delisting Event Conversion Right or the Change of Control Conversion Right (each as defined below), as applicable, and any Series A Preferred Stock subsequently selected for redemption that have been tendered for conversion will be redeemed on the related date of redemption instead of converted on the Delisting Event Conversion Date or the Change of Control Conversion Date, as applicable.

For definitions of “Change of Control Conversion Date,” “Change of Control Conversion Right,” “Common Share Price,” “Delisting Event Conversion Date,” “Delisting Event Conversion Right” and “Share Split” and for a description of the adjustments and provisions for the receipt of alternative consideration that may be applicable to the Delisting Event Conversion Right or Change of Control Conversion Right, as applicable, see “Description of the Series A Preferred Stock —Conversion Rights.”

Except as provided above in connection with a Delisting Event or a Change of Control, the Series A Preferred Stock is not convertible into or exchangeable for any other securities or property.

Notwithstanding any other provision of our Series A Preferred Stock, no holder of our Series A Preferred Stock will be entitled to convert such Series A Preferred Stock into shares of our common stock to the extent that receipt of such shares of common stock would cause such holder (or any other person) to exceed the restrictions on ownership and transfer of our stock contained in our charter. See “Description of Our Capital Stock— Restrictions on Ownership and Transfer” in the accompanying prospectus.

No Maturity, Sinking Fund or Mandatory Redemption
The Series A Preferred Stock has no maturity date and we are not required to redeem the Series A Preferred Stock at any time. Accordingly, the Series A Preferred Stock will remain outstanding indefinitely, unless we decide, at our option, to exercise our redemption right or, under circumstances where the holders of the Series A Preferred Stock have a conversion right, such holders decide to convert the Series A Preferred Stock. The Series A Preferred Stock is not subject to any sinking fund.

Restrictions on Ownership and Transfer
For us to qualify as a REIT under the Internal Revenue Code of 1986, as amended, or the Code, not more than 50% in value of our outstanding shares of capital stock may be owned, directly or indirectly, by five or fewer individuals, as defined in the Code. In order to assist us in meeting these requirements, no person may own, or be deemed to own by virtue of the attribution rules of the

Code more than 9.8% in value or in number of shares of our outstanding stock (other than shares of our excess stock), subject to certain exceptions. In addition, no person may own, or be deemed to own, shares of our stock (other than shares of our excess stock) that would result in shares of our stock being owned by fewer than 100 persons, us being “closely held” within the meaning of Section 856 of the Code or us otherwise failing to qualify as a REIT under the Code. See “Description of Capital Stock—Restrictions on Ownership and Transfer” in the accompanying prospectus.

Ranking
The Series A Preferred Stock ranks, as to dividend rights and rights upon our liquidation, dissolution or winding up, senior to our common stock and equal to any equity securities that we may issue in the future, the terms of which specifically provide that such equity securities rank equal to the Series A Preferred Stock. The terms of the Series A Preferred Stock do not limit our ability to (i) incur indebtedness or (ii) issue additional equity securities that are equal in rank with the Series A Preferred Stock.

Further Issuances
We may create and issue additional shares of Series A Preferred Stock ranking equally and ratably with the Series A Preferred Stock offered by this prospectus supplement in all respects, so that such additional shares of Series A Preferred Stock will form a single series with the Series A Preferred Stock offered by this prospectus supplement and will have the same terms.

Voting Rights
Holders of the Series A Preferred Stock have only the limited voting rights described below. If dividends on any outstanding shares of Series A Preferred Stock have not been paid for six or more quarterly periods (whether or not declared or consecutive), holders of the Series A Preferred Stock (voting separately as a class with any other series of preferred stock ranking equal to the Series A Preferred Stock as to dividends and upon liquidation and upon which like voting rights have been conferred and are exercisable) will be entitled to vote in the election of two additional directors until all accrued and unpaid dividends on the Series A Preferred Stock have been fully paid or declared and set apart for payment. In addition, we may not authorize or issue any class or series of equity securities ranking senior to the Series A Preferred Stock as to dividends or distributions upon liquidation (including securities convertible into or exchangeable for any such senior securities) or amend our charter (whether by merger, consolidation or otherwise) to materially and adversely change the terms of the Series A Preferred Stock without the affirmative vote of at least two-thirds of the votes entitled to be cast by holders of outstanding shares of Series A Preferred Stock, voting together as a single class with the holders of all other similarly-affected series of preferred stock ranking equal to the Series A Preferred Stock as to dividends and upon liquidation and upon which like voting rights have been conferred. Holders of the Series A Preferred Stock will not have any voting rights in connection with any amendment, alteration or repeal or other change to any provision of our charter, including the articles supplementary setting forth the terms of the Series A Preferred Stock, as a result of a merger, consolidation, transfer or conveyance of all or substantially all of our assets or other business combination, if the Series A Preferred Stock (or stock into which the Series A Preferred Stock has been converted in any successor person or entity to us) remain outstanding with the terms thereof unchanged in all material respects or are exchanged for stock of the successor person or entity with substantially identical rights, taking into account that, upon the occurrence of an event described in this sentence, we may not be the surviving entity. Furthermore, if the holders of the Series A Preferred Stock receive the greater of the full trading price of the Series A Preferred Stock on the last date prior to the first public announcement of an event described in the preceding sentence or the $25.00 liquidation preference per share of Series A Preferred Stock, plus accrued and unpaid dividends to, but not including, the date of such event, pursuant to the occurrence of any of the events described in the preceding sentence, then such holders will not have any voting rights with respect to the events described in the preceding sentence. See “Description of Series A Preferred Stock—Voting Rights” beginning on page S-25 of this prospectus supplement.

Information Rights
During any period in which we are not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act and any shares of Series A Preferred Stock are outstanding, we will (i) transmit by mail or other permissible means under the Exchange Act to all holders of Series A Preferred Stock as their names and addresses appear in our record books and without cost to such holders, copies of the Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K that we would have been required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act if we were subject thereto (other than any exhibits that would have been required) within 15 days after the respective dates by which we would have been required to filed such reports with the SEC if we were subject to Section 13 or 15(d) of the Exchange Act and (ii) within 15 days following written request, supply copies of such reports to any prospective holder of the Series A Preferred Stock.

Listing
We have filed an application to list the Series A Preferred Stock on the NYSE Amex under the symbol “UMH PRA,” and will use our reasonable best efforts to have such listing effective within 30 days after the date of this prospectus supplement.

Form	The Series A Preferred Stock will be issued and maintained in book-entry form registered in the name of the nominee of The Depository Trust Company, except under limited circumstances.

Use of Proceeds
We estimate that the net proceeds to us from this offering will be approximately $28.8 million, after deducting the underwriting discount and other estimated offering expenses payable by us. We intend to use the proceeds of this offering to purchase additional properties in the ordinary course of our business and for general corporate purposes, including possible repayment of indebtedness. See “Use of Proceeds” beginning on page S-15 of this prospectus supplement.

Risk Factors
You should read carefully the “Risk Factors” beginning on page S-11 of this prospectus supplement, page 2 of the accompanying prospectus and page 6 of our Annual Report on Form 10-K for the year ended December 31, 2010, for certain considerations relevant to investing in the Series A Preferred Stock.

RISK FACTORS

You should carefully consider the risks described below and those included in the accompanying prospectus, as well as the risks described in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, before making a decision to invest in the Series A Preferred Stock. These risks are not the only ones faced by us. The trading price of the Series A Preferred Stock could decline due to any of these risks, and you may lose all or part of your investment. This prospectus supplement and the accompanying prospectus and the documents incorporated herein and therein by reference also contain forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below, on page 2 of the accompanying prospectus and in the documents incorporated herein by reference, particularly our Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

Risks Relating to This Offering

There is no established trading market for our Series A Preferred Stock. Listing on the NYSE Amex does not guarantee an active and liquid market for our Series A Preferred Stock, and the market price and trading volume of the Series A Preferred Stock may fluctuate significantly.

The Series A Preferred Stock are a new issue of securities with no trading market. We have filed an application to list the Series A Preferred Stock on the NYSE Amex. However, even if the Series A Preferred Stock is approved for listing on the NYSE Amex, an active and liquid trading market to sell the Series A Preferred Stock may not develop after the issuance of the Series A Preferred Stock offered hereby or, even if it develops, may not be sustained. Since the Series A Preferred Stock has no maturity date, investors seeking liquidity may be limited to selling their shares of Series A Preferred Stock in the secondary market. If an active trading market is not developed, the market price and liquidity of the Series A Preferred Stock may be adversely affected. Even if an active public market does develop, we cannot guarantee that the market price for the Series A Preferred Stock will equal or exceed the price you pay for your shares.

The market determines the trading price for the Series A Preferred Stock and may be influenced by many factors, including:

•	prevailing interest rates;

•	the market for similar securities;

•	our history of paying dividends on the Series A Preferred Stock;

•	additional issuances of other series of classes of preferred stock;

•	investors’ perception of us;

•	general economic and market conditions;

•	our financial condition, results of operations and prospects; and

•
the matters discussed in the prospectus, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus under the captions “Risk Factors” and “Forward-Looking Statements.”

Because the shares of Series A Preferred Stock carry a fixed dividend rate, their value in the secondary market will be influenced by changes in interest rates and will tend to move inversely to such changes. In particular, an increase in market interest rates may result in higher yields on other financial instruments and may lead purchasers of Series A Preferred Stock to demand a higher yield on the price paid for the Series A Preferred Stock, which could adversely affect the market price of the Series A Preferred Stock.

Our ability to pay dividends is limited by the requirements of Maryland law.

Our ability to pay dividends on the Series A Preferred Stock is limited by the laws of Maryland. Under Maryland General Corporation Law, a Maryland corporation generally may not make a distribution if, after giving effect to the distribution, the corporation would not be able to pay its debts as the debts become due in the usual course of business, or the corporation’s total assets would be less than the sum of its total liabilities plus, unless the corporation’s charter provides otherwise, the amount that would be needed, if the corporation were dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of stockholders whose preferential rights are superior to those receiving the distribution. Accordingly, we may not be able to make a distribution on the Series A Preferred Stock if, after giving effect to the distribution, we would not be able to pay our debts as they become due in the usual course of business or our total assets would be less than the sum of our total liabilities plus the amount that would be needed to satisfy the preferential rights upon dissolution of the holders of any outstanding shares of preferred stock, with preferences senior to those of the Series A Preferred Stock.

Our Series A Preferred Stock has not been rated and is junior to our existing and future debt, and your interest could be diluted by the issuance of additional parity preferred securities and by other transactions.

Our Series A Preferred Stock has not been rated by any nationally recognized statistical rating organization, which may negatively affect its market value and your ability to sell it. It is possible that one or more rating agencies might independently determine to issue such a rating or that such a rating, if issued, could adversely affect the market price of our Series A Preferred Stock. In addition, we may elect in the future to obtain a rating of our Series A Preferred Stock, which could adversely impact its market price. Ratings only reflect the views of the rating agency or agencies issuing the ratings and they could be revised downward or withdrawn entirely at the discretion of the issuing rating agency if in its judgment circumstances so warrant. Any such downward revision or withdrawal of a rating could have an adverse effect on the market price of our Series A Preferred Stock.

The payment of amounts due on the Series A Preferred Stock will be junior to all of our existing and future debt. We may also issue additional shares of Series A Preferred Stock or additional shares of preferred stock in the future which are on a parity with (or, upon the affirmative vote or consent of the holders of two-thirds of the outstanding shares of Series A Preferred Stock, senior to) the Series A Preferred Stock with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up.

As a holder of Series A Preferred Stock, you have extremely limited voting rights.

Your voting rights as a holder of Series A Preferred Stock will be limited. Our common stock is the only class carrying full voting rights. Voting rights for holders of Series A Preferred Stock exist only with respect to amendments to our charter (whether by merger, consolidation or otherwise) that materially and adversely affect the terms of the Series A Preferred Stock, the authorization or issuance of classes or series of equity securities that are senior to the Series A Preferred Stock and, if we fail to pay dividends on the Series A Preferred Stock for six or more quarterly periods (whether or not consecutive), the election of directors. You would not, however, have any voting rights if we amend, alter or repeal the provisions of our charter or the terms of the Series A Preferred Stock in connection with a merger, consolidation, transfer or conveyance of all or substantially all of our assets or otherwise, so long as the Series A Preferred Stock remains outstanding and its terms remain materially unchanged or you receive stock of the successor entity with substantially identical rights, taking into account that, upon the occurrence of an event described in this sentence, we may not be the surviving entity. Furthermore, if you receive the greater of the full trading price of the Series A Preferred Stock on the last date prior to the first public announcement of an event described in the preceding sentence or the $25.00 liquidation preference per share of Series A Preferred Stock, plus accrued and unpaid dividends to, but not including, the date of such event, pursuant to the occurrence of any of the events described in the preceding sentence, then you will not have any voting rights with respect to the events described in the preceding sentence.

The change of control conversion feature may not adequately compensate you upon a Change of Control, and the change of control conversion and redemption features of the Series A Preferred Stock may make it more difficult for a party to take over our company or discourage a party from taking over our company.

Upon a Change of Control, holders of our Series A Preferred Stock will have the right (subject to our special optional redemption right) to convert all or part of their Series A Preferred Stock into shares of our common stock (or equivalent value of alternative consideration) and under these circumstances we will also have a special optional redemption right to redeem the Series A Preferred Stock. See “Description of the Series A Preferred Stock —Special Optional Redemption” and “—Conversion Rights.” Upon such a conversion, holders will be limited to a maximum number of shares equal to the Share Cap. If the Common Share Price is less than $5.10 (which is approximately 50% of the per-share closing sale price of our common stock on May 19, 2011), subject to adjustment, holders will receive a maximum of 4.902 shares of our common stock per share of Series A Preferred Stock, which may result in a holder receiving value that is less than the liquidation preference of the Series A Preferred Stock. In addition, those features of our Series A Preferred Stock may have the effect of inhibiting a third party from making an acquisition proposal for our company or of delaying, deferring or preventing a change in control of our company under circumstances that otherwise could provide the holders of shares of our common stock and Series A Preferred Stock with the opportunity to realize a premium over the then current market price or that holders may otherwise believe is in their best interests.

We may incur additional indebtedness, which may harm our financial position and cash flow and potentially impact our ability to pay dividends on the Series A Preferred Stock.

Our governing documents do not limit us from incurring additional indebtedness and other liabilities. As of March 31, 2011, we and our subsidiaries had approximately $116 million of indebtedness, $113 million of which was secured. We may incur additional indebtedness and become more highly leveraged, which could harm our financial position and potentially limit our cash available to pay dividends. As a result, we may not have sufficient funds remaining to pay dividends on our Series A Preferred Stock.

We cannot assure you that we will be able to pay dividends regularly.

Our ability to pay dividends in the future is dependent on our ability to operate profitably and to generate cash from our operations and the operations of our subsidiaries. We cannot guarantee that we will be able to pay dividends on a regular quarterly basis in the future.

Our ability to issue preferred stock in the future could adversely affect the rights of holders of our preferred shares.

Our charter permits our board of directors to increase the number of authorized shares of capital stock without the approval of holders of our common stock or Series A Preferred Stock. In addition, our charter authorizes us to reclassify any or all of the unissued shares of our authorized shares of common stock as shares of preferred stock in one or more series on terms determined by our board of directors. Any authorized and unissued shares of common stock could be reclassified into additional shares of Series A Preferred Stock or into a series of preferred stock on parity with the Series A Preferred Stock by our board of directors, without the approval of holders of our common stock or Series A Preferred Stock. Our future issuance of any series of preferred stock could effectively diminish our ability to pay dividends or other distributions, including the amount of distributions upon our liquidation, dissolution or winding up, to holders of our then-outstanding Series A Preferred Stock.

If our leases are not respected as true leases for federal income tax purposes, we would fail to qualify as a REIT.

To qualify as a REIT, we must, among other things, satisfy two gross income tests, under which specified percentages of our gross income must be passive income, such as rent. For the rent paid pursuant to our leases, to qualify for purposes of the gross income tests, the leases must be respected as true leases for federal income tax purposes and not be treated as service contracts, joint ventures or some other type of arrangement. We believe that our leases will be respected as true leases for federal income tax purposes. However, there can be no assurance that the Internal Revenue Service (“IRS”) will agree with this view. If the leases are not respected as true leases for federal income tax purposes, we would not be able to satisfy either of the two gross income tests applicable to REITs, and we could lose our REIT status.

Failure to make required distributions would subject us to additional tax.

In order to qualify as a REIT, we must, among other requirements, distribute, each year, to our stockholders (including holders of Series A Preferred Stock) at least 90% of our taxable income, excluding net capital gains. To the extent that we satisfy the 90% distribution requirement, but distribute less than 100% of our taxable income, we will be subject to federal corporate income tax on our undistributed income. In addition, we will incur a 4% nondeductible excise tax on the amount, if any, by which our distributions (or deemed distributions) in any year are less than the sum of:

•	85% of our ordinary income for that year;

•	95% of our capital gain net earnings for that year; and

•	100% of our undistributed taxable income from prior years.

To the extent we pay out in excess of 100% of our taxable income for any tax year, we may be able to carry forward such excess to subsequent years to reduce our required distributions for purposes of the 4% excise tax in such subsequent years. We intend to pay out our income to our stockholders in a manner intended to satisfy the distribution requirement. Differences in timing between the recognition of income and the related cash receipts or the effect of required debt amortization payments could require us to borrow money or sell assets to pay out enough of our taxable income to satisfy the distribution requirement and to avoid corporate income tax.

We may not have sufficient cash available from operations to pay distributions, and, therefore, distributions may be made from borrowings.

The actual amount and timing of distributions will be determined by our board of directors in its discretion and typically will depend on the amount of cash available for distribution, which will depend on items such as current and projected cash requirements and tax considerations. As a result, we may not have sufficient cash available from operations to pay distributions as required to maintain our status as a REIT. Therefore, we may need to borrow funds to make sufficient cash distributions in order to maintain our status as a REIT, which may cause us to incur additional interest expense as a result of an increase in borrowed funds for the purpose of paying distributions.

We may be required to pay a penalty tax upon the sale of a property.

The federal income tax provisions applicable to REITs provide that any gain realized by a REIT on the sale of property held as inventory or other property held primarily for sale to customers in the ordinary course of business is treated as income from a “prohibited transaction” that is subject to a 100% penalty tax. Under current law, unless a sale of real property qualifies for a safe harbor, the question of whether the sale of real estate or other property constitutes the sale of property held primarily for sale to customers is generally a question of the facts and circumstances regarding a particular transaction. We intend that we and our subsidiaries will hold the interests in the real estate for investment with a view to long-term appreciation, engage in the business of acquiring and owning real estate, and make occasional sales as are consistent with our investment objectives. We do not intend to engage in prohibited transactions. We cannot assure you, however, that we will only make sales that satisfy the requirements of the safe harbors or that the IRS will not successfully assert that one or more of such sales are prohibited transactions.

USE OF PROCEEDS

We estimate the net proceeds from the sale of all the Series A Preferred Stock offered hereby will be approximately $28.8 million, after deducting the underwriting discount and other estimated expenses of approximately $225,000. We intend to use the net proceeds to purchase additional properties in the ordinary course of our business and for general corporate purposes, including the possible repayment of indebtedness. Until we use the net proceeds from this offering, they may be deposited in interest bearing cash accounts or invested in short-term securities, including securities that may not be investment grade.

RATIO OF EARNINGS TO COMBINED FIXED CHARGES
AND PREFERRED STOCK DIVIDENDS

The following table sets forth our consolidated ratio of earnings to combined fixed charges and preferred stock dividends for the three months ended March 31, 2011, and for each of the last five fiscal years.

	Three Months Ended March 31,	Year Ended December 31,
	2011	2010	2009	2008	2007	2006

Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends	2.31	2.14	1.70	1.24	1.58	2.58

For the purpose of computing these ratios, earnings have been calculated by adding pre-tax income from continuing operations, fixed charges and amortization of capitalized interest; and subtracting from the total of those items capitalized interest; preference security dividend requirements of consolidated subsidiaries; and the noncontrolling interest in pre-tax income of subsidiaries that have not incurred fixed charges. Fixed charges consist of the sum of interest costs, whether expensed or capitalized, the estimated interest component of rental expenses, amortized premiums, discounts and capitalized expenses related to indebtedness, and preference security dividend requirements of consolidated subsidiaries. Preferred stock dividends are the amount of pre-tax earnings that are required to pay the dividends on outstanding preferred securities. Prior to this offering, we have not had any preferred securities outstanding and, therefore, we have not paid any dividends on preferred securities.

DESCRIPTION OF SERIES A PREFERRED STOCK

The following is a summary of the material terms and provisions of the Series A Preferred Stock. This summary is in all respects subject to, and qualified in their entirety by, reference to the applicable provisions of our charter, including the articles supplementary relating to the Series A Preferred Stock which will be filed as an exhibit to a Current Report on Form 8-K in connection with this offering, and our bylaws, each of which is available from us as described under “Where You Can Find More Information” of this prospectus supplement and is incorporated by reference in this prospectus supplement. This description of the specific terms of the Series A Preferred Stock supplements the description of the general terms and provisions of our preferred stock set forth in the accompanying prospectus under “Description of Capital Stock—Description of Preferred Stock.”

As used in this section, the terms “we,” “us” and “our” refer to UMH Properties, Inc. and not to any of its subsidiaries.

General

As of May 17, 2011, our authorized capital stock consisted of 23,000,000 shares, classified as 20,000,000 shares of common stock, par value $0.10 per share and 3,000,000 shares of excess stock, par value $0.10 per share.

Our board of directors has the power under our charter to classify and reclassify any unissued shares of common stock or excess stock into one or more classes or series of preferred stock, set the terms of each such class or series and authorize us to issue the newly classified or reclassified shares. Each such class or series of preferred stock will have such designations, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption as shall be determined by our board of directors. Our charter also permits our board of directors to increase the number of authorized shares of common stock without the approval of holders of our common stock or Series A Preferred Stock. See “Description of Preferred Stock” in the accompanying prospectus.

Before the completion of this offering, our board of directors will approve an amendment to our charter to increase our authorized capital stock by 9,380,000 shares of common stock in order to provide for the potential conversion of the Series A Preferred Stock into common stock upon the occurrence of a Delisting Event or a Change of Control and will reclassify and designate 1,380,000 shares of our common stock as Series A Preferred Stock. Before we issue any of the Series A Preferred Stock, we will file with the Maryland State Department of Assessments and Taxation articles of amendment to give effect to this increase in our authorized capital stock and articles supplementary reflecting this reclassification of common stock as Series A Preferred Stock and the terms of the Series A Preferred Stock. After giving effect to this amendment and these articles supplementary, the authorized capital stock of the Company will be 32,380,000 shares, classified as 28,000,000 shares of common stock, par value $0.10 per share, 1,380,000 shares of Series A Preferred Stock, par value $0.10 per share, and 3,000,000 shares of excess stock, par value $0.10 per share.

The registrar, transfer agent and distributions disbursing agent for the Series A Preferred Stock and our common stock is American Stock Transfer & Trust Company.

Ranking

The Series A Preferred Stock, as to dividend rights and rights upon our liquidation, dissolution or winding-up, will rank:

•
senior to all classes or series of our common stock and to all other equity securities ranking junior to the Series A Preferred Stock with respect to dividend rights and rights upon our liquidation, dissolution or winding up;

•	equal to any class or series of equity securities ranking equal to the Series A Preferred Stock with respect to dividend rights or rights upon our liquidation, dissolution or winding up; and

•	junior to any class or series of equity securities ranking senior to the Series A Preferred Stock with respect to dividend rights or rights upon our liquidation, dissolution or winding up.

The term “equity securities” does not include convertible debt securities, which will rank senior to the Series A Preferred Stock prior to conversion. In addition, the Series A Preferred Stock ranks junior to our indebtedness and the indebtedness of our subsidiaries.

Dividends

Holders of the Series A Preferred Stock will be entitled to receive, when and as authorized by our board of directors and declared by us, out of funds legally available for the payment of dividends, cumulative cash dividends in the amount of $2.0625 per share each year, which is equivalent to the rate of 8.25% of the $25.00 liquidation preference per share per annum. Commencing September 15, 2011, dividends are payable quarterly in arrears for the related Dividend Period on the 15th day of March, June, September and December of each year or, if not a business day, the next succeeding business day, to all holders of record on the applicable record date. We refer to each such date as a “Dividend Payment Date,” and each “Dividend Period” means the respective period commencing on and including March 1, June 1, September 1 and December 1 of each year and ending on and including the day preceding the first day of the next succeeding Dividend Period (other than the initial Dividend Period, which shall commence on the original issuance date of the Series A Preferred Stock and end on and include August 31, 2011).

Any dividend, including any dividend payable on the Series A Preferred Stock for any partial dividend period, will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends are payable to holders of record of Series A Preferred Stock as they appear in the transfer agent’s records at the close of business on the applicable record date, which will be the date that our board of directors designates as the record date for the payment of a dividend that is not more than 30 nor fewer than 10 days prior to the Dividend Payment Date, which date we refer to as a “Dividend Payment Record Date”.

Our board of directors will not authorize, pay or set apart for payment by us any dividend on the Series A Preferred Stock at any time that:

•	the terms and conditions of any of our agreements, including any agreement relating to our indebtedness, prohibits such authorization, payment or setting apart for payment;

•
the terms and conditions of any of our agreements, including any agreement relating to our indebtedness, provides that such authorization, payment or setting apart for payment would constitute a breach of, or a default under, such agreement; or

•	the law restricts or prohibits the authorization, payment or setting apart for payment.

Notwithstanding the foregoing, dividends on the Series A Preferred Stock will accrue whether or not:

•	any of the agreements or laws referred to above are applicable;

•	we have earnings;

•	there are funds legally available for the payment of the dividends; or

•	the dividends are declared by us.

Accrued but unpaid dividends on the Series A Preferred Stock will not bear additional interest.

We will not declare or pay or set aside for payment any dividends (other than a dividend paid in common stock or other shares ranking junior to the Series A Preferred Stock as to dividends and upon liquidation) or declare or make any distribution of cash or other property on common stock or other shares that rank junior or equal to the Series A Preferred Stock or redeem or otherwise acquire common stock or other shares that rank junior or equal to the Series A Preferred Stock (except by conversion into or exchange for common stock or other shares ranking junior to the Series A Preferred Stock as to dividends and upon liquidation and except for the redemption of shares of our stock pursuant to the provisions of our charter relating to the restrictions upon ownership and transfer of our equity securities), unless we also have declared and either paid or set aside for payment full cumulative dividends on the Series A Preferred Stock for all past dividend periods.

If we do not declare and either pay or set aside for payment full cumulative dividends on the Series A Preferred Stock and all shares that rank equal, as to dividends, to the Series A Preferred Stock, the amount which we have declared will be allocated pro rata to the holders of Series A Preferred Stock and to each such series of stock, so that the amount declared for each share of Series A Preferred Stock and for each share of each such series is proportionate to the accrued and unpaid dividends on those shares. Any dividend payment made on the Series A Preferred Stock will first be credited against the earliest accrued but unpaid dividend due with respect to such shares which remains payable.

If, for any taxable year, we elect to designate as “capital gain dividends” (as defined in Section 857 of the Code) a portion, which we refer to as the Capital Gains Amount, of the dividends not in excess of our earnings and profits that are paid or made available for the year to the holders of all classes of shares, or the “Total Dividends”, then the portion of the Capital Gains Amount that will be allocable to the holders of Series A Preferred Stock will be the Capital Gains Amount multiplied by a fraction, the numerator of which will be the total dividends (within the meaning of the Code) paid or made available to the holders of Series A Preferred Stock for the year and the denominator of which will be the Total Dividends.

Liquidation Preference

Upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, the holders of Series A Preferred Stock will be entitled to be paid out of our assets legally available for distribution to our stockholders a liquidation preference of $25.00 per share, plus an amount equal to any accrued and unpaid dividends (whether or not declared) to, but not including, the date of payment, before any distribution or payment may be made to holders of common stock or any other class or series of our equity stock ranking, as to liquidation rights, junior to the Series A Preferred Stock. If, upon our voluntary or involuntary liquidation, dissolution or winding up, our available assets are insufficient to pay the full amount of the liquidating distributions on all outstanding shares of Series A Preferred Stock and the corresponding amounts payable on all shares of each other class or series of stock ranking, as to liquidation rights, equal to the Series A Preferred Stock, then the holders of the Series A Preferred Stock and each such other class or series of stock ranking, as to liquidation rights, equal to the Series A Preferred Stock will share ratably in any distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled. Holders of Series A Preferred Stock will be entitled to written notice of any voluntary or involuntary liquidation, dissolution or winding up at least 20 days before the payment date of such liquidating distribution. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series A Preferred Stock will have no right or claim to any of our remaining assets.

In determining whether any distribution (other than upon voluntary or involuntary dissolution) by dividend, redemption or other acquisition of shares of stock of the Company or otherwise is permitted under the Maryland General Corporation Law, amounts that would be needed, if the Company were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of the holders of the Series A Preferred Stock will not be added to the Company’s total liabilities.

Our consolidation or merger with or into any other person or entity or the sale, lease, transfer or conveyance of all or substantially all of our property or business will not be deemed to constitute our liquidation, dissolution or winding up.

Optional Redemption

The Series A Preferred Stock will not be redeemable prior to May 26, 2016, except in the circumstances described in the next paragraph or pursuant to the provisions of our charter relating to restrictions on ownership and transfer of our capital stock for the preservation of our qualification as a REIT for federal income tax purposes and under the circumstances described under “—Special Optional Redemption.”

Notwithstanding any other provision relating to redemption or repurchase of the Series A Preferred Stock, we may redeem any or all of the Series A Preferred Stock at any time, whether before or after May 26, 2016, at a redemption price of $25.00 per share, plus all dividends accrued and unpaid (whether or not declared), if our board of directors determines that such redemption is necessary to preserve our status as a REIT for federal income tax purposes.

On and after May 26, 2016, the Series A Preferred Stock may be redeemed at our option, in whole or in part, from time to time, at a redemption price of $25.00 per share, plus all dividends accrued and unpaid (whether or not declared) on the Series A Preferred Stock to, but not including, the date of such redemption (unless the redemption date is after a record date for a Series A Preferred Stock declared dividend payment and prior to the corresponding Series A Preferred Stock dividend payment date, in which case no additional amount for such accrued and unpaid dividend will be included in the redemption price), without interest, upon the giving of notice, as provided below.

If less than all of the outstanding Series A Preferred Stock is to be redeemed, the shares to be redeemed will be determined pro rata, by lot or in such other equitable manner as prescribed by our board of directors that will not result in a violation of the restrictions on ownership and transfer of our stock contained in our charter. If the redemption is to be by lot, and if as a result of the redemption any holder of Series A Preferred Stock would own, or be deemed by virtue of certain attribution provisions of the Code to own, in excess of 9.8% in value or in number of shares (whichever is more restrictive) of our issued and outstanding equity securities (which includes the Series A Preferred Stock but does not include any shares of excess stock), then, except in certain instances, we will redeem the requisite number of shares of Series A Preferred Stock of that holder such that the holder will not own or be deemed by virtue of certain attribution provisions of the Code to own, subsequent to the redemption, in excess of 9.8% in value or in number of shares (whichever is more restrictive) of our issued and outstanding equity securities.

We will mail to you, if you are a record holder of Series A Preferred Stock, a notice of redemption no less than 30 days nor more than 60 days prior to the redemption date. We will send the notice to your address, as shown on our share transfer books. A failure to give notice of redemption or any defect in the notice or in its mailing will not affect the validity of the redemption of any Series A Preferred Stock except as to the holder to whom notice was defective. Each notice will state the following:

•	the date fixed for redemption thereof, which we refer to as the redemption date;

•	the redemption price;

•	the total number of shares of Series A Preferred Stock to be redeemed (and, if less than all the shares held by any holder are to be redeemed, the number of shares to be redeemed from such holder);

•
the place or places where the shares of Series A Preferred Stock are to be surrendered for payment, together with the certificates, if any, representing such shares (duly endorsed for transfer) and any other documents we require in connection with such redemption; and

•	that dividends on the Series A Preferred Stock will cease to accrue on the redemption date.

A failure to give such notice or any defect in the notice or in its mailing will not affect the validity of the proceedings for redemption of the shares of Series A Preferred Stock except as to the holder to whom notice was defective or not given. The redemption price of the shares of Series A Preferred Stock to be redeemed will then be paid to or on the order of the person whose name appears in our stock ledger as the owner of such shares.

From and after the redemption date (unless we fail to pay or set aside the redemption price):

•	all dividends on the Series A Preferred Stock designated for redemption in the notice will cease to accrue;

•	all rights of the holders of the Series A Preferred Stock designated for redemption, except the right to receive the redemption price, will cease and terminate;

•	the Series A Preferred Stock designated for redemption may not thereafter be transferred except with our consent; and

•	the Series A Preferred Stock designated for redemption will not be deemed to be outstanding for any purpose whatsoever.

Notwithstanding the foregoing, unless full cumulative dividends on all outstanding Series A Preferred Stock have been or contemporaneously are declared and paid in cash or declared and a sum sufficient for the cash payment of the dividends has been set apart for payment for all past dividend periods, no shares of Series A Preferred Stock may be redeemed unless all outstanding shares of Series A Preferred Stock are simultaneously redeemed. Unless full cumulative dividends on all outstanding Series A Preferred Stock have been paid or declared and a sum sufficient for the cash payment of the dividends has been set apart for payment for all past dividend periods, we will not purchase or otherwise acquire directly or indirectly any Series A Preferred Stock (except by exchange for our equity securities ranking as to dividend rights and liquidation preference junior to the Series A Preferred Stock or except pursuant to the provisions of our charter relating to restrictions on ownership and transfer of our stock). So long as no dividends on Series A Preferred Stock for any past dividend period are in arrears, we shall, subject to the foregoing, be entitled at any time and from time to time to repurchase Series A Preferred Stock in open-market transactions duly authorized by our board of directors and effected in compliance with applicable laws. However, these requirements will not prevent our purchase or acquisition of Series A Preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Series A Preferred Stock or our redemption of Series A Preferred Stock pursuant to the provisions of our charter relating to the restrictions on ownership and transfer of our stock.

All shares of the Series A Preferred stock that we redeem or repurchase will be retired and restored to the status of authorized but unissued shares of common stock, without designation as to series or class.

Special Optional Redemption

During any period of time (whether before or after May 26, 2016) that both (i) the Series A Preferred Stock is not listed on the NYSE, the NYSE Amex or the NASDAQ, or listed or quoted on an exchange or quotation system that is a successor to the NYSE, NYSE Amex or NASDAQ and (ii) we are not subject to the reporting requirements of the Exchange Act, but any Series A Preferred Stock is outstanding (together, a “Delisting Event”), we will have the option to redeem the outstanding Series A Preferred Stock, in whole but not in part, within 90 days after the date upon which the Series A Preferred Stock ceases to be listed and we cease to be subject to such reporting requirements, for a redemption price of $25.00 per share, plus all dividends accrued and unpaid (whether or not declared), if any, to, but not including, the redemption date (unless the redemption date is after a record date for a Series A Preferred Stock declared dividend payment and prior to the corresponding Series A Preferred Stock dividend payment date, in which case no additional amount for such accrued and unpaid dividend will be included in the redemption price), upon the giving of notice, as provided below.

In addition, upon the occurrence of a Change of Control (as defined below), we may, at our option, redeem the Series A Preferred Stock, in whole but not in part and within 120 days after the first date on which such Change of Control occurred, by paying $25.00 per share, plus all dividends accrued and unpaid (whether or not declared) on the Series A Preferred Stock to, but not including, the date of redemption (unless the redemption date is after a record date for a Series A Preferred Stock declared dividend payment and prior to the corresponding Series A Preferred Stock dividend payment date, in which case no additional amount for such accrued and unpaid dividend will be included in the redemption price). If, prior to the Delisting Event Conversion Date or Change of Control Conversion Date (each as defined below), as applicable, we provide notice of redemption with respect to the Series A Preferred Stock (whether pursuant to our optional redemption right or our special optional redemption rights), you will not have the conversion right described below under “—Conversion Rights.”

Notwithstanding the foregoing, we shall not have the right to redeem the Series A Preferred Stock (x) upon any Delisting Event occurring in connection with a transaction set forth in the first bullet point of the definition of Change of Control unless such Delisting Event also constitutes a Change of Control or (y) with respect to any Delisting Event or Change of Control occurring in connection with a transaction (an “Affiliate Transaction”) with, or by, any person (as defined below) who prior to such transaction is an affiliate of the Company.

We will mail to you, if you are the record holder of the Series A Preferred Stock, a notice of redemption no less than 30 days nor more than 60 days prior to the redemption date. We will send the notice to your address, as shown on our share transfer books. A failure to give notice of redemption or any defect in the notice or in its mailing with not affect the validity of the redemption of any Series A Preferred Stock except as to the holder to whom notice was defective. Each notice will state the following:

•	the redemption date;

•	the redemption price;

•	the total number of shares of Series A Preferred Stock to be redeemed;

•
the place or places where the shares of Series A Preferred Stock are to be surrendered for payment, together with the certificates, if any, representing such shares (duly endorsed for transfer) and any other documents we require in connection with such redemption;

•
that the Series A Preferred Stock is being redeemed pursuant to our special optional redemption right, and, as applicable, if in connection with the occurrence of a Change of Control, a brief description of the transaction or transactions constituting such Change of Control;

•
that holders of the Series A Preferred Stock to which the notice relates will not be able to tender such Series A Preferred Stock for conversion in connection with the Delisting Event or Change of Control, as applicable, and each Series A Preferred Stock tendered for conversion that is selected, prior to the Delisting Event Conversion Date or Change of Control Conversion Date, as applicable, for redemption will be redeemed on the related date of redemption instead of converted on the Delisting Event Conversion Date or Change of Control Conversion Date, as applicable; and

•	that dividends on the Series A Preferred Stock to be redeemed will cease to accrue on the redemption date.

If we redeem fewer than all of the outstanding shares of Series A Preferred Stock, the notice of redemption mailed to each holder will also specify the number of shares of Series A Preferred Stock that we will redeem from each holder. We will determine the number of outstanding shares of Series A Preferred Stock to be redeemed on a pro rata basis, by lot or by any other equitable method we may choose that will not result in a violation of the restrictions on ownership and transfer of our stock contained in our charter.

If (i) we have given a notice of redemption, (ii) we have set aside sufficient funds for the redemption of the shares of Series A Preferred Stock called for redemption and (iii) irrevocable instructions have been given to pay the redemption price and all accrued and unpaid dividends, then from and after the redemption date, those shares of Series A Preferred Stock will no longer be outstanding, no further dividends will accrue and all other rights of the holders of those shares of Series A Preferred Stock will terminate, except the right to receive the redemption price, without interest. The holders of those Series A Preferred Stock will retain their right to receive the redemption price for their shares and any accrued and unpaid dividends payable upon such redemption, without interest.

The holders of Series A Preferred Stock at the close of business on a dividend record date will be entitled to receive the dividend payable with respect to the Series A Preferred Stock on the corresponding payment date notwithstanding the redemption of the Series A Preferred Stock between such record date and the corresponding payment date.

A “Change of Control” occurs when, after the original issuance of the Series A Preferred Stock, the following have occurred and are continuing:

•
the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of shares of our stock entitling that person to exercise more than 50% of the total voting power of all outstanding shares of our stock entitled to vote generally in the election of directors (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and

•
following the closing of any transaction referred to in the bullet point above, neither we nor the acquiring or surviving entity has a class of common securities (or ADRs representing such securities) listed on the NYSE, the NYSE Amex or NASDAQ, or listed or quoted on an exchange or quotation system that is a successor to the NYSE, NYSE Amex or NASDAQ.

All shares of the Series A Preferred Stock that we redeem or repurchase will be retired and restored to the status of authorized but unissued shares of common stock, without designation as to series or class.

Conversion Rights

Upon the occurrence of a Delisting Event or a Change of Control, as applicable, each holder of Series A Preferred Stock will have the right, unless, prior to the Delisting Event Conversion Date or Change of Control Conversion Date, as applicable, we provide notice of our election to redeem such shares of Series A Preferred Stock as described under “— Optional Redemption” or “—Special Optional Redemption,” to convert all or part of the shares of Series A Preferred Stock held by such holder (the “Delisting Event Conversion Right” or “Change of Control Conversion Right”, as applicable) on the Delisting Event Conversion Date or Change of Control Conversion Date, as applicable, into a number of shares of common stock per share of Series A Preferred Stock (the “Common Share Conversion Consideration”) equal to the lesser of:

•
the quotient obtained by dividing (i) the sum of the $25.00 liquidation preference per share of Series A Preferred Stock to be converted plus all dividends accrued and unpaid (whether or not declared) on the Series A Preferred Stock to, but not including, the Delisting Event Conversion Date or Change of Control Conversion Date, as applicable (unless the Delisting Event Conversion Date or Change of Control Conversion Date, as applicable, is after a record date for a Series A Preferred Stock declared dividend payment and prior to the corresponding Series A Preferred Stock dividend payment date, in which case no additional amount for such accrued and unpaid dividend to be paid on such dividend payment date will be included in this sum), by (ii) the Common Share Price (such quotient, the “Conversion Rate”); and

•	4.9020, or the “Share Cap”.

The Share Cap will be subject to pro rata adjustments for any share splits (including those effected pursuant to a common share dividend), subdivisions or combinations (in each case, a “Share Split”) with respect to shares of our common stock as follows: the adjusted Share Cap as the result of a Share Split will be the number of shares of our common stock that is equivalent to the product of (i) the Share Cap in effect immediately prior to such Share Split multiplied by (ii) a fraction, the numerator of which is the number of shares of our common stock outstanding after giving effect to such Share Split and the denominator of which is the number of shares of our common stock outstanding immediately prior to such Share Split.

In the case of a Delisting Event or Change of Control pursuant to, or in connection with, which shares of our common stock will be converted into cash, securities or other property or assets (including any combination thereof) (the “Alternative Form Consideration”), a holder of shares of Series A Preferred Stock will receive upon conversion of such Series A Preferred Stock the kind and amount of Alternative Form Consideration which such holder would have owned or been entitled to receive had such holder held a number of shares of our common stock equal to the Common Share Conversion Consideration immediately prior to the effective time of the Delisting Event or Change of Control (the “Alternative Conversion Consideration,” and the Common Share Conversion Consideration or the Alternative Conversion Consideration, as may be applicable to a Delisting Event or Change of Control, is referred to as the “Conversion Consideration”).

If the holders of shares of our common stock have the opportunity to elect the form of consideration to be received in connection with the Delisting Event or Change of Control, the Conversion Consideration that holders of the Series A Preferred Stock will receive will be the form of consideration elected by the holders of a plurality of the shares of common stock held by stockholders who participate in the election and will be subject to any limitations to which all holders of shares of common stock are subject, including, without limitation, pro rata reductions applicable to any portion of the consideration payable in connection with the Delisting Event or Change of Control.

We will not issue fractional common shares upon the conversion of our Series A Preferred Stock. Instead, we will pay the cash value of such fractional shares.

Within 15 days following the occurrence of a Delisting Event or Change of Control, we will provide to holders of record of outstanding shares of Series A Preferred Stock a notice of occurrence of the Delisting Event or Change of Control that describes the resulting Delisting Event Conversion Right or Change of Control Conversion Right, as applicable. This notice will state the following:

•	the events constituting the Delisting Event or Change of Control;

•	the date of the Delisting Event or Change of Control;

•	the last date on which the holders of shares of Series A Preferred Stock may exercise their Delisting Event Conversion Right or Change of Control Conversion Right, as applicable;

•	the method and period for calculating the Common Share Price;

•
the “Delisting Event Conversion Date” or “Change of Control Conversion Date,” as applicable, which will be a business day fixed by our board of directors that is not fewer than 20 and not more than 35 days following the date of the notice;

•
that if, prior to the Delisting Event Conversion Date or Change of Control Conversion Date, as applicable, we provide notice of our election to redeem all or any portion of the shares of Series A Preferred Stock, you will not be able to convert the shares of Series A Preferred Stock so called for redemption and such shares of Series A Preferred Stock will be redeemed on the related redemption date, even if they have already been tendered for conversion pursuant to the Delisting Event Conversion Right or Change of Control Conversion Right, as applicable;

•	if applicable, the type and amount of Alternative Conversion Consideration entitled to be received per share of Series A Preferred Stock;

•	the name and address of the paying agent and the conversion agent; and

•	the procedures that the holders of shares of Series A Preferred Stock must follow to exercise the Delisting Event Conversion Right or Change of Control Conversion Right, as applicable.

We will issue a press release for publication on the Dow Jones & Company, Inc., Business Wire, PR Newswire or Bloomberg Business News (or, if these organizations are not in existence at the  time of issuance of the press release, such other news or press organization as is reasonably calculated to broadly disseminate the relevant information to the public) containing the information stated in such a notice, and post such a notice on our website, in any event prior to the opening of business on the first business day following any date on which we provide the notice described above to the holders of record of Series A Preferred Stock.

To exercise the Delisting Event Conversion Right or Change of Control Conversion Right, as applicable, a holder of record of Series A Preferred Stock will be required to deliver, on or before the close of business on the Delisting Event Conversion Date or Change of Control Conversion Date, as applicable, the certificates, if any, representing any certificated shares of Series A Preferred Stock to be converted, duly endorsed for transfer, together with a completed written conversion notice and any other documents we reasonably require in connection with such conversion, to our conversion agent. The conversion notice must state:

•	the relevant Delisting Event Conversion Date or Change of Control Conversion Date, as applicable; and

•	the number of shares of Series A Preferred Stock to be converted.

The “Common Share Price” for any Change of Control will be (i) if the consideration to be received in the Change of Control by holders of shares of our common stock is solely cash, the amount of cash consideration per share of common stock, and (ii) if the consideration to be received in the Change of Control by holders of shares of our common stock is other than solely cash, the average of the closing price per share of our common stock on the 10 consecutive trading days immediately preceding, but not including, the effective date of the Change of Control.  The "Common Share Price" for any Delisting Event will be the average of the closing price per share of our common stock on the 10 consecutive trading days immediately preceding, but not including, the effective date of the Delisting Event.

Holders of Series A Preferred Stock may withdraw any notice of exercise of a Delisting Event Conversion Right or Change of Control Conversion Right, as applicable (in whole or in part), by a written notice of withdrawal delivered to our conversion agent prior to the close of business on the business day prior to the Delisting Event Conversion Date or Change of Control Conversion Date, as applicable. The notice of withdrawal must state:

•	the number of withdrawn shares of Series A Preferred Stock;

•	if certificated shares of Series A Preferred Stock have been tendered for conversion and withdrawn, the certificate numbers of the withdrawn certificated shares of Series A Preferred Stock; and

•	the number of shares of Series A Preferred Stock, if any, which remain subject to the conversion notice.

Notwithstanding the foregoing, if the Series A Preferred Stock are held in global form, the conversion notice and/or the notice of withdrawal, as applicable, must comply with applicable procedures of The Depository Trust Company.

Shares of Series A Preferred Stock as to which the Delisting Event Conversion Right or Change of Control Conversion Right, as applicable, has been properly exercised and for which the conversion notice has not been properly withdrawn will be converted into the applicable Conversion Consideration in accordance with the Delisting Event Conversion Right or Change of Control Conversion Right on the applicable Delisting Event Conversion Date or Change of Control Conversion Date, unless prior to the applicable Delisting Event Conversion Date or Change of Control Conversion Date we provide notice of our election to redeem such shares of Series A Preferred Stock, whether pursuant to our optional redemption right or our special optional redemption right. If we elect to redeem shares of Series A Preferred Stock that would otherwise be converted into the applicable Conversion Consideration on a Delisting Event Conversion Date or Change of Control Conversion Date, as applicable, such shares of Series A Preferred Stock will not be so converted and the holders of such shares will be entitled to receive on the applicable redemption date the redemption price for such shares.

We will deliver amounts owing upon conversion no later than the third business day following the Delisting Event Conversion Date or Change of Control Conversion Date, as applicable.

In connection with the exercise of any Delisting Event Conversion Right or Change of Control Conversion Right, as applicable, we will comply with all U.S. federal and state securities laws and stock exchange rules in connection with any conversion of shares of Series A Preferred Stock into shares of common stock. Notwithstanding any other provision of our Series A Preferred Stock, no holder of our Series A Preferred Stock will be entitled to convert such Series A Preferred Stock for shares of our common stock to the extent that receipt of such shares of common stock would cause such holder (or any other person) to violate the restrictions on ownership and transfer of our stock contained in our charter. See “Description of Capital Stock—Restrictions on Ownership and Transfer” in the accompanying prospectus.

These Change of Control conversion and redemption features may make it more difficult for or discourage a party from taking over our company. See “Risk Factors—The change of control conversion feature may not adequately compensate you, and the change of control conversion and redemption features of the Series A Preferred Stock may make it more difficult for a party to take over our company or discourage a party from taking over our company.”

Except as provided above in connection with a Delisting Event or Change of Control, the Series A Preferred Stock is not convertible into or exchangeable for any other property or securities, except that the Series A Preferred Stock may be exchanged under certain circumstances for “excess stock.”  For further information regarding the restrictions on ownership and transfer of our stock and excess stock, see “Description of Capital Stock—Restrictions on Ownership and Transfer” in the accompanying prospectus.

Voting Rights

Except as described below, holders of Series A Preferred Stock have no voting rights. On any matter in which the Series A Preferred Stock may vote (as expressly provided in our charter), each share of Series A Preferred Stock shall entitle the holder thereof to cast one vote.

If dividends on the Series A Preferred Stock are in arrears, whether or not declared, for six or more quarterly periods, whether or not these quarterly periods are consecutive, holders of Series A Preferred Stock (voting separately as a class with any other series of preferred stock ranking equal to the Series A Preferred Stock as to dividends and upon liquidation and upon which like voting rights have been conferred and are exercisable, which we refer to as “voting preferred stock”) will be entitled to vote, at any special meeting called by our secretary at the request of holders of record of at least 10% of the outstanding shares of Series A Preferred Stock and any such series of voting preferred stock (unless such request is received fewer than 90 days before our next annual meeting of stockholders at which such vote shall occur) and at each annual meeting of stockholders, for the election of two additional directors to serve on our board of directors. The right of holders of Series A Preferred Stock to vote in the election of such directors will terminate when all dividends accumulated on the outstanding shares of Series A Preferred Stock for all past dividend periods shall have been fully paid or declared and a sum sufficient for the cash payment thereof set aside for payment. Unless the number of our directors has previously been increased pursuant to the terms of any series of voting preferred stock with which the holders of Series A Preferred Stock are entitled to vote together as a single class in the election of such directors, the number of our directors will automatically increase by two at such time as holders of Series A Preferred Stock become entitled to vote in the election of two additional directors. Unless shares of voting preferred stock remain outstanding and entitled to vote in the election of such directors, the term of office of such directors will terminate, and the number of our directors will automatically decrease by two, when all dividends accumulated for past dividend periods on the Series A Preferred Stock have been fully paid or declared and a sum sufficient for the cash payment thereof set aside for payment. If the rights of holders of Series A Preferred Stock to elect the two additional directors terminate after the record date for the determination of holders of shares of Series A Preferred Stock entitled to vote in any election of such directors but before the closing of the polls in such election, holders of Series A Preferred Stock outstanding as of such record date will not be entitled to vote in such election of directors. The right of the holders of Series A Preferred Stock to elect the additional directors will again vest if and whenever dividends are in arrears for six quarterly periods, as described above. In no event will the holders of Series A Preferred Stock be entitled to nominate or elect an individual as a director, and no individual shall be qualified to be nominated for election or to serve as a director, if the individual’s service as a director would cause us to fail to satisfy a requirement relating to director independence of any national securities exchange on which any class or series of our stock is listed. In class votes with shares of other series of voting preferred stock, shares of different classes or series shall vote in proportion to the liquidation preference of the shares.

The additional directors will be elected by a plurality of the votes cast in the election of such directors, and each such director will serve until the next annual meeting of our stockholders and until his or her successor is duly elected and qualifies, or until such director’s term of office terminates as described above. Any director elected by the holders of Series A Preferred Stock and any series of voting preferred stock may be removed only by a vote of the holders of a majority of the outstanding shares of Series A Preferred Stock and all series of voting preferred stock with which the holders of Series A Preferred Stock are entitled to vote together as a single class in the election of such directors. At any time that the holders of Series A Preferred Stock are entitled to vote in the election of the two additional directors, holders of Series A Preferred Stock will be entitled to vote in the election of a successor to fill any vacancy on our board of directors that results from the removal of such a director.

At any time that holders of Series A Preferred Stock have the right to elect two additional directors as described above but such directors have not been elected, our secretary must call a special meeting for the purpose of electing the additional directors upon the written request of the holders of record of 10% of the outstanding shares of Series A Preferred Stock and all series of voting preferred stock with which the holders of Series A Preferred Stock are entitled to vote together as a single class with respect to the election of such directors, unless such a request is received less than 90 days before the date fixed for the next annual meeting of our stockholders, in which case, the additional directors may be elected at such annual meeting or at a separate special meeting of our stockholders.

Any amendment, alteration, repeal or other change to any provision of our charter, including the articles supplementary setting forth the terms of the Series A Preferred Stock (whether by merger, consolidation, transfer or conveyance of all or substantially all of our assets or otherwise) that would materially and adversely affect the rights, preferences, privileges or voting powers of the Series A Preferred Stock must be approved by the affirmative vote of the holders of Series A Preferred Stock and any other series of voting preferred stock entitled to vote together with the holders of Series A Preferred Stock on such an amendment entitled to cast at least 66 2/3% of the votes entitled to be cast on the matter, voting together as a single class. In addition, the creation, issuance or increase in the authorized number of shares of any class or series of stock having a preference as to dividends or other distributions, whether upon liquidation, dissolution or otherwise, that is senior to the Series A Preferred Stock (or any equity securities convertible or exchangeable into any such shares) requires the approval of holders of Series A Preferred Stock and any other series of voting preferred stock entitled to vote together with the holders of Series A Preferred Stock on such a matter entitled to cast at least 66 2/3% of the votes entitled to be cast on the matter, voting together as a single class.

The following actions will not be deemed to materially and adversely affect the rights, preferences, privileges or voting powers of the Series A Preferred Stock:

•
any increase or decrease in the number of authorized shares of common stock or preferred stock of any series or the classification or reclassification of any unissued shares, or the creation or issuance of equity securities, of  any class or series ranking, as to dividends or liquidation preference, equal to, or junior to, the Series A Preferred Stock; or

•
any amendment, alteration or repeal or other change to any provision of our charter, including the articles  supplementary setting forth the terms of the Series A Preferred Stock, as a result of a merger, consolidation, transfer or conveyance of all or substantially all of our assets or other business combination, if the Series A Preferred Stock (or stock into which the Series A Preferred Stock has been converted in any successor person or entity to us) remain outstanding with the terms thereof unchanged in all material respects or are exchanged for stock of the successor person or entity with substantially identical rights, taking into account that, upon the occurrence of an event described in this bullet point, we may not be the surviving entity. Furthermore, if the holders of the Series A Preferred Stock receive the greater of the full trading price of the Series A Preferred Stock on the last date prior to the first public announcement of an event described in this second bullet point or the $25.00 liquidation preference per share of Series A Preferred Stock, plus accrued and unpaid dividends to, but not including, the date of such event, pursuant to the occurrence of any of the events described in this second bullet point (other than an Affiliate Transaction), then such holders will not have any voting rights with respect to the events described in this second bullet point.

The voting provisions above will not apply if, at or prior to the time when the act with respect to which the vote would otherwise be required would occur, we have redeemed or called for redemption upon proper procedures all outstanding shares of Series A Preferred Stock.

No Maturity, Sinking Fund or Mandatory Redemption

The Series A Preferred Stock will have no stated maturity date and will not be subject to any sinking fund or mandatory redemption provisions.

Ownership Limits and Restrictions on Transfer

To maintain our qualification as a REIT for federal income tax purposes, ownership and transfer by any person of our outstanding equity securities is restricted in our charter. All certificates representing shares of Series A Preferred Stock will include a legend regarding restrictions on transfer. For further information regarding restrictions on ownership and transfer of the Series A Preferred Stock, see “Description of Capital Stock—Restrictions on Ownership and Transfer” in the accompanying prospectus.

Conversion

The Series A Preferred Stock will not be convertible into or exchangeable for any other property or securities, except as provided under “—Conversion Rights” and except that the Series A Preferred Stock may be exchanged under certain circumstances for “excess stock”. For further information regarding excess stock, see “Description of Capital Stock—Restrictions on Ownership and Transfer” in the accompanying prospectus.

Information Rights

During any period in which we are not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act and any shares of Series A Preferred Stock are outstanding, we will (i) transmit by mail or other permissible means under the Exchange Act to all holders of Series A Preferred Stock as their names and addresses appear in our record books and without cost to such holders, copies of the Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K that we would have been required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act if we were subject thereto (other than any exhibits that would have been required) within 15 days after the respective dates by which we would have been required to file such reports with the SEC if we were subject to Section 13 or 15(d) of the Exchange Act and (ii) within 15 days following written request, supply copies of such reports to any prospective holder of the Series A Preferred Stock.

Stock Listing

We have filed an application to list the Series A Preferred Stock on the NYSE Amex under the symbol “UMH PRA.” If listing is approved, we expect trading to commence within 30 days after initial delivery of the Series A Preferred Stock.

FEDERAL INCOME TAX CONSIDERATIONS

CIRCULAR 230 DISCLOSURE

TO ENSURE COMPLIANCE WITH REQUIREMENTS IMPOSED BY THE UNITED STATES TREASURY DEPARTMENT, WE INFORM YOU THAT (A) ANY TAX ADVICE CONTAINED HEREIN (INCLUDING ANY ATTACHMENTS OR ENCLOSURES) IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, FOR THE PURPOSE OF AVOIDING TAX PENALTIES UNDER THE CODE, (B) THE ADVICE IS WRITTEN TO SUPPORT THE PROMOTION OR MARKETING OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN AND (C) EACH INVESTOR OR POTENTIAL INVESTOR SHOULD SEEK ADVICE BASED ON ITS PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

The following summary of certain federal income tax considerations is based on current law, is for general information only, and is not tax advice. This discussion does not purport to address all aspects of taxation that may be relevant to particular stockholders in light of their personal investment or tax circumstances, or to certain types of stockholders (including, without limitation, insurance companies, tax-exempt organizations, financial institutions and broker dealers, subject to special treatment under the federal income tax laws). In addition, this discussion does not address the tax consequences applicable to stockholders that are not “U.S. holders”. For this purpose, a “U.S. holder” is a holder of our Series A Preferred Stock that, for federal income tax purposes, is: (i) a citizen or resident of the United States; (ii) a corporation (including an entity treated as a corporation for federal income tax purposes) created or organized under the laws of the United States, any of its States or the District of Columbia; (iii) an estate whose income is subject to federal income taxation regardless of its source; or (iv) any trust if (a) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) it has a valid election in place to be treated as a U.S. person. If a partnership, entity or arrangement treated as a partnership for federal income tax purposes holds our Series A Preferred Stock, the federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. If you are a partner in a partnership holding our Series A Preferred Stock, you should consult your tax advisor regarding the consequences of the purchase, ownership and disposition of our Series A Preferred Stock by the partnership.

EACH PROSPECTIVE PURCHASER SHOULD CONSULT WITH ITS TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND SALE OF THE SERIES A PREFERRED STOCK AND OF THE COMPANY’S ELECTION TO BE TAXED AS A REIT, INCLUDING THE FEDERAL, STATE, LOCAL, AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP, SALE AND ELECTION, AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS, SOME OF WHICH MAY APPLY RETROACTIVELY.

Taxation of the Company

We have elected to be taxed as a REIT. We believe that we have operated in such a manner as to qualify for taxation as a REIT, and intend to continue to operate in such a manner.

At the closing of this offering we expect to receive an opinion of Stroock & Stroock & Lavan LLP to the effect that we are organized in conformity with the requirements for qualification as a REIT under the Code, and that our method of operation will enable us to meet the requirements for qualification and taxation as a REIT. It must be emphasized that the opinion of Stroock & Stroock & Lavan LLP is based on various assumptions relating to our organization and operation, and is conditioned upon representations and covenants made by our management regarding our organization, income, assets, and the past, present and future conduct of our business operations. While we intend to operate so that we will qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, no assurance can be given by Stroock & Stroock & Lavan LLP or us that we will so qualify for any particular year. The opinion is expressed as of the date issued, and does not cover subsequent periods. Counsel will have no obligation to advise us or the holders of the Series A Preferred Stock of any subsequent change in the matters stated, represented or assumed, or of any subsequent change in the applicable law. You should be aware that opinions of counsel are not binding on the Internal Revenue Service, or the IRS, or the courts, and no assurance can be given that the IRS will not challenge the conclusions set forth in such opinions or that a court would not sustain such a challenge.

Qualification and taxation as a REIT depends on our ability to meet on a continuing basis various qualification requirements imposed upon REITs by the Code, the compliance with which will not be reviewed by Stroock & Stroock & Lavan LLP. In addition, our ability to qualify as a REIT may depend in part upon the REIT classification for federal income tax purposes of certain entities in which we hold equity interests, the status of which may not have been reviewed by Stroock & Stroock & Lavan LLP. Our ability to qualify as a REIT also requires that we satisfy certain asset tests, some of which depend upon the fair market values of assets directly or indirectly owned by us. Such values may not be susceptible to a precise determination. Accordingly, no assurance can be given that the actual results of our operations for any taxable year satisfy such requirements for qualification and taxation as a REIT.

Taxation of U.S. Holders on Distributions in Respect of Series A Preferred Stock

Distributions on the Series A Preferred Stock generally will be includable in your income as dividends to the extent the distributions do not exceed our allocable current or accumulated earnings and profits, with a portion of these dividends possibly treated as capital gain dividends as explained below, but with no portion of these dividends eligible for either the dividends received deduction for corporate stockholders or, except in limited circumstances, the 15% maximum rate applicable to dividends received by non-corporate taxpayers. As a result, except as discussed below regarding capital gain dividends, our ordinary dividends will be taxed at the higher tax rate applicable to ordinary income, which currently is a maximum rate of 35.0%.

Distributions in excess of our allocable current or accumulated earnings and profits generally will be treated for federal income tax purposes as a return of capital to the extent of your basis in the Series A Preferred Stock, which will be reduced by this distribution, and thereafter, as gain from the sale or exchange of the Series A Preferred Stock. In determining the extent to which a distribution on the Series A Preferred Stock constitutes a dividend for federal income tax purposes, our current or accumulated earnings and profits will generally be allocated first to distributions with respect to the Series A Preferred Stock along with any other class of preferred stock we have outstanding, and thereafter to distributions with respect to our common stock.

If for any taxable year we elect to designate as “capital gain dividends”, as defined in Section 857 of the Code, any portion of the dividends paid for the year to holders of all classes of our shares, then the portion of dividends designated as capital gain dividends that will be allocable to the Series A Preferred Stock will be equal to the total capital gain dividends multiplied by a fraction, the numerator of which will be the total dividends paid on the Series A Preferred Stock for that taxable year, and the denominator of which shall be the total dividends paid on all classes of our shares (including the Series A Preferred Stock) for that taxable year. A U.S. holder generally will take into account distributions that we designate as capital gain dividends as long term capital gain without regard to the period for which the U.S. holder has held our capital shares. A corporate U.S. holder may, however, be required to treat up to 20% of certain capital gain dividends as ordinary income.

For taxable years beginning after December 31, 2012, certain U.S. holders who are individuals, estates or trusts and whose income exceeds certain thresholds will be required to pay a 3.8% Medicare tax. The Medicare tax will apply to, among other things, dividends and other income derived from certain trades or business and net gains from the sale or other disposition of property, such as our capital shares, subject to certain exceptions. Our dividends and any gain from the disposition of our capital shares generally will be the type of gain that is subject to the Medicare tax.

Taxation of U.S. Holders on Redemption of Series A Preferred Stock

A redemption of your Series A Preferred Stock will be treated under Section 302 of the Code as a distribution and hence taxable as a dividend to the extent of our current or accumulated earnings and profits, unless the redemption satisfies one of the tests set forth in Section 302(b) of the Code and is therefore treated as a sale or exchange of the redeemed shares. The redemption will be treated as a sale or exchange if it (1) is “substantially disproportionate” with respect to your ownership in us, (2) results in a “complete termination” of your common and preferred stock interest in us, or (3) is “not essentially equivalent to a dividend” with respect to you, all within the meaning of Section 302(b) of the Code. In determining whether any of these tests has been met, you must generally take into account our common and preferred stock considered to be owned by you by reason of constructive ownership rules set forth in the Code, as well as our common and preferred stock actually owned by you. If you actually or constructively own none or a small percentage of our common stock, a redemption of your Series A Preferred Stock is likely to qualify for sale or exchange treatment because the redemption would not be “essentially equivalent to a dividend” as defined by the Code. However, because the determination as to whether you will satisfy any of the tests of Section 302(b) of the Code depends upon the facts and circumstances at the time that your Series A Preferred Stock is redeemed, you are advised to consult your own tax advisor to determine your particular tax treatment.

Under Section 305 of the Code, preferred stock that may be redeemed at a price higher than its issue price may have this “redemption premium” treated as a constructive distribution. Under applicable Treasury Regulations, constructive dividend treatment is required in the case of callable preferred stock only if, based on all of the facts and circumstances as of the issue date, redemption pursuant to this call right is more likely than not to occur. Even if this redemption is more likely than not to occur, constructive dividend treatment is not required if the redemption premium is solely in the nature of a penalty for premature redemption; i.e., it is a premium paid as a result of changes in economic conditions over which neither we nor you have control. The Treasury Regulations also provide a safe harbor pursuant to which an issuer’s right to redeem will not be treated as more likely than not to occur. While there can be no assurance in this regard, we believe that constructive dividend treatment of the redemption premium on the Series A Preferred Stock which results from accrued but unpaid distributions, if any, should not be required.

Taxation of U.S. Holders on Conversion of Series A Preferred Stock

Upon the occurrence of a Change of Control, each holder of Series A Preferred Stock will have the right (unless, prior to the Change of Control Conversion Date, we have provided or provide notice of our election to redeem the Series A Preferred Stock) to convert all or part of such holder’s Series A Preferred Stock into shares of our common stock or the Alternative Conversion Consideration – i.e., an amount of cash, securities or other property or assets that such holder would have received upon the Change of Control had such holder converted the holder’s Series A Preferred Stock into shares of our common stock immediately prior to the effective time of the Change of Control (see “Description of the Series A Preferred Stock—Conversion Rights”). Except as provided below, a U.S. stockholder generally will not recognize gain or loss upon the conversion of our Series A Preferred Stock into shares of our common stock. A U.S. stockholder’s basis and holding period in the shares of common stock received upon conversion generally will be the same as those of the converted Series A Preferred Stock (but the basis will be reduced by the portion of adjusted tax basis allocated to any fractional share of common stock exchanged for cash).

Cash received upon conversion in lieu of a fractional share of common stock generally will be treated as a payment in a taxable exchange for such fractional share of common stock, and gain or loss will be recognized on the receipt of cash in an amount equal to the difference between the amount of cash received and the adjusted tax basis allocable to the fractional common share deemed exchanged. This gain or loss will be long-term capital gain or loss if the U.S. stockholder has held the Series A Preferred Stock for more than one year. Any common stock received in exchange for accrued and unpaid dividends generally will be treated as a distribution by us, and subject to tax treatment as described in “—Taxation of U.S. Holders on Distributions in Respect of Series A Preferred Stock,” above.

In addition, if a U.S. stockholder receives the Alternative Conversion Consideration (in lieu of shares of our common stock) in connection with the conversion of the stockholder’s shares of Series A Preferred Stock, the tax treatment of the receipt of any such other consideration will depend on the nature of the consideration, and it may be a taxable exchange. U.S. stockholders converting their shares of Series A Preferred Stock should consult their tax advisors regarding the U.S. federal income tax treatment of the consideration received upon such conversion.

Taxation of U.S. Holders on Disposition of Series A Preferred Stock

If you sell your Series A Preferred Stock, you will recognize gain or loss in an amount equal to the difference between the amount you receive in exchange for the Series A Preferred Stock and your basis in the Series A Preferred Stock sold. Any such gain or loss generally will be long-term capital gain or loss if you have held the Series A Preferred Stock for more than one year.

Capital Gains and Losses

The highest marginal individual income tax rate currently is 35% (which rate will apply for the period through December 31, 2012). The maximum tax rate on long term capital gain applicable to U.S. holders taxed at individual rates is 15% for sales and exchanges of assets held for more than one year occurring through December 31, 2012 (and 20% thereafter). The maximum tax rate on long term capital gain from the sale or exchange of “section 1250 property”, or depreciable real property, is 25% to the extent that such gain would have been treated as ordinary income if the property were “section 1245 property”. With respect to distributions that we designate as capital gain dividends, we will designate whether such a distribution is taxable to U.S. holders taxed at individual rates at a 15% (20% after December 31, 2012) or 25% rate. Thus, the tax rate differential between capital gain and ordinary income for those taxpayers may be significant. In addition, the characterization of income as capital gain or ordinary income may affect the deductibility of capital losses. A non-corporate taxpayer may deduct capital losses not offset by capital gains against its ordinary income only up to a maximum annual amount of $3,000. A non-corporate taxpayer may carry forward unused capital losses indefinitely. A corporate taxpayer must pay tax on its net capital gain at ordinary corporate rates. A corporate taxpayer may deduct capital losses only to the extent of capital gains, with unused losses being carried back three years and forward five years.

Information Reporting Requirements and Withholding

We will report to U.S. holders and to the IRS the amount of distributions we pay during each calendar year, and the amount of tax we withhold, if any. Under the backup withholding rules, a U.S. holder may be subject to backup withholding at a rate of 28% with respect to distributions unless such holder:

•	is a corporation (for payments before January 1, 2012) or comes within certain other exempt categories and, when required, demonstrates this fact; or

•	provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules.

A U.S. holder who does not provide us with its correct taxpayer identification number also may be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the U.S. holder’s income tax liability. U.S. holders that hold their Series A Preferred Stock through foreign accounts or intermediaries will be subject to U.S. withholding tax at a rate of 30% on dividends and proceeds of sale of our Series A Preferred Stock paid after December 31, 2012 if certain disclosure requirements related to U.S. accounts are not satisfied. In addition, we may be required to withhold a portion of capital gain distributions to any U.S. holders who fail to certify their non-foreign status to us.

State, Local and Foreign Taxes

We and/or our stockholders may be subject to taxation by various states, localities or foreign jurisdictions, including those in which we or a stockholder transacts business, owns property or resides. We own properties located in numerous jurisdictions and are required to file tax returns in some or all of those jurisdictions. The state, local and foreign tax treatment may differ from the federal income tax treatment described above. Consequently, stockholders should consult their tax advisors regarding the effect of state, local and foreign income and other tax laws upon an investment in our Series A Preferred Stock.

UNDERWRITING

J.P. Morgan Securities LLC is acting as sole book-runner and the representative of the underwriters of the 1,200,000 shares of Series A Preferred Stock being offered to the public in this offering. Subject to the terms and conditions contained in the underwriting agreement dated May 20, 2011, the underwriters have agreed, severally, and not jointly, to purchase from us the respective number of Series A Preferred Stock shown opposite their names below:

Underwriter	Number of Shares
J.P. Morgan Securities LLC	840,000
CSCA Capital Advisors, LLC	120,000
KeyBanc Capital Markets Inc.	120,000
Sandler O’Neill & Partners, L.P.	120,000

Total	1,200,000

The underwriting agreement provides that the obligations of the underwriters to purchase the shares included in the offering of shares to the public are subject to approval of certain legal matters by counsel and to certain other conditions. The underwriters are obligated to purchase and accept delivery of all the shares if it purchases any of the shares offered for sale to the public.

We have granted the underwriters the right to purchase up to an additional 180,000 shares of Series A Preferred Stock at the public offering price, less the underwriting discount, to cover overallotments within 30 days from the date of this prospectus supplement.

The underwriters propose to offer some of the shares directly to the public at the public offering price set forth on the cover page of this prospectus supplement and may offer some of the shares to dealers at the public offering price less a concession fee not to exceed $0.50 per share. The underwriters may allow, and dealers may re-allow, a concession not to exceed $0.45 per share on sales to other dealers. After the initial offering of the shares to the public, the representatives may change the public offering price and concessions. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to withdraw cancel or modify offers to the public and reject any order in whole or in part.

We estimate that our total expenses for this offering, excluding the underwriting discount, will be $225,000.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect of any of those liabilities. For a period of 60 days after the date of this prospectus supplement, we have agreed that we will not offer, sell, contract to sell, pledge, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to any series of our preferred stock that is not convertible into shares of our common stock, or publicly disclose the intention to do any of the foregoing or enter into swaps or similar arrangements having similar economic consequences without the prior written consent of the representatives. The foregoing sentence shall not apply to the shares sold in this offering and certain other issuances.

In connection with the offering, the underwriters may purchase and sell shares of our Series A Preferred Stock in the open market. These transactions may include short sales and stabilizing transactions. Short sales involve syndicate sales of Series A Preferred Stock in excess of the number of shares to be purchased by the underwriters in the offering, which creates a syndicate short position. Stabilizing transactions consist of certain bids for or purchases of shares made for the purpose of preventing or retarding a decline in the market price of the shares while the offering is in progress.

Any of these activities may have the effect of preventing or retarding a decline in the market price of the shares. They may also cause the price of the Series A Preferred Stock to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on the NYSE Amex or in the over-the-counter market, or otherwise. If the underwriters commence any of these transactions, it may discontinue them at any time.

The underwriters have from time to time performed, and may in the future perform, various financial advisory and investment banking and commercial banking services for us for which they have received or will receive customary fees and expenses.

LEGAL MATTERS

Certain legal matters will be passed upon for us by Stroock & Stroock & Lavan LLP, New York, New York, as our securities and tax counsel. Certain matters of Maryland law will be passed on for us by Venable LLP. Certain legal matters in connection with this offering will be passed upon for the underwriters by Simpson Thacher & Bartlett LLP, New York, New York.

EXPERTS

The consolidated financial statements and schedules of UMH Properties, Inc. as of and for the years ended December 31, 2010, 2009 and for the year ended December 31, 2008, included in our Annual Report on Form 10-K for the year ended December 31, 2010, have been incorporated by reference herein in reliance upon the report of PKF LLP (formerly PKF, Certified Public Accountants, A Professional Corporation), independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements and schedules of UMH Properties, Inc. as of December 31, 2007, included in our Annual Report on Form 10-K for the year ended December 31, 2010, have been incorporated by reference herein in reliance upon the report of Reznick Group, P.C., independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a shelf registration statement under the Securities Act with respect to the securities offered hereunder. As permitted by the rules and regulations of the SEC, this prospectus supplement and the accompanying prospectus do not contain all the information set forth in the registration statement. For further information regarding our company and our securities, please refer to the registration statement and the contracts, agreements and other documents filed as exhibits to the registration statement. Additionally, you should refer to our annual, quarterly and special reports, proxy statements and other information we file with the SEC.

You may read and copy all or any portion of the registration statement or any other materials that we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings, including the registration statement, are also available to you on the SEC’s website (http://www.sec.gov). We also have a website (www.mreic.com) through which you may access our recent SEC filings. Information contained on our website is not a part of this prospectus supplement. In addition, you may look at our SEC filings at the offices of the New York Stock Exchange, which is located at 20 Broad Street, New York, New York 10005. Our SEC filings are available at the NYSE Amex because our common stock is listed and traded on the NYSE Amex under the symbol “UMH.”

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC’s rules allow us to “incorporate by reference” the information contained in documents that we file with them. That means we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement, and information that we later file with the SEC will automatically update and supersede this information.

We incorporate by reference the documents listed below and any future filings we make with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, until we sell all the securities offered by this prospectus supplement.

•	Our Annual Report on Form 10-K, as filed with the SEC on March 11, 2011 (including any information incorporated by reference therein from our proxy statement filed with the SEC on May 2, 2011).
•	Our Quarterly Report on Form 10-Q, as filed with the SEC on May 9, 2011.
•
All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 2010, including, without limitation, the Current Report on Form 8-K filed with the SEC on April 21, 2011, except for information furnished under Current Reports on Form 8-K, which is not deemed filed and not incorporated herein by reference.

•	Our Current Report on Form 8-K, as filed with the SEC on December 21, 2010.
•	The description of our common stock which is contained in a registration statement filed under the Exchange Act, including any amendment or reports filed for the purpose of updating such description.

You may request a free copy of these filings (other than the exhibits thereto, unless they are specifically incorporated by reference in the documents) by writing or telephoning us at the following address and telephone number:

UMH Properties, Inc.
Attention: Stockholder Relations
3499 Route 9 N, Suite 3-C
Juniper Business Plaza
Freehold, NJ 07728
(732) 577-9997

PROSPECTUS

$100,000,000

UMH PROPERTIES, INC.

Common Stock

Preferred Stock

We may use this prospectus to offer and sell our common stock or preferred stock from time to time.  The aggregate public offering prices of the common stock and preferred stock covered by this prospectus, which we refer to collectively as the securities, will not exceed $100,000,000.  The securities may be offered, separately or together, in separate classes or series, in amounts, at prices and on terms to be determined at the time of the offering and set forth in one or more supplements to this prospectus.   Our common stock is listed and traded on the NYSE Amex Equities (the “NYSE Amex”) under the symbol “UMH.”

We will provide the specific terms and conditions of these securities in supplements to this prospectus in connection with each offering. Such specific terms may include limitations on direct or beneficial ownership and restrictions on transfer of the securities, in each case as may be appropriate to preserve our status as a real estate investment trust (“REIT”) for U.S. federal income tax purposes.  See “Description of Capital Stock —Restrictions on Ownership and Transfer.”  Please read this prospectus and the applicable prospectus supplement carefully before you invest.

We may offer the securities directly, through agents designated by us from time to time, or to or through underwriters or dealers.  If any agents, underwriters or dealers are involved in the sale of any of the securities, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them will be set forth or will be calculable from the information set forth in the applicable prospectus supplement.  See “Plan of Distribution.”

An investment in our securities involves a high degree of risk. See “Risk Factors” beginning on page 2 of this prospectus for a discussion of risk factors that you should consider in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 20, 2011.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commisstion (the “SEC”) using a “shelf” registration process. Under this process, we may from time to time sell in one or more offerings any of the securities described in this prospectus, or any combination thereof, up to a total amount of $100,000,000.  In this prospectus, we refer collectively to our common stock and preferred stock as our “capital stock” or “securities.”

You should read this prospectus and any applicable prospectus supplement together with the additional information described under the heading “Where You Can Find More Information” in this prospectus. The prospectus supplement may add, update or change the information contained in this prospectus. The registration statement that contains this prospectus and the exhibits to that registration statement contain additional important information about us and the securities offered under this prospectus. Specifically, we have filed certain legal documents that control the terms of the securities as exhibits to the registration statement. We may file certain other legal documents that control the terms of the securities as exhibits to reports we file with the SEC. That registration statement and the other reports can be read at the SEC’s website or at the SEC offices mentioned under the heading “Where You Can Find More Information,” or can be obtained by writing or telephoning us at the following address and telephone number:

UMH Properties, Inc.
Attention:  Stockholder Relations
3499 Route 9 North, Suite 3-C
Juniper Business Plaza
Freehold, NJ 07728
(732) 577-9997

UMH PROPERTIES, INC.

UMH Properties, Inc. is a Maryland corporation operating as a qualified real estate investment trust (“REIT”) under Sections 856 through 860 of the Internal Revenue Code (the “Code”).  Our primary business is the ownership and operation of manufactured home communities – leasing manufactured home spaces on a month-to-month basis to private manufactured home owners.  As of December 15, 2010, we own and operate thirty-five manufactured home communities containing approximately 8,000 sites.  The communities are located in New Jersey, New York, Ohio, Pennsylvania and Tennessee.  We also lease homes to residents, and through our wholly-owned taxable REIT subsidiary, UMH Sales and Finance, Inc. (“S&F”), sell homes to residents and prospective residents of our communities.

A manufactured home community is designed to accommodate detached, single-family manufactured homes.  These manufactured homes are produced off-site by manufacturers and installed on sites within the community.  These homes are often improved with the addition of features constructed on site, including garages, screened rooms and carports.  Manufactured homes are available in a variety of designs and floor plans, offering many amenities and custom options.  Manufactured homes, once located, are rarely transported to another site; typically, a manufactured home remains on site and is sold by its owner to a subsequent occupant.  This transaction is commonly handled through a broker in the same manner that a more traditional single-family residence is sold.  Each owner of a manufactured home leases the site on which the home is located from us.

Manufactured homes are being accepted by the public as a viable and economically attractive alternative to common site-built single-family housing.  The affordability of the modern manufactured home makes it a very attractive housing alternative.  Depending on the region of the country, construction cost per square foot for a new manufactured home averages anywhere from 10 to 45 percent less than a comparable site-built home, excluding the cost of land.  This is due to a number of factors, including volume purchase discounts and inventory control of construction materials and control of all aspects of the construction process, which is generally a more efficient and stream-lined process as compared to a site-built home.

Modern residential land lease communities are similar to typical residential subdivisions containing central entrances, paved well-lit streets, curbs and gutters.  The size of a modern manufactured home community is limited, as are other residential communities, by factors such as geography, topography, and funds available for development.  Generally, modern manufactured home communities contain buildings for recreation, green areas, and other common area facilities, which, as distinguished from resident owned manufactured homes, are the property of the community owner.  In addition to such general improvements, certain manufactured home communities include recreational improvements such as swimming pools, tennis courts and playgrounds.  Municipal water and sewer services are available to some manufactured home communities, while other communities supply these facilities on site.  Therefore, the owner of a home in our communities leases from us not only the site on which the home is located, but also the physical community framework, and acquires the right to utilize the community common areas and amenities.

Typically, the leases are on a month-to-month or year-to-year basis, renewable upon the consent of both parties.  The community manager interviews prospective residents, ensures compliance with community regulations, maintains public areas and community facilities and is responsible for the overall appearance of the community.  The manufactured home community, once fully occupied, tends to achieve a stable rate of occupancy.  The cost and effort in moving a home once it is located in a community encourages the owner of the manufactured home to resell the manufactured home rather than to remove it from the community.  This ability to produce relatively predictable income, together with the location of the community, its condition and its appearance, are factors in the long-term appreciation of the community.

Inherent in the operation of a manufactured home community is the development, redevelopment, and expansion of our communities.  Effective April 1, 2001, we, through S&F, began to conduct manufactured home sales, and financing of these sales, in our communities.  S&F was established to potentially enhance the value of our communities.  The home sales business is operated like other homebuilders with sales centers, model homes, an inventory of completed homes and the ability to supply custom designed homes based upon the requirements of the new homeowners.

We had operated as part of a group of three public companies (all REITs) which included Monmouth Real Estate Investment Corporation (“MREIC”) and Monmouth Capital Corporation (“MCC”, and together with MREIC, the “affiliated companies”).  On July 31, 2007, MREIC and MCC completed a strategic combination whereby a wholly-owned subsidiary of MREIC merged with and into MCC, and MCC survived as a wholly-owned subsidiary of MREIC.  We continue to operate in conjunction with MREIC.  MREIC invests primarily in long-term net-leased industrial properties to investment grade tenants.  Prior to the merger of MREIC and MCC, some general and administrative expenses were allocated among the three affiliated companies based on use or services provided.  Allocations of salaries and benefits were made among the affiliated companies based on the amount of the employees’ time dedicated to each affiliated company.  Subsequent to the merger, shared expenses are allocated between us and MREIC.  We currently have approximately 100 employees.

Our executive offices are located at Juniper Business Plaza, Suite 3-C, 3499 Route 9 North, Freehold, New Jersey 07728, and our telephone number is (732) 577-9997.  Our website is located at www.umh.com. Information contained on our website is not a part of this prospectus.

RISK FACTORS

Set forth below are the risks that we believe are important to investors in our securities. Before you decide to purchase our securities, you should consider carefully the risks described below, together with the information provided in the other parts of this prospectus and any related prospectus supplement.

Risks Related to Current Global Financial Conditions

Current economic conditions, including recent volatility in the capital and credit markets, could harm our business, results of operations and financial condition. The United States is continuing to experience the effects of an economic recession, during which the capital and credit markets experienced extreme volatility and disruption. The current economic environment has been affected by dramatic declines in the stock and housing markets, increases in foreclosures, unemployment and living costs as well as limited access to credit. This economic situation has impacted and is expected to continue to impact consumer spending levels.  The continued slowness of the recovery could impact the availability and cost of financing for our home-buyers.  Additionally, the selling prices of homes that we market may be pressured due to competition from excess inventories of new and pre-owned homes and from foreclosures.  This may negatively affect our operations and result in lower sales, occupancy, income and cash flows.  The Company requires access to adequate cash to finance our operations, distributions, capital expenditures, debt service obligations, development and redevelopment costs and property acquisition costs.  We expect to generate the cash to be used for these purposes primarily with operating cash flow, borrowings under secured term loans, and, when market conditions permit, through the issuance of equity securities from time to time.

We may not be able to obtain adequate cash to fund our business.  Our business requires access to adequate cash to finance our operations, distributions, capital expenditures, debt service obligations, development and redevelopment costs and property acquisition costs, if any. We expect to generate the cash to be used for these purposes primarily with operating cash flow, borrowings under secured and unsecured loans, proceeds from sales of strategically identified assets and, when market conditions permit, through the issuance of debt and equity securities from time to time. We may not be able to generate sufficient cash to fund our business, particularly if we are unable to renew leases, lease vacant space or re-lease space as leases expire according to our expectations.

Moreover, difficult conditions in the financial markets and the economy generally, have caused many lenders to suffer substantial losses, thereby causing many financial institutions to seek additional capital, to merge with other institutions and, in some cases, to fail. As a result, the real estate debt markets are continuing to experience  a period of uncertainty, which may reduce our access to funding alternatives, or our ability to refinance debt on favorable terms, or at all. In addition, market conditions, such as the current global economic environment, may also hinder our ability to sell strategically identified assets and access the debt and equity capital markets. If these conditions persist, we may need to find alternative ways to access cash to fund our business, including distributions to shareholders.  Such alternatives may include, without limitation, curtailing development or redevelopment activity or disposing of one or more of our properties possibly on disadvantageous terms, all of which could adversely affect our profitability. If we are unable to generate, borrow or raise adequate cash to fund our business through traditional or alternative means, our business, operations, financial condition and distribution to shareholders will be adversely affected.

Real Estate Industry Risks

General economic conditions and the concentration of our properties in New Jersey, New York, Ohio, Pennsylvania and Tennessee may affect our ability to generate sufficient revenue.  The market and economic conditions in our current markets may significantly affect manufactured home occupancy or rental rates.  Occupancy and rental rates, in turn, may significantly affect our revenues, and if our communities do not generate revenues sufficient to meet our operating expenses, including debt service and capital expenditures, our cash flow and ability to pay or refinance our debt obligations could be adversely affected.  As a result of the geographic concentration of our properties in New Jersey, New York, Ohio, Pennsylvania and Tennessee, we are exposed to the risks of downturns in the local economy or other local real estate market conditions which could adversely affect occupancy rates, rental rates, and property values of properties in these markets.

Other factors that may affect general economic conditions or local real estate conditions include:

•	the national and local economic climate which may be adversely impacted by, among other factors, plant closings, and industry slowdowns;

•	local real estate market conditions such as the oversupply of manufactured housing sites or a reduction in demand for manufactured housing sites in an area;

•	the number of repossessed homes in a particular market;

•	the rental market which may limit the extent to which rents may be increased to meet increased expenses without decreasing occupancy rates;

•	the perceptions by prospective tenants of the safety, convenience and attractiveness of our properties and the neighborhoods where they are located;

•	zoning or other regulatory restrictions;

•	competition from other available manufactured housing communities and alternative forms of housing (such as apartment buildings and single-family homes);

•	our ability to provide adequate management, maintenance and insurance;

•	increased operating costs, including insurance premiums, real estate taxes and utilities; and

•	the enactment of rent control laws or laws taxing the owners of manufactured homes.

Our income would also be adversely affected if tenants were unable to pay rent or if sites were unable to be rented on favorable terms.  If we were unable to promptly relet or renew the leases for a significant number of the sites, or if the rental rates upon such renewal or reletting were significantly lower than expected rates, then our business and results of operations could be adversely affected.  In addition, certain expenditures associated with each property (such as real estate taxes and maintenance costs) generally are not reduced when circumstances cause a reduction in income from the property. Furthermore, real estate investments are relatively illiquid and, therefore, will tend to limit our ability to vary our portfolio promptly in response to changes in economic or other conditions.

We may be unable to compete with our larger competitors and other alternatives available to tenants or potential tenants of our properties, which may in turn adversely affect our profitability.  The real estate business is highly competitive.  We compete for manufactured home community investments with numerous other real estate entities, such as individuals, corporations, REITs and other enterprises engaged in real estate activities.  In many cases, the competing concerns may be larger and better financed than we are, making it difficult for us to secure new manufactured home community investments.  Competition among private and institutional purchasers of manufactured home community investments has resulted in increases in the purchase price paid for manufactured home communities and consequent higher fixed costs.  To the extent we are unable to effectively compete in the marketplace, our business may be adversely affected.

Our ability to sell manufactured homes may be affected by various factors, which may in turn adversely affect our profitability.  S&F operates in the manufactured home market offering manufactured home sales to tenants and prospective tenants of our communities.  The market for the sale of manufactured homes may be adversely affected by the following factors:

•	downturns in economic conditions which adversely impact the housing market;

•	an oversupply of, or a reduced demand for, manufactured homes;

•	the difficulty facing potential purchasers in obtaining affordable financing as a result of heightened lending criteria; and

•	an increase or decrease in the rate of manufactured home repossessions which provide aggressively priced competition to new manufactured home sales.

Any of the above listed factors could adversely impact our rate of manufactured home sales, which would result in a decrease in profitability.

Costs associated with taxes and regulatory compliance may reduce our revenue.  We are subject to significant regulation that inhibits our activities and may increase our costs.  Local zoning and use laws, environmental statutes and other governmental requirements may restrict expansion, rehabilitation and reconstruction activities.  These regulations may prevent us from taking advantage of economic opportunities.  Legislation such as the Americans with Disabilities Act may require us to modify our properties at a substantial cost and noncompliance could result in the imposition of fines or an award of damages to private litigants.  Future legislation may impose additional requirements.  We cannot predict what requirements may be enacted or amended or what costs we will incur to comply with such requirements.  Costs resulting from changes in real estate laws, income taxes, service or other taxes may adversely affect our funds from operations and our ability to pay or refinance our debt.  Similarly, changes in laws increasing the potential liability for environmental conditions existing on properties or increasing the restrictions on discharges or other conditions may result in significant unanticipated expenditures, which would adversely affect our business and results of operations.

Licensing laws and compliance could affect our profitability. We are subject to the Secure and Fair Enforcement for Mortgage Licensing Act of 2008 (“SAFE Act”), which requires that we obtain appropriate licenses pursuant to the Nationwide Mortgage Licensing System & Registry in each state where we conduct business.  There are extensive federal and state requirements mandated by the SAFE Act and there can be no assurance that we will obtain or renew our SAFE Act licenses, which could result in fees and penalties and have an adverse impact on our ability to continue with our home financing activities.

Rent control legislation may harm our ability to increase rents.  State and local rent control laws in certain jurisdictions may limit our ability to increase rents and to recover increases in operating expenses and the costs of capital improvements.  Currently, rent control affects only two of our manufactured home communities which are in New Jersey and has resulted in a slower growth of earnings from these properties.  However, we may purchase additional properties in markets that are either subject to rent control or in which rent-limiting legislation exists or may be enacted.

Our investments are concentrated in the manufactured housing/residential sector and our business would be adversely affected by an economic downturn in that sector.  Our investments in real estate assets are primarily concentrated in the manufactured housing/residential sector.  This concentration may expose us to the risk of economic downturns in this sector to a greater extent than if our business activities included a more significant portion of other sectors of the real estate industry.

Environmental liabilities could affect our profitability.  Under various federal, state and local laws, ordinances and regulations, an owner or operator of real estate is liable for the costs of removal or remediation of certain hazardous substances at, on, under or in such property.  Such laws often impose such liability without regard to whether the owner knew of, or was responsible for, the presence of such hazardous substances.  The presence of such substances, or the failure to properly remediate such substances, may adversely affect the owner’s ability to sell or rent such property, to borrow using such property as collateral or to develop such property.  Persons who arrange for the disposal or treatment of hazardous substances also may be liable for the costs of removal or remediation of such substances at a disposal or treatment facility owned or operated by another person.  In addition, certain environmental laws impose liability for the management and disposal of asbestos-containing materials and for the release of such materials into the air.  These laws may provide for third parties to seek recovery from owners or operators of real properties for personal injury associated with asbestos-containing materials.  In connection with the ownership, operation, management, and development of real properties, we may be considered an owner or operator of such properties and, therefore, are potentially liable for removal or remediation costs, and also may be liable for governmental fines and injuries to persons and property. When we arrange for the treatment or disposal of hazardous substances at landfills or other facilities owned by other persons, we may be liable for the removal or remediation costs at such facilities.

We own and operate 14 manufactured home communities which either have their own wastewater treatment facility, water distribution system, or both.  At these locations, we are subject to compliance with monthly, quarterly and yearly testing for contaminants as outlined by the individual state’s Department of Environmental Protection Agencies.  Currently, we are not subject to radon or asbestos monitoring requirements.  In addition, all of our properties have been subject to a Phase I or similar environmental audit (which involves general inspections without soil sampling or ground water analysis) completed by independent environmental consultants, which have not revealed any significant environmental liability that would have a material adverse effect on our business.  However, these audits cannot reflect conditions arising after the studies were completed, and no assurances can be given that existing environmental studies reveal all environmental liabilities, that any prior owner or operator of a property or neighboring owner or operator did not create any material environmental condition not known to us, or that a material environmental condition does not otherwise exist as to any one or more properties.

Actions by our competitors may decrease or prevent increases in the occupancy and rental rates of our properties which could adversely affect our business.  We compete with other owners and operators of manufactured housing community properties, some of which own properties similar to ours in the same submarkets in which our properties are located.  The number of competitive manufactured housing community properties in a particular area could have a material adverse effect on our ability to lease sites and increase rents charged at our properties or at any newly acquired properties.  In addition, other forms of multi-family residential properties, such as private and federally funded or assisted multi-family housing projects and single-family housing, provide housing alternatives to potential tenants of manufactured housing communities.  If our competitors offer housing at rental rates below current market rates or below the rental rates we currently charge our tenants, we may lose potential tenants, and we may be pressured to reduce our rental rates below those we currently charge in order to retain tenants when our tenants’ leases expire.  As a result, our financial condition, cash flow, cash available for distribution, and ability to satisfy our debt service obligations could be materially adversely affected.

Losses in excess of our insurance coverage or uninsured losses could adversely affect our cash flow.  We generally maintain insurance policies related to our business, including casualty, general liability and other policies covering business operations, employees and assets.  However, we may be required to bear all losses that are not adequately covered by insurance.  In addition, there are certain losses that are not generally insured because it is not economically feasible to insure against them, including losses due to riots or acts of war.  If an uninsured loss or a loss in excess of insured limits occurs with respect to one or more of our properties, then we could lose the capital we invested in the properties, as well as the anticipated profits and cash flow from the properties and, in the case of debt, which is with recourse to us, we would remain obligated for any mortgage debt or other financial obligations related to the properties.  Although we believe that our insurance programs are adequate, no assurance can be given that we will not incur losses in excess of its insurance coverage, or that we will be able to obtain insurance in the future at acceptable levels and reasonable cost.

We may not be able to integrate or finance our acquisitions and our acquisitions may not perform as expected.  We acquire and intend to continue to acquire manufactured housing communities on a select basis.  Our acquisition activities and their success are subject to the following risks:

•	we may be unable to acquire a desired property because of competition from other well capitalized real estate investors, including both publicly traded REITs and institutional investment funds;

•
even if we enter into an acquisition agreement for a property, it is usually subject to customary conditions to closing, including completion of due diligence investigations to our satisfaction, which may not be satisfied;

•	even if we are able to acquire a desired property, competition from other real estate investors may significantly increase the purchase price;

•	we may be unable to finance acquisitions on favorable terms;

•	acquired properties may fail to perform as expected;

•
acquired properties may be located in new markets where we face risks associated with a lack of market knowledge or understanding of the local economy, lack of business relationships in the area and unfamiliarity with local governmental and permitting procedures; and

•	we may be unable to quickly and efficiently integrate new acquisitions, particularly acquisitions of portfolios of properties, into our existing operations.

If any of the above occurred, our business and results of operations could be adversely affected.

In addition, we may acquire properties subject to liabilities and without any recourse, or with only limited recourse, with respect to unknown liabilities.  As a result, if a liability were to be asserted against us based upon ownership of those properties, we might have to pay substantial sums to settle it, which could adversely affect our cash flow.

Financing Risks

We face risks generally associated with our debt.  We finance a portion of our investments in properties and marketable securities through debt.  We are subject to the risks normally associated with debt financing, including the risk that our cash flow will be insufficient to meet required payments of principal and interest.  In addition, debt creates risks, including:

•	rising interest rates on our variable rate debt;

•	failure to repay or refinance existing debt as it matures, which may result in forced disposition of assets on disadvantageous terms;

•	refinancing terms less favorable than the terms of existing debt; and

•	failure to meet required payments of principal and/or interest.

We mortgage our properties, which subjects us to the risk of foreclosure in the event of non-payment.  We mortgage many of our properties to secure payment of indebtedness and if we are unable to meet mortgage payments, then the property could be foreclosed upon or transferred to the mortgagee with a consequent loss of income and asset value. A foreclosure of one or more of our properties could adversely affect our financial condition, results of operations, cash flow, ability to service debt and make distributions and the market price of our common stock.

We face risks related to “balloon payments” and refinancings.  Certain of our mortgages will have significant outstanding principal balances on their maturity dates, commonly known as “balloon payments.” There can be no assurance that we will be able to refinance the debt on favorable terms or at all.  To the extent we cannot refinance debt on favorable terms or at all, we may be forced to dispose of properties on disadvantageous terms or pay higher interest rates, either of which would have an adverse impact on our financial performance and ability to service debt and make distributions.

We face risks associated with our dependence on external sources of capital.  In order to qualify as a REIT, we are required each year to distribute to our stockholders at least 90% of our REIT taxable income, and we are subject to tax on our income to the extent it is not distributed. Because of this distribution requirement, we may not be able to fund all future capital needs from cash retained from operations. As a result, to fund capital needs, we rely on third-party sources of capital, which we may not be able to obtain on favorable terms, if at all. Our access to third-party sources of capital depends upon a number of factors, including (i) general market conditions; (ii) the market’s perception of our growth potential; (iii) our current and potential future earnings and cash distributions; and (iv) the market price of our securities. Additional debt financing may substantially increase our debt-to-total capitalization ratio. Additional equity issuance may dilute the holdings of our current stockholders.

We may become more highly leveraged.  Our governing documents do not limit the amount of indebtedness we may incur. Accordingly, our board of directors may vote to incur additional debt and would do so, for example, if it were necessary to maintain our status as a REIT. We might become more highly leveraged as a result, and our financial condition and cash available for service of debt and distributions might be negatively affected and the risk of default on our indebtedness could increase.

Covenants in our credit agreements could limit our flexibility and adversely affect our financial condition.  The terms of our various credit agreements and other indebtedness require us to comply with a number of customary financial and other covenants, such as maintaining debt service coverage and leverage ratios and maintaining insurance coverage. These covenants may limit our flexibility in our operations, and breaches of these covenants could result in defaults under the instruments governing the applicable indebtedness even if we had satisfied our payment obligations. If we were to default under credit agreements, our financial condition would be adversely affected.

We face risks associated with the financing of home sales to customers in our manufactured home communities.  To produce new rental revenue and to upgrade our communities, we sell homes to customers in our communities at competitive prices and finance these home sales.  We allow banks and outside finance companies the first opportunity to finance these sales.  There is a risk of default in financing these sales.  These loans may have higher default rates than we anticipate, and demand for consumer financing may not be as great as we anticipate or may decline.  Additionally, there are many regulations pertaining to our home sales and financing activities.  There are significant consumer protection laws and the regulatory framework may change in a manner which may adversely affect our operating results.  The regulatory environment and associated consumer finance laws create a risk of greater liability from our home sales and financing activities and could subject us to additional litigation.  We are also dependent on licenses granted by state and other regulatory authorities, which may be withdrawn or which may not be renewed and which could have an adverse impact on our ability to continue with our home sales and financing activities.

Other Risks

We are dependent on key personnel. Our executive and other senior officers have a significant role in our success. Our ability to retain our management group or to attract suitable replacements should any members of the management group leave is dependent on the competitive nature of the employment market. The loss of services from key members of the management group or a limitation in their availability could adversely affect our financial condition and cash flow. Further, such a loss could be negatively perceived in the capital markets.

We may amend our business policies without your approval.  Our board of directors determines our growth, investment, financing, capitalization, borrowing, REIT status, operations and distributions policies. Although our board of directors has no present intention to amend or reverse any of these policies, they may be amended or revised without notice to stockholders. Accordingly, stockholders may not have control over changes in our policies. We cannot assure you that changes in our policies will serve fully the interests of all stockholders.

The market value of our common stock could decrease based on our performance and market perception and conditions.  The market value of our common stock may be based primarily upon the market’s perception of our growth potential and current and future cash dividends, and may be secondarily based upon the real estate market value of our underlying assets. The market price of our common stock is influenced by their respective distributions relative to market interest rates. Rising interest rates may lead potential buyers of our stock to expect a higher distribution rate, which would adversely affect the market price of our  stock. In addition, rising interest rates would result in increased expense, thereby adversely affecting cash flow and our ability to service our indebtedness and pay distributions.

There are restrictions on the transfer of our capital stock. To maintain our qualification as a REIT under the Code, no more than 50% in value of our outstanding capital stock may be owned, actually or by attribution, by five or fewer individuals, as defined in the Code to also include certain entities, during the last half of a taxable year. Accordingly, our charter and bylaws contain provisions restricting the transfer of our capital stock. See “Description of Capital Stock - Restrictions on Ownership and Transfer.”

Our earnings are dependent, in part, upon the performance of our investment portfolio.  As permitted by the Code, we invest in and own securities of other real estate investment trusts. To the extent that the value of those investments declines or those investments do not provide a return, our earnings and cash flow could be adversely affected.

We are subject to restrictions that may impede our ability to effect a change in control. Certain provisions contained in our charter and bylaws and certain provisions of Maryland law may have the effect of discouraging a third party from making an acquisition proposal for us and thereby inhibit a change in control. These provisions include the following:

•
Our charter provides for three classes of directors with the term of office of one class expiring each year, commonly referred to as a “staggered board.” By preventing common stockholders from voting on the election of more than one class of directors at any annual meeting of stockholders, this provision may have the effect of keeping the current members of our board of directors in control for a longer period of time than stockholders may desire.

•
Our charter generally limits any holder from acquiring more than 9.8% (in value or in number, whichever is more restrictive) of our outstanding equity stock (defined as all of our classes of capital stock, except our excess stock). While this provision is intended to assure our ability to remain a qualified REIT for Federal income tax purposes, the ownership limit may also limit the opportunity for stockholders to receive a premium for their shares of common stock that might otherwise exist if an investor was attempting to assemble a block of shares in excess of 9.8% of the outstanding shares of equity stock or otherwise effect a change in control.

•
The request of the holders of a majority or more of our outstanding common stock is necessary for stockholders to call a special meeting. We also require advance notice by common stockholders for the nomination of directors or proposals of business to be considered at a meeting of stockholders.

Our Board of Directors may authorize and issue securities without stockholder approval. Under our charter, the board has the power to classify and reclassify any of our unissued shares of capital stock into shares of capital stock with such preferences, rights, powers and restrictions as the board of directors may determine. The authorization and issuance of a new class of capital stock could have the effect of delaying or preventing someone from taking control of us, even if a change in control were in our stockholders’ best interests.

Maryland business statutes may limit the ability of a third party to acquire control of us.  Maryland law provides protection for Maryland corporations against unsolicited takeovers by limiting, among other things, the duties of the directors in unsolicited takeover situations. The duties of directors of Maryland corporations do not require them to (a) accept, recommend or respond to any proposal by a person seeking to acquire control of the corporation, (b) authorize the corporation to redeem any rights under, or modify or render inapplicable, any stockholders rights plan, (c) make a determination under the Maryland Business Combination Act or the Maryland Control Share Acquisition Act, or (d) act or fail to act solely because of the effect of the act or failure to act may have on an acquisition or potential acquisition of control of the corporation or the amount or type of consideration that may be offered or paid to the stockholders in an acquisition. Maryland law also contains a statutory presumption that an act of a director of a Maryland corporation satisfies the applicable standards of conduct for directors under Maryland law.

The Maryland Business Combination Act provides that unless exempted, a Maryland corporation may not engage in business combinations, including mergers, dispositions of 10% or more of its assets, certain issuances of shares of stock and other specified transactions, with an “interested stockholder” or an affiliate of an interested stockholder for five years after the most recent date on which the interested stockholder became an interested stockholder, and thereafter unless specified criteria are met. An interested stockholder is generally a person owning or controlling, directly or indirectly, 10% or more of the voting power of the outstanding stock of the Maryland corporation or an affiliate or associate of the Maryland corporation that was the beneficial owner of 10% or more of the voting power of the corporation’s outstanding stock during the past two years. In our charter, we have expressly elected that the Maryland Business Combination Act not govern or apply to any transaction with MREIC.

We cannot assure you that we will be able to pay dividends regularly.  Our ability to pay dividends in the future is dependent on our ability to operate profitably and to generate cash from our operations and the operations of our subsidiaries. We cannot guarantee that we will be able to pay dividends on a regular quarterly basis in the future.

If our leases are not respected as true leases for federal income tax purposes, we would fail to qualify as a REIT.  To qualify as a REIT, we must, among other things, satisfy two gross income tests, under which specified percentages of our gross income must be passive income, such as rent. For the rent paid pursuant to our leases, to qualify for purposes of the gross income tests, the leases must be respected as true leases for federal income tax purposes and not be treated as service contracts, joint ventures or some other type of arrangement. We believe that our leases will be respected as true leases for federal income tax purposes. However, there can be no assurance that the Internal Revenue Service (“IRS”) will agree with this view. If the leases are not respected as true leases for federal income tax purposes, we would not be able to satisfy either of the two gross income tests applicable to REITs, and we would most likely lose our REIT status.

Failure to make required distributions would subject us to additional tax.  In order to qualify as a REIT, we must, among other requirements, distribute, each year, to our stockholders at least 90% of our taxable income, excluding net capital gains. To the extent that we satisfy the 90% distribution requirement, but distribute less than 100% of our taxable income, we will be subject to federal corporate income tax on our undistributed income. In addition, we will incur a 4% nondeductible excise tax on the amount, if any, by which our distributions (or deemed distributions) in any year are less than the sum of:

•	85% of our ordinary income for that year;

•	95% of our capital gain net earnings for that year; and

•	100% of our undistributed taxable income from prior years.

To the extent we pay out in excess of 100% of our taxable income for any tax year, we may be able to carry forward such excess to subsequent years to reduce our required distributions in such years. We intend to pay out our income to our stockholders in a manner intended to satisfy the distribution requirement. Differences in timing between the recognition of income and the related cash receipts or the effect of required debt amortization payments could require us to borrow money or sell assets to pay out enough of our taxable income to satisfy the distribution requirement and to avoid corporate income tax.

We may not have sufficient cash available from operations to pay distributions, and, therefore, distributions may be made from borrowings.  The actual amount and timing of distributions will be determined by our board of directors in its discretion and typically will depend on the amount of cash available for distribution, which will depend on items such as current and projected cash requirements and tax considerations. As a result, we may not have sufficient cash available from operations to pay distributions as required to maintain our status as a REIT. Therefore, we may need to borrow funds to make sufficient cash distributions in order to maintain our status as a REIT, which may cause us to incur additional interest expense as a result of an increase in borrowed funds for the purpose of paying distributions.

We may be required to pay a penalty tax upon the sale of a property. The federal income tax provisions applicable to REITs provide that any gain realized by a REIT on the sale of property held as inventory or other property held primarily for sale to customers in the ordinary course of business is treated as income from a “prohibited transaction” that is subject to a 100% penalty tax. Under current law, unless a sale of real property qualifies for a safe harbor, the question of whether the sale of real estate or other property constitutes the sale of property held primarily for sale to customers is generally a question of the facts and circumstances regarding a particular transaction. We intend that we and our subsidiaries will hold the interests in the real estate for investment with a view to long-term appreciation, engage in the business of acquiring and owning real estate, and make occasional sales as are consistent with our investment objectives. We do not intend to engage in prohibited transactions. We cannot assure you, however, that we will only make sales that satisfy the requirements of the safe harbors or that the IRS will not successfully assert that one or more of such sales are prohibited transactions.

We may fail to qualify as a REIT.  If we fail to qualify as a REIT, we will not be allowed to deduct distributions to stockholders in computing our taxable income and will be subject to Federal income tax, including any applicable alternative minimum tax, at regular corporate rates.  In addition, we might be barred from qualification as a REIT for the four years following disqualification.  The additional tax incurred at regular corporate rates would reduce significantly the cash flow available for distribution to stockholders and for debt service.  Furthermore, we would no longer be required to make any distributions to our stockholders as a condition to REIT qualification.  Any distributions to stockholders would be taxable as ordinary income to the extent of our current and accumulated earnings and profits, although such dividend distributions would be subject to a top federal tax rate of 15% through 2012.  Corporate distributees, however, may be eligible for the dividends received deduction on the distributions, subject to limitations under the Code.

To qualify as a REIT, we must comply with certain highly technical and complex requirements.  We cannot be certain we have complied, and will always be able to comply, with the requirements to qualify as a REIT because there are few judicial and administrative interpretations of these provisions.  In addition, facts and circumstances that may be beyond our control may affect our ability to continue to qualify as a REIT.  We cannot assure you that new legislation, regulations, administrative interpretations or court decisions will not change the tax laws significantly with respect to our qualification as a REIT or with respect to the Federal income tax consequences of qualification.  We believe that we have qualified as a REIT since our inception and intend to continue to qualify as a REIT. However, we cannot assure you that we are qualified or will remain qualified.

There is a risk of changes in the tax law applicable to real estate investment trusts.  Because the IRS, the United States Treasury Department and Congress frequently review federal income tax legislation, we cannot predict whether, when or to what extent new federal tax laws, regulations, interpretations or rulings will be adopted.  Any of such legislative action may prospectively or retroactively modify our tax treatment and, therefore, may adversely affect taxation of us and/or our investors.

We may be unable to comply with the strict income distribution requirements applicable to REITs.  To maintain qualification as a REIT under the Code, a REIT must annually distribute to its stockholders at least 90% of its REIT taxable income, excluding the dividends paid deduction and net capital gains.  This requirement limits our ability to accumulate capital.  We may not have sufficient cash or other liquid assets to meet the distribution requirements.  Difficulties in meeting the distribution requirements might arise due to competing demands for our funds or to timing differences between tax reporting and cash receipts and disbursements, because income may have to be reported before cash is received, because expenses may have to be paid before a deduction is allowed, because deductions may be disallowed or limited or because the IRS may make a determination that adjusts reported income.  In those situations, we might be required to borrow funds or sell properties on adverse terms in order to meet the distribution requirements and interest and penalties could apply which could adversely affect our financial condition.  If we fail to make a required distribution, we would cease to be taxed as a REIT.

Notwithstanding our status as a REIT, we are subject to various federal, state and local taxes on our income and property.  For example, we will be taxed at regular corporate rates on any undistributed taxable income, including undistributed net capital gains, provided; however, that properly designated undistributed capital gains will effectively avoid taxation at the stockholder level. We may be subject to other Federal income taxes as more fully described in “Material United States Federal Income Tax Consequences-Taxation of Us as a REIT.” We may also have to pay some state income or franchise taxes because not all states treat REITs in the same manner as they are treated for Federal income tax purposes.

Future terrorist attacks and military conflicts could have a material adverse effect on general economic conditions, consumer confidence and market liquidity.   Among other things, it is possible that interest rates may be affected by these events. An increase in interest rates may increase our costs of borrowing, leading to a reduction in our earnings. Terrorist acts could also result in significant damages to, or loss of, our properties.  Additionally, we may be unable to obtain adequate insurance coverage on acceptable economic terms for losses resulting from acts of terrorism.  Our lenders may require that we carry terrorism insurance even if we do not believe this insurance is necessary or cost effective.  Should an act of terrorism result in an uninsured loss or a loss in excess of insured limits, we could lose capital invested in a property, as well as the anticipated future revenues from a property, while remaining obligated for any mortgage indebtedness or other financial obligations related to the property. Any loss of these types would adversely affect our financial condition.

We are subject to risks arising from litigation.   We may become involved in litigation. Litigation can be costly, and the results of litigation are often difficult to predict. We may not have adequate insurance coverage or contractual protection to cover costs and liability in the event we are sued, and to the extent we resort to litigation to enforce our rights, we may incur significant costs and ultimately be unsuccessful or unable to recover amounts we believe are owed to us.  We may have little or no control of the timing of litigation, which presents challenges to our strategic planning.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

From time to time, we may make forward-looking statements (within the meaning of Section 27A of the Securities Act and Section 21F of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) in documents filed under the Securities Act, the Exchange Act, press releases or other public statements with respect to our financial condition, results of operations and business. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “could,” “may,” and similar expressions, and the negatives of such words and expressions as they relate to us or our management are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance. Potential investors should not place undue reliance on forward-looking statements as they involve numerous risks and uncertainties that could cause actual results to differ materially from the results stated or implied in the forward-looking statements. If we make forward-looking statements, we assume no obligation to update forward-looking statements. In evaluating the securities offered by this prospectus, you should carefully consider the discussion of risks and uncertainties in the section entitled “Risk Factors” beginning on page 2 of this prospectus and those in the documents we incorporate by reference that could cause actual results to differ materially from the results contemplated by the forward-looking statements.

USE OF PROCEEDS

Unless otherwise described in the applicable prospectus supplement, we intend to use the net proceeds of any sale of securities for working capital and general corporate purposes, including, without limitation, the development and acquisition of additional properties in the ordinary course of our business.

RATIO OF EARNINGS TO COMBINED FIXED CHARGES
AND PREFERRED STOCK DIVIDENDS

The following table sets forth our consolidated ratio of earnings to combined fixed charges and preferred stock dividends for the nine months ended September 30, 2010, and for each of the last five fiscal years.

	Nine Months Ended September 30,	Year Ended December 31,
	2010	2009	2008	2007	2006	2005

Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends	2.18	1.80	1.32	1.72	2.74	4.00

For the purpose of computing these ratios, earnings have been calculated by adding pre-tax income from continuing operations, fixed charges and amortization of capitalized interest; and subtracting from the total of those items capitalized interest; preference security dividend requirements of consolidated subsidiaries; and the noncontrolling interest in pre-tax income of subsidiaries that have not incurred fixed charges. Fixed charges consist of the sum of interest costs, whether expensed or capitalized, the estimated interest component of rental expenses, amortized premiums, discounts and capitalized expenses related to indebtedness, and preference security dividend requirements of consolidated subsidiaries. Preferred stock dividends are the amount of pre-tax earnings that are required to pay the dividends on outstanding preferred securities.  We do not have, nor have we had in the past, any preferred securities outstanding and, therefore, we have not paid any dividends on preferred securities.

DESCRIPTION OF CAPITAL STOCK

The following description is only a summary of certain terms and provisions of our capital stock. You should refer to our charter and bylaws for a complete description.

General.  Our authorized capital stock consists of 23,000,000 shares, classified as 20,000,000 shares of common stock, par value $0.10 per share and 3,000,000 shares of excess stock, par value $0.10 per share.  The excess stock is designed to protect our status as a REIT under the Code. See “—Restrictions on Ownership and Transfer.”

As of November 30, 2010, 13,456,188 shares of common stock were issued and outstanding, and no shares of excess stock were issued and outstanding. Our outstanding shares of common stock are currently listed on the NYSE Amex under the symbol “UMH.”  We intend to apply to the NYSE Amex to list any additional shares of common stock or any shares of preferred stock offered pursuant to any prospectus supplement, and we anticipate that such shares will be so listed.

Under Maryland General Corporation Law (“MGCL”) and our charter, a majority of our entire board of directors has the power, without action by the stockholders, to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that we have the authority to issue.  Our board of directors is also authorized under the MGCL and our charter to classify and reclassify any unissued shares of our common stock and excess stock into other classes, including classification into a class or classes of preferred stock, preference stock, special stock or other stock and to divide or classify shares into one or more series of such class. Before issuance of shares of each class or series, our board of directors is required by the MGCL and our charter to set, subject to restrictions in our charter on transfer of our stock, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each class or series.  Thus, our board of directors could authorize the issuance of shares of stock with terms and conditions that could have the effect of delaying, deferring or preventing a transaction or a change in control that might involve a premium price for holders of our common stock or otherwise be in their best interest.

Our management believes that the power to issue additional shares of stock and to classify or reclassify unissued shares of stock and thereafter to issue the classified or reclassified shares provides us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. These actions can be taken without stockholder approval, unless stockholder approval is required by applicable law or the rules of any stock exchange or automated quotation system on which shares of our stock may be listed or traded. Although we have no present intention of doing so, we could issue a class or series of stock that could delay, defer or prevent a transaction or a change in control that might involve a premium price for holders of our common stock or otherwise be in their best interest.

Restrictions on Ownership and Transfer.  To qualify as a REIT under the Code, we must satisfy a number of statutory requirements, including a requirement that no more than 50% in value of our outstanding shares of stock may be owned, actually or constructively, by five or fewer individuals (as defined by the Code to include certain entities) during the last half of a taxable year. In addition, if we, or an actual or constructive owner of 10% or more of us, actually or constructively owns 10% or more of a tenant of ours (or a tenant of any partnership in which we are a partner), the rent we receive (either directly or through any such partnership) from such tenant will not be qualifying income for purposes of the REIT gross income tests of the Code. Our capital stock must also be beneficially owned by 100 or more persons during at least 335 days of a taxable year of twelve months or during a proportionate part of a shorter taxable year.

Our charter prohibits any transfer of shares of our stock or any other change in our capital structure that would result in:

•
any person directly or indirectly acquiring beneficial or constructive ownership of more than 9.8% (in value or number of shares, whichever is more restrictive) of the outstanding shares of our stock (other than shares of excess stock);

•	outstanding shares of our stock (other than shares of excess stock) being beneficially owned by fewer than 100 persons;

•	us being “closely held” within the meaning of Section 856 of the Code; or

•	us otherwise failing to qualify as a REIT under the Code.

Our charter requires that any person who acquires or attempts to acquire shares of our stock (other than shares of excess stock), in violation of these restrictions, which we refer to as the ownership limits, give at least 15 days’ prior written notice to us. If any person attempts to transfer shares of our stock, or attempts to cause any other event to occur, that would result in a violation of the ownership limits, then:

•
any proposed transfer will be void ab initio, the purported transferee of such shares will acquire no interest in the shares and the shares that were subject to the attempted transfer or other event will, effective as of the close of business on the business day before the date of the attempted transfer or other event, automatically, without action by us or any other person, be converted into and exchanged for an equal number of shares of excess stock;

•
we may redeem any shares of excess stock and, before the attempted transfer or other event that results in a conversion into and exchange for shares of excess stock, any shares of our stock of any other class or series that are attempted to be owned or transferred in violation of the ownership limits, at a price equal to the lesser of the price per share paid in the attempted transfer or other event that violated the ownership limits and the last reported sales price of shares of such class of our stock on the NYSE Amex on the day we give notice of redemption or, if shares of such class of our stock are not then traded on the NYSE Amex the market price of such shares determined in accordance with our charter; and

•	our board of directors may take any action it deems advisable to refuse to give effect to, or to prevent, any such attempted transfer or other event.

Shares of excess stock will be held in book entry form in the name of a trustee appointed by us to hold the excess shares for the benefit of one or more charitable beneficiaries appointed by us and a beneficiary designated by the purported transferee, which we refer to as the designated beneficiary, whose ownership of the shares of our stock that were converted into and exchanged for excess stock does not violate the ownership limits. The purported transferee may not receive consideration in exchange for designating the designated beneficiary in an amount that exceeds the price per share that the purported transferee paid for the shares of our stock converted into and exchanged for shares of excess stock or, if the purported transferee did not give value for such shares, the market price of the shares on the date of the purported transfer or other event resulting in the conversion and exchange. Any excess amounts received by the purported transferee as consideration for designating the designated beneficiary must be paid to the trustee for the benefit of the charitable beneficiary. Upon the written designation of a designated beneficiary and the waiver by us of our right to redeem the shares of excess stock, the trustee will transfer the shares of excess stock to the designated beneficiary and, upon such transfer, the shares of excess stock will automatically be converted into and exchanged for the number and class of shares of our stock as were converted into and exchanged for such shares of excess stock. Shares of excess stock are not otherwise transferable. If the purported transferee attempts to transfer shares of our stock before discovering that the shares have been converted into and exchanged for shares of excess stock, the shares will be deemed to have been sold on behalf of the trust and any amount received by the purported transferee in excess of what the purported transferee would have been entitled to receive as consideration for designating a designated beneficiary will be paid to the trustee on demand.

Holders of shares of excess stock are not entitled to vote on any matter submitted to a vote at a meeting of our stockholders. Upon the voluntary or involuntary liquidation, dissolution or winding up of the company, the trustee must distribute to the designated beneficiary any amounts received as a distribution on the shares of excess stock that do not exceed the price per share paid by the purported transferee in the transaction that created the violation or, if the purported transferee did not give value for such shares, the market price of the shares of our stock that were converted into and exchanged for shares of excess stock, on the date of the purported transfer or other event that resulted in such conversion and exchange. Any amount received upon the voluntary or involuntary liquidation, dissolution or winding up of the company not payable to the designated beneficiary, and any other dividends or distributions paid on shares of excess stock, will be distributed by the trustee to the charitable beneficiary.

Every holder of more than 5% of the number or value of outstanding shares of our stock must give written notice to us stating the name and address of such owner, the number of shares of stock beneficially or constructively owned and a description of the manner in which the shares are owned. Our board of directors may, in its sole and absolute discretion, exempt certain persons from the ownership limitations contained in our charter if ownership of shares of capital stock by such persons would not disqualify us as a REIT under the Code.

Description of Common Stock

Relationship of Common Stock and Preferred Stock.  The rights of holders of common stock will be subject to, and may be adversely affected by, the rights of holders of preferred stock that may be issued in the future. Our board of directors may cause preferred stock to be issued to obtain additional capital, in connection with acquisitions, to our officers, directors and employees pursuant to benefit plans or otherwise and for other corporate purposes.  Our common stock is subject to certain ownership restrictions designed to help us maintain our qualification as a REIT under the Code, which are described under “Description of Capital Stock - Restrictions on Ownership and Transfer.”

Preferences, Sinking Fund Provisions and Preemptive Rights. The shares of common stock will, when issued, be fully paid and non-assessable and will have no preferences, conversion, sinking fund, redemption rights  (except with respect to shares of excess stock, described above) or preemptive rights to subscribe for any of our capital stock.

Voting Rights.  Subject to the provisions of our charter regarding restrictions on transfer and ownership of shares of common stock, our common stockholders will have one vote per share on all matters submitted to a vote of the common stockholders, including the election of directors. Except as provided with respect to any other class or series of capital stock, the holders of common stock will possess the exclusive voting power.

There is no cumulative voting in the election of directors, which means that the holders of a plurality of the outstanding shares of common stock can elect all of the directors then standing for election and the holders of the remaining shares of common stock, if any, will not be able to elect any directors, except as otherwise provided for in any other class or series of our capital stock, including any preferred stock.

Distributions.  Subject to any preferential rights granted to any class or series of our capital stock, including any preferred stock, and to the provisions of our charter regarding restrictions on transfer and ownership of shares of common stock, holders of our common stock will be entitled to receive dividends or other distributions if, as and when authorized by our board of directors and declared by us out of funds legally available for dividends or other distributions to stockholders. Subject to the provisions in our charter regarding restrictions on ownership and transfer, all shares of our common stock have equal distribution rights.  In the event of our liquidation, dissolution or winding up, after payment of any preferential amounts to any class of preferred stock which may be outstanding and after payment of, or adequate provision for, all of our known debts and liabilities, holders of common stock and excess stock will be entitled to share ratably in all assets that we may legally distribute to our stockholders.

Stockholder Liability.  Under Maryland law, holders of our common stock will not be liable for our obligations solely as a result of their status as a stockholder.

Transfer Agent.  The registrar and transfer agent for shares of our common stock is American Stock Transfer & Trust Company.

Description of Preferred Stock

The following description, together with the additional information we include in any applicable prospectus supplement, summarizes the material terms and provisions of the preferred stock that we may offer under this prospectus.  As of the date of this prospectus, we do not have any preferred stock outstanding.  While the terms we have summarized below will apply generally to any future preferred stock we may offer, we will describe the particular terms of any preferred stock that we may offer in more detail in the applicable prospectus supplement.  The terms of any preferred stock we offer under that prospectus may differ from the terms we describe below.

General.  Shares of preferred stock may be issued from time to time, in one or more series, as authorized by our board of directors. Before issuance of shares of each series, the board of directors is required to fix for each such series, subject to the provisions of MGCL and our charter, the powers, designations, preferences and relative, participating, optional or other special rights of such series and qualifications, limitations or restrictions thereof, including such provisions as may be desired concerning voting, redemption, dividends, dissolution or the distribution of assets, conversion or exchange, and such other matters as may be fixed by resolution of the board of directors or a duly authorized committee thereof.   The preferred stock could have voting or conversion rights that could adversely affect the voting power or other rights of holders of our common stock. Also, the issuance of preferred stock could decrease the amount of earnings and assets available for distribution to holders of our common stock.  The board of directors could authorize the issuance of shares of preferred stock with terms and conditions which could have the effect of discouraging a takeover or other transaction which holders of some, or a majority of, shares of common stock might believe to be in their best interests, or in which holders of some, or a majority of, shares of common stock might receive a premium for their shares of common stock over the then market price of such shares.

The shares of preferred stock will, when issued, be fully paid and non-assessable and will have no preemptive rights.   Under Maryland law, holders of our preferred stock generally are not responsible for our debts or obligations.  Both our preferred stock and our common stock are subject to certain ownership restrictions designed to help us maintain our qualification as a REIT under the Code, which are described under “Description of Capital Stock - Restrictions on Ownership and Transfer.”

The prospectus supplement relating to any shares of preferred stock offered thereby will contain the specific terms, including:

•	the title and stated value of such shares of preferred stock;

•	the number of such shares of preferred stock offered, the liquidation preference per share and the offering price of such shares of preferred stock;

•	the dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation thereof applicable to such shares of preferred stock;

•	the date from which dividends on such shares of preferred stock will accumulate, if applicable;

•	the procedures for any auction and remarketing, if any, for such shares of preferred stock;

•	the provision for a sinking fund, if any, for the shares of preferred stock;

•	the provisions for redemption, if applicable, of the shares of preferred stock;

•	whether or not any restrictions on the repurchase or redemption of shares exists while there is any arrearage in the payment of dividends or sinking fund installments;

•	any listing of the shares of preferred stock on any securities exchange;

•
the terms and conditions, if applicable, upon which the shares of preferred stock will be convertible into shares of our common stock, including the conversion price (or manner of calculation thereof);

•	a discussion of Federal income tax considerations applicable to such shares of preferred stock;

•	the relative ranking and preferences of such shares of preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of our affairs;

•
any limitations on issuance of any series of shares of preferred stock ranking senior to or on a parity with such series of shares of preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of our affairs;

•	any limitations on direct or beneficial ownership and restrictions on transfer of such shares of preferred stock, in each case as may be appropriate to preserve our status as a REIT; and

•	the voting rights, if any, of such shares of preferred stock; and

•	any other specific terms, preferences, rights, limitations or restrictions of such shares of preferred stock.

The registrar and transfer agent for shares of preferred stock will be set forth in the applicable prospectus supplement.

Rank.  Unless otherwise specified in the applicable prospectus supplement, the preferred stock ranks, with respect to dividend rights and rights upon our liquidation, dissolution or winding-up, and allocation of our earnings and losses:  (i) senior to all classes or series of our common stock, and to all equity securities ranking junior to the preferred stock; (ii) on a parity with all equity securities issued by us the terms of which specifically provide that such equity securities rank on a parity with the preferred stock; and (iii) junior to all equity securities issued by us the terms of which specifically provide that such equity securities rank senior to the preferred stock.

Distributions.  Subject to any preferential rights of any outstanding securities or series of securities, the holders of preferred stock will be entitled to receive dividends, when and as authorized by our board of directors and declared by us, out of legally available funds, and share pro rata the amount to be distributed to such class or series of preferred stock based on the number of shares of preferred stock of the same class or series outstanding.  Distributions will be made at such rates and on such dates as will be set forth in the applicable prospectus supplement

Voting Rights. Unless otherwise indicated in the applicable prospectus supplement, holders of our preferred stock will not have any voting rights.

Liquidation Preference.  Upon any voluntary or involuntary liquidation, dissolution or winding-up of our affairs, and before any distribution or payment shall be made to the holders of any common stock or any other class or series of stock ranking junior to our preferred stock, the holders of our preferred stock shall be entitled to receive, after payment or provision for payment of our debts and other liabilities, out of our assets legally available for distribution to stockholders, liquidating distributions in the amount of the liquidation preference per share, if any, set forth in the applicable prospectus supplement, plus an amount equal to all dividends accrued and unpaid thereon (which shall not include any accumulation in respect of unpaid noncumulative dividends for prior dividend periods).  After payment of the full amount of the liquidating distributions to which they are entitled, the holders of preferred stock will have no right or claim to any of our remaining assets.  In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding-up of our affairs, the legally available assets are insufficient to pay the amount of the liquidating distributions on all of our outstanding preferred stock and the corresponding amounts payable on all of our other outstanding equity securities ranking on a parity with the preferred stock in the distribution of assets upon our liquidation, dissolution or winding-up of our affairs, then the holders of our preferred stock and the holders of such other outstanding equity securities shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

If liquidating distributions are made in full to all holders of our preferred stock, our remaining assets shall be distributed among the holders of any other classes or series of equity securities ranking junior to the preferred stock in the distribution of assets upon our liquidation, dissolution or winding-up of our affairs, according to their respective rights and preferences and in each case according to their respective number of shares of stock.

If we consolidate or merge with or into, or sell, lease or convey all or substantially all of our property or business to, any corporation, trust or other entity, such transaction shall not be deemed to constitute a liquidation, dissolution or winding-up of our affairs.

Conversion Rights.  The terms and conditions, if any, upon which our preferred stock is convertible into common stock will be set forth in the applicable prospectus supplement.  Such terms will include the number of shares of common stock into which the preferred stock is convertible, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders of the preferred stock or at our option, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such preferred stock.

Redemption.  If so provided in the applicable prospectus supplement, our preferred stock will be subject to mandatory redemption or redemption at our option, in whole or in part, in each case upon the terms, at the times and at the redemption prices set forth in such prospectus supplement.

Stockholder Liability.  Under Maryland law, holders of our preferred stock will not be liable for our obligations solely as a result of their status as a stockholder.

Transfer Agent.  The registrar and transfer agent for our preferred stock will be set forth in the applicable prospectus supplement.

The description of the provisions of the shares of preferred stock set forth in this prospectus and in any related prospectus supplement is only a summary, does not purport to be complete and is subject to, and is qualified in its entirety by, reference to the definitive articles supplementary to our charter relating to such series of shares of preferred stock. You should read these documents carefully to fully understand the terms of the shares of preferred stock. In connection with any offering of shares of preferred stock, articles supplementary will be filed with the SEC as an exhibit or incorporated by reference in the Registration Statement.

CERTAIN PROVISIONS OF MARYLAND LAW
AND OUR CHARTER AND BY-LAWS

The following is a summary of certain provisions of the MGCL and our charter and bylaws. Because this description is only a summary, it does not contain all the information about the MGCL or our charter and bylaws that may be important to you.  In particular, you should refer to, and this summary is qualified in its entirety by reference to, the MGCL and our charter, including any articles supplementary, and bylaws. You should read these documents carefully to fully understand the terms of Maryland law, our charter and our bylaws.

The Board of Directors.  Our board of directors is currently comprised of seven directors. Our charter and bylaws provide that the board may alter the number of directors to a number not exceeding 15 or less than three. Our charter provides that the members of the board shall be divided, as evenly as possible, into three classes, with approximately one-third of the directors elected by the stockholders annually. Each director will serve for a three year term or until his or her successor is duly elected and has qualified.  Holders of shares will have no right to cumulative voting in the election of directors.

Business Combinations. Under the Maryland Business Combination Act, business combinations between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested stockholder is defined as:

•	any person who beneficially owns 10% or more of the voting power of the corporation’s shares; or

•
an affiliate or associate of the corporation who, at any time within the two-year period before the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting stock of the corporation.

A person is not an interested stockholder under the statute if the board of directors approves in advance the transaction by which the person otherwise would have become an interested stockholder. However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.

After the five-year prohibition, any business combination between the Maryland corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and

•
two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder.

These supermajority vote requirements do not apply if the corporation’s common stockholders receive a minimum price, as defined under the MGCL, for their shares of common stock in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.

The MGCL permits various exemptions from its provisions, including business combinations that are exempted by the board of directors before the time that the interested stockholder becomes an interested stockholder. Pursuant to the act, our charter exempts any business combination between us and MREIC.  Consequently, the five-year prohibition and the supermajority vote requirements will not apply to business combinations between us and MREIC.

Control Share Acquisitions. The provisions of the Maryland Control Share Acquisition Act provide that control shares of a Maryland corporation acquired in a control share acquisition have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquiror, by officers or by directors who are employees of the corporation are excluded from shares entitled to vote on the matter. Control shares are voting shares of stock which, if aggregated with all other shares of stock owned by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power:

•	one-tenth or more but less than one-third;

•	one-third or more but less than a majority; or

•	a majority or more of all voting power.

Control shares do not include shares that the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A control share acquisition means, subject to certain exceptions, the acquisition of control shares.

A person who has made or proposes to make a control share acquisition may compel the board of directors of the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the meeting. If no request for a meeting is made, the corporation may itself present the question at any stockholders’ meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then the corporation may redeem for fair value any or all of the control shares, except those for which voting rights have previously been approved. The right of the corporation to redeem control shares is subject to certain conditions and limitations. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of stockholders at which the voting rights of the shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

The control share acquisition statute does not apply (a) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (b) to acquisitions approved or exempted by the charter or bylaws of the corporation.

Our bylaws contain a provision exempting from the provisions of the Control Share Acquisition Act any and all acquisitions by any person of shares of our stock. There can be no assurance that our board of directors will not eliminate this provision at any time in the future.

Unsolicited Takeovers Act. Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of five provisions:

•	a classified board;

•	a two-thirds vote requirement for removing a director;

•	a requirement that the number of directors be fixed only by vote of the directors;

•
a requirement that a vacancy on the board be filled only by the affirmative vote of a majority of the remaining directors in office and for the remainder of the full term of the class of directors in which the vacancy occurred; and

•	a requirement that a special meeting of stockholders may occur if at least a majority of stockholders request such in writing.

Through provisions in our charter and bylaws unrelated to Subtitle 8, we already (a) have a classified board, (b) require a two-thirds vote for the removal of any director from the board, (c) vest in the board the exclusive power to fix the number of directors and (d) require, unless called by its president, the chairman of the board or a majority of the board of directors, the request of stockholders entitled to cast a majority of the votes entitled to be cast at such meeting to call a special meeting of stockholders.  We have elected to be governed by the provision of Subtitle 8 providing that a vacancy on its board of directors may be filled only by the remaining directors, for the remainder of the full term of the class of directors in which the vacancy occurred.

Advance Notice of Director Nominations and New Business. Our bylaws provide that, with respect to an annual meeting of our stockholders, nominations of individuals for election to our board of directors and the proposal of business to be considered by stockholders at an annual meeting may be made only (i) pursuant to the notice of the meeting, (ii) by our board of directors or (iii) by one of our stockholders who is entitled to vote at the meeting and who has complied with the advance notice procedures of the bylaws. With respect to special meetings of our stockholders, only the business specified in the notice of the meeting may be brought before the meeting. Nominations of individuals for election to our board of directors at a special meeting of its stockholders may be made only (i) by the board of directors or (ii) provided that the board of directors has determined that directors will be elected at the meeting, by a stockholder who is entitled to vote at the meeting and who has complied with the advance notice provisions of the bylaws.

Meetings of Stockholders. Under our bylaws, annual meetings of stockholders are to be held each year at such time and on such date during the month of June as determined by our board of directors. Special meetings of stockholders may be called only by a majority of the directors then in office, by the chairman of our board of directors or by the president and must be called by the secretary upon the written request of stockholders entitled to cast a majority of the votes entitled to be cast at the meeting.

Amendment of Charter and Bylaws. Our charter generally may be amended only upon approval of the board of directors and the affirmative vote of stockholders entitled to cast not less than two-thirds of all the votes entitled to be cast on the matter. Under the MGCL, certain charter amendments may be effected by the board of directors, without stockholder approval, such as an amendment changing the name of the corporation or an amendment increasing or decreasing the number of its authorized shares of stock. Our bylaws may be amended only by vote of a majority of the board of directors.

Dissolution. Our dissolution must be advised by a majority of our entire board of directors and approved by the affirmative vote of stockholders entitled to cast not less than two-thirds of all of the votes entitled to be cast on the matter.

Removal of Directors. Our charter provides that a director may be removed only for cause, as defined in the charter, and only by the affirmative vote of stockholders entitled to cast not less than two-thirds of the votes entitled to be cast in the election of directors, generally. This provision, when coupled with the subtitle 8 election vesting in our board of directors the sole power to fill vacant directorships, precludes stockholders from removing incumbent directors except for cause and by a substantial affirmative vote and from filling the vacancies created by the removal with their own nominees.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

Introductory Notes

The following is a description of the material Federal income tax considerations to a holder of our securities. An applicable prospectus supplement will contain information about additional Federal income tax considerations, if any, relating to particular offerings of our securities. The following discussion is not exhaustive of all possible tax considerations and does not provide a detailed discussion of any state, local or foreign tax considerations, nor does it discuss all of the aspects of Federal income taxation that may be relevant to a prospective security holder in light of his or her particular circumstances or to stockholders (including insurance companies, tax exempt entities, financial institutions or broker-dealers, foreign corporations, and persons who are not citizens or residents of the United States) who are subject to special treatment under the Federal income tax laws.

Stroock & Stroock & Lavan LLP has provided an opinion to the effect that this discussion, to the extent that it contains descriptions of applicable Federal income tax law, is correct in all material respects and fairly summarizes in all material respects the Federal income tax laws referred to herein. This opinion is limited to this discussion under the heading “Material United States Federal Income Tax Consequences” and is filed as an exhibit to the registration statement of which this prospectus is a part. This opinion, however, does not purport to address the actual tax consequences of the purchase, ownership and disposition of our common stock or preferred stock to any particular holder. The opinion, and the information in this section, is based on the Code, current, temporary and proposed Treasury Regulations, the legislative history of the Code, current administrative interpretations and practices of the Internal Revenue Service, and court decisions. The reference to Internal Revenue Service interpretations and practices includes Internal Revenue Service practices and policies as endorsed in private letter rulings, which are not binding on the Internal Revenue Service except with respect to the taxpayer that receives the ruling. In each case, these sources are relied upon as they exist on the date of this prospectus. No assurance can be given that future legislation, regulations, administrative interpretations and court decisions will not significantly change current law, or adversely affect existing interpretations of existing law, on which the opinion and the information in this section are based. Any change of this kind could apply retroactively to transactions preceding the date of the change. Moreover, opinions of counsel merely represent counsel’s best judgment with respect to the probable outcome on the merits and are not binding on the Internal Revenue Service or the courts. Accordingly, even if there is no change in applicable law, no assurance can be provided that such opinion, or the statements made in the following discussion, will not be challenged by the Internal Revenue Service or will be sustained by a court if so challenged.

Each prospective purchaser is advised to consult the applicable prospectus supplement, as well as his or her own tax advisor, regarding the specific tax consequences to him or her of the acquisition, ownership and sale of securities of an entity electing to be taxed as a real estate investment trust, including the Federal, state, local, foreign, and other tax consequences of such acquisition, ownership, sale, and election and of potential changes in applicable tax laws.

Taxation of Us as a REIT

General.  We have elected to be taxed as a REIT under Sections 856 through 860 of the Code, effective as of January 1, 1992.  Our qualification and taxation as a REIT depends upon our ability to meet on a continuing basis, through actual annual operating results, distribution levels and diversity of stock ownership, the various qualification tests and organizational requirements imposed under the Code, as discussed below. We believe that we are organized and have operated in such a manner as to qualify under the Code for taxation as a REIT since our inception, and we intend to continue to operate in such a manner. No assurances, however, can be given that we will operate in a manner so as to qualify or remain qualified as a REIT. See “Failure to Qualify” below.

The following is a general summary of the material Code provisions that govern the Federal income tax treatment of a REIT and its security holders. These provisions of the Code are highly technical and complex. This summary is qualified in its entirety by the applicable Code provisions, the Treasury Regulations, and administrative and judicial interpretations thereof.

Stroock & Stroock & Lavan LLP has provided to us an opinion to the effect that we have been organized and have operated in conformity with the requirements for qualification and taxation as a REIT, effective for each of our taxable years ended December 31, 2006 through December 31, 2009, and our current and proposed organization and method of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT for our taxable year ending December 31, 2010 and thereafter. This opinion is filed as an exhibit to the registration statement of which this prospectus is a part. It must be emphasized that this opinion is conditioned upon certain assumptions and representations made by us to Stroock & Stroock & Lavan LLP as to factual matters relating to our organization and operation. Since qualification as a REIT requires us to satisfy certain income and asset tests throughout the fiscal year ending December 31, 2010, Stroock & Stroock & Lavan LLP’s opinion is based upon assumptions and our representations as to future conduct, income and assets. In addition, this opinion is based upon our factual representations concerning our business and properties as described in the reports filed by us under the federal securities laws.

Qualification and taxation as a REIT depends upon our ability to meet on a continuing basis, through actual annual operating results, the various requirements under the Code described in this prospectus with regard to, among other things, the sources of our gross income, the composition of our assets, our distribution levels, and our diversity of stock ownership. Stroock & Stroock & Lavan LLP will not review our operating results on an ongoing basis. While we intend to operate so that we qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, no assurance can be given that we satisfy all of the tests for REIT qualification or will continue to do so.

If we qualify for taxation as a REIT, we generally will not be subject to Federal corporate income taxes on net income that we currently distribute to stockholders. This treatment substantially eliminates the “double taxation” (at the corporate and stockholder levels) that generally results from investment in a corporation.

Notwithstanding our REIT election, however, we will be subject to Federal income tax in the following circumstances. First, we will be taxed at regular corporate rates on any undistributed taxable income, including undistributed net capital gains, provided, however, that properly designated undistributed capital gains will effectively avoid taxation at the stockholder level. Second, under certain circumstances, we may be subject to the “alternative minimum tax” on any items of tax preference and alternative minimum tax adjustments. Third, if we have (i) net income from the sale or other disposition of “foreclosure property” (which is, in general, property acquired by foreclosure or otherwise on default of a loan secured by the property) that is held primarily for sale to customers in the ordinary course of business or (ii) other non-qualifying income from foreclosure property, we will be subject to tax at the highest corporate rate on such income. Fourth, if we have net income from prohibited transactions (which are, in general, certain sales or other dispositions of property (other than foreclosure property) held primarily for sale to customers in the ordinary course of business), such income will be subject to a 100% tax on prohibited transactions. Fifth, if we should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), and have nonetheless maintained our qualification as a REIT because certain other requirements have been met, we will be subject to a tax in an amount equal to the greater of either (i) the amount by which 75% of our gross income exceeds the amount qualifying under the 75% test for the taxable year or (ii) the amount by which 95% of our gross income exceeds the amount of our income qualifying under the 95% test for the taxable year, multiplied in either case by a fraction intended to reflect our profitability. Sixth, if we should fail to satisfy any of the asset tests (as discussed below) for a particular quarter and do not qualify for certain de minimis exceptions but have nonetheless maintained our qualification as a REIT because certain other requirements are met, we will be subject to a tax equal to the greater of (i) $50,000 or (ii) the amount determined by multiplying the highest corporate tax rate by the net income generated by certain disqualified assets for a specified period of time. Seventh, if we fail to satisfy REIT requirements other than the income or asset tests but nonetheless maintain our qualification because certain other requirements are met, we must pay a penalty of $50,000 for each such failure. Eighth, if we should fail to distribute during each calendar year at least the sum of (i) 85% of our REIT ordinary income for such year; (ii) 95% of our REIT capital gain net income for such year (For this purpose such term includes capital gains which we elect to retain but which we report as distributed to our stockholders. See “Annual Distribution Requirements” below); and (iii) any undistributed taxable income from prior years, we would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. Ninth, if we acquire any asset from a C corporation (i.e., a corporation generally subject to full corporate level tax) in a transaction in which the basis of the asset in our hands is determined by reference to the basis of the asset (or any other property) in the hands of the C corporation, and we recognize gain on the disposition of such asset during the 10-year period (temporarily shortened to a 7-year period for any taxable year beginning in 2009 or 2010 if the seventh year preceded such taxable year) beginning on the date on which such asset was acquired by us, then, to the extent of such property’s built-in gain (the excess of the fair market value of such property at the time of acquisition by us over the adjusted basis of such property at such time), such gain will be subject to tax at the highest regular corporate rate applicable assuming that we made or would make an election pursuant to Notice 88-19 or Treasury Regulations that were promulgated originally in 2000. Tenth, we would be subject to a 100% penalty tax on amounts received (or on certain expenses deducted by a taxable REIT subsidiary) if arrangements among us, our tenants and a taxable REIT subsidiary were not comparable to similar arrangements among unrelated parties.

Requirements for Qualification

The Code defines a REIT as a corporation, trust or association (i) which is managed by one or more trustees or directors; (ii) the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest; (iii) which would be taxable as a domestic corporation but for Code Sections 856 through 859; (iv) which is neither a financial institution nor an insurance company subject to certain provisions of the Code; (v) the beneficial ownership of which is held by 100 or more persons; (vi) of which not more than 50% in value of the outstanding capital stock is owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of each taxable year after applying certain attribution rules; (vii) that makes an election to be treated as a REIT for the current taxable year or has made an election for a previous taxable year which has not been terminated or revoked and (viii) which meets certain other tests, described below, regarding the nature of its income and assets. The Code provides that conditions (i) through (iv), inclusive, must be met during the entire taxable year and that condition (v) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Condition (vi) must be met during the last half of each taxable year. For purposes of determining stock ownership under condition (vi), a supplemental unemployment compensation benefits plan, a private foundation or a portion of a trust permanently set aside or used exclusively for charitable purposes generally is considered an individual. However, a trust that is a qualified trust under Code Section 401(a) generally is not considered an individual, and beneficiaries of a qualified trust are treated as holding shares of a REIT in proportion to their actuarial interests in the trust for purposes of condition (vi). Conditions (v) and (vi) do not apply until after the first taxable year for which an election is made to be taxed as a REIT. We have issued sufficient common stock with sufficient diversity of ownership to allow us to satisfy requirements (v) and (vi). In addition, our charter contains restrictions regarding the transfer of our stock intended to assist in continuing to satisfy the stock ownership requirements described in (v) and (vi) above. These restrictions, however, may not ensure that we will be able to satisfy these stock ownership requirements. If we fail to satisfy these stock ownership requirements, we will fail to qualify as a REIT.

To qualify as a REIT, we are required to have a taxable year that is the calendar year.  In addition, we cannot have at the end of any taxable year any undistributed earnings and profits that are attributable to a non-REIT taxable year. We believe that we have complied with these requirements.

For our tax years beginning prior to January 1, 1998, pursuant to applicable Treasury Regulations, to be taxed as a REIT, we were required to maintain certain records and request on an annual basis certain information from our stockholders designed to disclose the actual ownership of our outstanding shares.  For our tax years beginning January 1, 1998 and after, these records and informational requirements are no longer a condition to REIT qualification. Instead, a monetary penalty will be imposed for failure to comply with these requirements.  We have complied with such requirements.  If we comply with these regulatory rules, and we do not know, or exercising reasonable diligence would not have known, whether we failed to meet requirement (vi) above, we will be treated as having met the requirement.

Qualified REIT Subsidiaries

If a REIT owns a corporate subsidiary that is a “qualified REIT subsidiary,” the separate existence of that subsidiary generally will be disregarded for Federal income tax purposes. Generally, a qualified REIT subsidiary is a corporation, other than a taxable REIT subsidiary, all of the capital stock of which is owned by the REIT. All assets, liabilities and items of income, deduction and credit of the qualified REIT subsidiary will be treated as assets, liabilities and items of income, deduction and credit of the REIT itself. A qualified REIT subsidiary of ours will not be subject to Federal corporate income taxation, although it may be subject to state and local taxation in some states.

Taxable REIT Subsidiaries

A “taxable REIT subsidiary” is an entity taxable as a corporation in which we own stock and that elects with us to be treated as a taxable REIT subsidiary under Section 856(l) of the Code. In addition, if one of our taxable

REIT subsidiaries owns, directly or indirectly, securities representing more than 35% of the vote or value of a subsidiary corporation, that subsidiary will also be treated as a taxable REIT subsidiary of ours. A taxable REIT subsidiary is subject to Federal income tax, and state and local income tax where applicable, as a regular “C” corporation.

Generally, a taxable REIT subsidiary can perform certain impermissible tenant services without causing us to receive impermissible tenant services income under the REIT income tests. However, several provisions regarding the arrangements between a REIT and its taxable REIT subsidiaries ensure that a taxable REIT subsidiary will be subject to an appropriate level of Federal income taxation. For example, a taxable REIT subsidiary is limited in its ability to deduct interest payments made to us. In addition, we will be obligated to pay a 100% penalty tax on some payments that we receive or on certain expenses deducted by the taxable REIT subsidiary if the economic arrangements among us, our tenants and the taxable REIT subsidiary are not comparable to similar arrangements among unrelated parties. We currently have a taxable REIT subsidiary, UMH Sales and Finance, Inc., and may establish additional taxable REIT subsidiaries in the future.

Income Tests

In order for us to maintain qualification as a REIT, two separate percentage tests relating to the source of our gross income must be satisfied annually. First, at least 75% of our gross income (excluding gross income from prohibited transactions) for each taxable year generally must be derived directly or indirectly from investments relating to real property or mortgages on real property (including “rents from real property,” gain, and, in certain circumstances, interest) or from certain types of temporary investments. Second, at least 95% of our gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from such real property investments described above, dividends, interest and gain from the sale or disposition of stock or securities, or from any combination of the foregoing.

Rents received by us will qualify as “rents from real property” in satisfying the above gross income tests only if several conditions are met. First, the amount of rent generally must not be based in whole or in part on the income or profits of any person. However, amounts received or accrued generally will not be excluded from “rents from real property” solely by reason of being based on a fixed percentage or percentages of receipts or sales.

Second, rents received from a tenant will not qualify as “rents from real property” if we, or a direct or indirect owner of 10% or more of our stock, actually or constructively own 10% or more of such tenant (a “Related Party Tenant”). We may, however, lease our properties to a taxable REIT subsidiary and rents received from that subsidiary generally will not be disqualified from being “rents from real property” by reason of our ownership interest in the subsidiary if at least 90% of the property in question is leased to unrelated tenants and the rent paid by the taxable REIT subsidiary is substantially comparable to the rent paid by the unrelated tenants for comparable space, as determined pursuant to the rules in Section 856(d)(8).

Third, if rent attributable to personal property that is leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as “rents from real property.” This 15% test is based on relative fair market values of the real and personal property.

Generally, for rents to qualify as “rents from real property” for the purposes of the gross income tests, we are only allowed to provide services that are both “usually or customarily rendered” in connection with the rental of real property and not otherwise considered “rendered to the occupant.” Income received from any other service will be treated as “impermissible tenant service income” unless the service is provided, in the case of impermissible services that are customary, through an independent contractor that bears the expenses of providing the services and from whom we derive no revenue or, in the case of even non-customary impermissible services, through a taxable REIT subsidiary, subject to specified limitations. The amount of impermissible tenant service income we receive is deemed to be the greater of the amount actually received by us or 150% of our direct cost of providing the service. If the impermissible tenant service income exceeds 1% of our total income from a property, then all of the income from that property will fail to qualify as rents from real property. If the total amount of impermissible tenant service income from a property does not exceed 1% of our total income from that property, the income will not cause the rent paid by tenants of that property to fail to qualify as rents from real property, but the impermissible tenant service income itself will not qualify as rents from real property.

In addition to being structured to satisfy the above listed conditions, our leases will be structured with the intent to qualify as true leases for Federal income tax purposes. If, however, our leases were recharacterized as service contracts or partnership agreements, rather than true leases, or disregarded altogether for tax purposes, all or part of the payments that we, our applicable subsidiary or other lessor entity receives from the lessees would not be considered rent or would not otherwise satisfy the various requirements for qualification as “rents from real property.” In that case, we very likely would not be able to satisfy either the 75% or 95% gross income tests and, as a result, could lose our REIT status.

If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for such year if we are entitled to relief under certain provisions of the Code. Prior to October 22, 2004, these relief provisions generally were available if our failure to meet such tests was due to reasonable cause and not due to willful neglect, we attached a schedule of the nature and amount of our income to our Federal income tax return for such years, and any incorrect information on the schedules was not due to fraud with intent to evade tax. After October 22, 2004, the relief provisions generally will be available with respect to a failure to meet such tests if our failure was due to reasonable cause and not due to willful neglect, and, following the REIT’s identification of the failure to meet either of the gross income tests, a description of each item of the REIT’s gross income is set forth in a schedule for the relevant taxable year that is filed in accordance with the applicable regulations. It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. As discussed above in “Taxation of Us as a REIT,” even if these relief provisions were to apply, a tax would be imposed equal to the excess impermissible gross income multiplied by a fraction intended to reflect our profitability.

Other Rules Regarding Income

Prohibited Transaction Income. Any gain that we realize on the sale of property held as inventory or otherwise held primarily for sale to customers in the ordinary course of business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. The amount of gain would include any gain realized by qualified REIT subsidiaries and our share of any gain realized by any of the partnerships or limited liability companies in which we own an interest. This prohibited transaction income may also adversely affect our ability to satisfy the income tests for qualification as a REIT since such income is disregarded for purposes of these tests. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all of the facts and circumstances surrounding the particular transaction. We intend to hold our properties for investment with a view to long-term appreciation and to engage in the business of acquiring, developing and owning our properties. We have made, and may in the future make, occasional sales of properties consistent with our investment objectives. We do not intend to enter into any sales that are prohibited transactions. The Internal Revenue Service may contend, however, that one or more of these sales is subject to the 100% penalty tax.

Foreclosure Property. Foreclosure property is real property and any personal property incident to such real property (i) that is acquired by us as a result of our having bid in the property at foreclosure, or having otherwise reduced the property to ownership or possession by agreement or process of law, after there was a default (or default was imminent) on a lease of the property or a mortgage loan held by and secured by the property, (ii) for which the related loan or lease was acquired by us at a time when default was not imminent or anticipated, and (iii) for which we make a proper election to treat the property as foreclosure property. Property otherwise qualifying as foreclosure property has that status for the year of acquisition plus the three following years, unless such period is extended by the Internal Revenue Service. REITs generally are subject to tax at the maximum corporate rate (currently 35%) on any net income from foreclosure property, including any gain from the disposition of the foreclosure property, other than income that would otherwise be qualifying income for purposes of the 75% gross income test. Any gain from the sale of property for which a foreclosure property election has been made will not be subject to the 100% tax on gains from prohibited transactions described above, even if the property would otherwise constitute inventory or dealer property in the hands of the selling REIT. We do not anticipate that we will receive any income from foreclosure property that is not qualifying income for purposes of the 75% gross income test.

Hedging Transactions. We may enter into hedging transactions with respect to one or more of our assets or liabilities. Our hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase these items, and futures and forward contracts. Income from a hedging transaction entered into on or before July 30, 2008 and made to hedge indebtedness incurred or to be incurred by us to acquire or own real estate assets will not constitute gross income for purposes of the 95% gross income test but will constitute non-qualifying income for purposes of the 75% gross income test. Income from such transactions entered into after July 30, 2008 will not constitute gross income for purposes of the 95% and 75% gross income tests.  Income from hedging transactions entered into after July 30, 2008 and made primarily to manage the risk of currency fluctuations with respect to any item of income or gain that would qualify under the 75% or 95% income tests (or any property which generates such income or gain) also will not constitute gross income for purposes of the 95% and 75% gross income tests.  We must properly identify any such hedges in our books and records.   To the extent that we hedge with other types of financial instruments, the income from those transactions is not likely to be treated as qualifying income for purposes of the gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our status as a REIT.

Asset Tests

At the close of each quarter of our taxable year, we must satisfy six tests relating to the nature of our assets.

1.           At least 75% of the value of our total assets must be represented by “real estate assets,” cash, cash items and government securities as such terms are defined in the Code. Our real estate assets include, for this purpose, our allocable share of real estate assets held by the partnerships in which we own an interest, and the non-corporate subsidiaries of these partnerships, as well as stock or debt instruments held for less than one year purchased with the proceeds of an offering of shares or long term debt.

2.           Not more than 25% of the value of our total assets may be represented by securities, other than those in the 75% asset class.

3.           Except for certain investments in REITs, qualified REIT subsidiaries, and taxable REIT subsidiaries, the value of any one issuer’s securities owned by us may not exceed 5% of the value of our total assets.

4.           Except for certain investments in REITs, qualified REIT subsidiaries and taxable REIT subsidiaries, we may not own more than 10% of the total voting power of any one issuer’s outstanding securities.

5.           Except for certain investments in REITs, qualified REIT subsidiaries and taxable REIT subsidiaries, we may not own more than 10% of the total value of the outstanding securities of any one issuer, other than securities that qualify for the debt safe harbors discussed below.

6.           Not more than 25% of our total assets may be represented by the securities of one or more taxable REIT subsidiaries.  For taxable years beginning on or before July 30, 2008, not more than 20% of our total assets could be represented by the securities of taxable REIT subsidiaries.

For purposes of these asset tests, any shares of qualified REIT subsidiaries are not taken into account, and any assets owned by the qualified REIT subsidiary are treated as owned directly by the REIT.

Securities, for purposes of the asset tests, may include debt we hold. However, the following types of arrangements generally will not be considered securities held by us for purposes of the 10% value test: (1) straight debt securities of an issuer which meet the requirements of Section 856(m)(2), discussed below; (2) any loan to an individual or an estate; (3) any Section 467 rental agreement, other than with certain related persons; (4) any obligation to pay rents from real property as defined in Section 856(d)(1); (5) any security issued by a state or any political subdivision thereof, the District of Columbia, a foreign government or any political subdivision thereof, or the Commonwealth of Puerto Rico, but only if the determination of any payment received or accrued under such security does not depend in whole or in part on the profits of any entity not described in the category or payments on any obligation issued by such an entity; (6) any security issued by a REIT; or (7) any other arrangement as determined by the Internal Revenue Service. Under Section 856(m)(2), debt generally will constitute “straight debt” if the debt is a written unconditional promise to pay on demand or on a specified date a sum certain in money (i) which is not convertible, directly or indirectly, into stock and (ii) the interest rate (or the interest payment dates) of which is not contingent on the profits, the borrower’s discretion or similar factors. However, a security may satisfy the definition of “straight debt” even though the time of payment of interest or principal thereunder is subject to a contingency, if: (a) such contingency does not have the effect of changing the effective yield to maturity more than the greater of 0.25% or 5% of the annual yield to maturity, or (b) neither the aggregate issue price nor the aggregate face amount of the issuer’s debt instruments held by the REIT exceeds $1 million and not more than 12 months of unaccrued interest can be required to be prepaid thereunder. Second, a security can satisfy the definition of “straight debt” even though the time or amount of any payment thereunder is subject to a contingency upon a default or the exercise of a prepayment right by the issuer of the debt, provided that such contingency is consistent with customary commercial practice.

Certain “look-through” rules apply in determining a REIT partner’s share of partnership securities for purposes of the 10% value test. Under such rules, a REIT’s interest as a partner in a partnership is not considered a security, and the REIT is deemed to own its proportionate share of each of the assets of the partnership. In addition, for taxable years beginning after October 22, 2004, the REIT’s interest in the partnership assets is the REIT’s proportionate interest in any securities issued by the partnership, other than securities qualifying for the above safe harbors. Therefore, a REIT that is a partner in a partnership must look through both its equity interest and interest in non-safe harbor debt securities issued by the partnership.

Any non-safe harbor debt instrument issued by a partnership will not be considered a security to the extent of the REIT’s interest as a partner in the partnership. Also, any non-safe harbor debt instrument issued by a partnership will not be considered a security if at least 75% of the partnership’s gross income (excluding gross income from prohibited transactions) is derived from the sources described in Section 856(c)(3), which sets forth the general REIT income test.

Certain corporate or partnership securities that otherwise would qualify under the straight debt safe harbor will not so qualify if the REIT holding such securities, and any of its controlled taxable REIT subsidiaries, holds other securities of the issuer which are not securities qualifying for any safe harbors if such non-qualifying securities have an aggregate value greater than 1% of the issuer’s outstanding securities.

With respect to each issuer in which we currently own an interest that does not qualify as a REIT, a qualified REIT subsidiary or a taxable REIT subsidiary, we believe that our pro rata share of the value of the securities, including unsecured debt, of any such issuer does not exceed 5% of the total value of our assets and that we comply with the 10% voting securities limitation and 10% value limitation (taking into account the debt safe harbors with respect to certain issuers). With respect to our compliance with each of these asset tests, however, we cannot provide any assurance that the Internal Revenue Service might not disagree with our determinations.

After initially meeting the asset tests after the close of any quarter, we will not lose our status as a REIT if we fail to satisfy the 25%, 20% or 5% asset tests or the 10% value limitation at the end of a later quarter solely by reason of changes in the relative values of our assets. If the failure to satisfy the 25% or 5% asset tests or the 10% value limitation arises immediately after, and is wholly or partly the result of, the acquisition of securities or other property during a quarter, the failure can be cured by a disposition of sufficient non-qualifying assets within 30 days after the close of that quarter. We have maintained and intend to continue to maintain adequate records of the value of our assets to ensure compliance with the asset tests and to take any available actions within 30 days after the close of any quarter as may be required to cure any noncompliance with the 25%, 20%, or 5% asset tests or the 10% value limitation. We cannot ensure that these steps always will be successful. If we were to fail to cure the noncompliance with the asset tests within this 30 day period, we could fail to qualify as a REIT.

With respect to taxable years beginning after October 22, 2004, however, a REIT will not lose its REIT status for failing to satisfy the requirements of the 5% and 10% tests if such failure is due to the ownership of assets the total value of which does not exceed the lesser of: (i) 1% of the total value of the REIT’s assets at the end of the quarter for which such measurement is done or (ii) $10 million. However, the REIT must either: (x) dispose of the assets within six months after the last day of the quarter in which the REIT identifies the failure (or such other time period prescribed by the Internal Revenue Service), or (y) otherwise meet the requirements of those rules by the end of such time period.

In addition, if a REIT fails to meet any of the asset test requirements for a particular quarter, and the failure exceeds the above-described de minimis standard, then the REIT still will be considered to have satisfied these tests if the REIT satisfies several requirements. First, the REIT’s failure to satisfy the particular asset test must be due to reasonable cause and not due to willful neglect. Second, the REIT must file a schedule of the assets resulting in such failure with the Internal Revenue Service in accordance with the regulations and must dispose of the assets within six months after the last day of the quarter in which the REIT identified the failure (or such other time period prescribed by the Internal Revenue Service) or otherwise meet the requirements of those rules by the end of such time period. Finally, the REIT must pay a tax equal to the greater of $50,000 or the amount determined by multiplying the highest corporate tax rate by the net income generated by the assets described in the schedule for the period beginning on the first date that the failure occurs and ending on the date when the REIT disposes of such assets or the end of the first quarter when the REIT no longer fails to satisfy the particular asset test.

Also, effective for taxable years beginning after October 22, 2004, if a REIT fails to satisfy requirements other than the income or asset tests, the REIT will not lose its qualification as a REIT provided such violations are due to reasonable cause and not due to willful neglect and the REIT pays a penalty of $50,000 for each such failure.

Annual Distribution Requirements

We, in order to qualify as a REIT, must distribute dividends (other than capital gain dividends) to our stockholders in an amount at least equal to (i) the sum of (a) 90% of our “REIT taxable income” (computed without regard to the dividends paid deduction and our net capital gain) and (b) 90% of the net income (after tax), if any, from foreclosure property, minus (ii) the sum of certain items of noncash income. Such distributions generally must be paid in the taxable year to which they relate. Dividends may be paid in the following year in two circumstances. First, dividends may be declared in the following year if the dividends are declared before we timely file our tax return for the year and paid within 12 months of the end of the tax year but before the first regular dividend payment made after such declaration. Second, if we declare a dividend in October, November or December of any year with a record date in one of these months and pay the dividend on or before January 31 of the following year, we will be treated as having paid the dividend on December 31 of the year in which the dividend was declared. To the extent that we do not distribute all of our net capital gain or distribute at least 90%, but less than 100%, of our “REIT taxable income,” as adjusted, we will be subject to tax on the nondistributed amount at regular capital gains and ordinary corporate tax rates. Furthermore, if we should fail to distribute during each calendar year at least the sum of (i) 85% of our REIT ordinary income for such year; (ii) 95% of our REIT capital gain income for such year; and (iii) any undistributed taxable income from prior periods, we will be subject to a non-deductible 4% excise tax on the excess of such required distribution over the amounts actually distributed.

We may elect to retain and pay tax on net long-term capital gains and require our stockholders to include their proportionate share of such undistributed net capital gains in their income. If we make such election, stockholders would receive a tax credit attributable to their share of the capital gains tax paid by us, and would receive an increase in the basis of their shares in us in an amount equal to the stockholder’s share of the undistributed net long-term capital gain reduced by the amount of the credit. Further, any undistributed net long-term capital gains that are included in the income of our stockholders pursuant to this rule will be treated as distributed for purposes of the 4% excise tax.

We have made and intend to continue to make timely distributions sufficient to satisfy the annual distribution requirements. It is possible, however, that we, from time to time, may not have sufficient cash or liquid assets to meet the distribution requirements due to timing differences between the actual receipt of income and actual payment of deductible expenses and the inclusion of such income and deduction of such expenses in arriving at our taxable income, or if the amount of nondeductible expenses such as principal amortization or capital expenditures exceeds the amount of noncash deductions. In the event that such timing differences occur, in order to meet the distribution requirements, we may arrange for short-term, or possibly long-term, borrowing or pay distributions in the form of taxable stock dividends to permit the payment of required dividends. If the amount of nondeductible expenses exceeds noncash deductions, we may refinance our indebtedness to reduce principal payments and may borrow funds for capital expenditures.

Under certain circumstances, we may be able to rectify a failure to meet the distribution requirement for a year by paying “deficiency dividends” to stockholders in a later year that may be included in our deduction for dividends paid for the earlier year. Thus, we may avoid being taxed on amounts distributed as deficiency dividends; however, we will be required to pay interest to the Internal Revenue Service based upon the amount of any deduction taken for deficiency dividends.

Failure to Qualify

If we fail to qualify for taxation as a REIT in any taxable year and no relief provisions apply, we will be subject to tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates. Distributions to stockholders in any year in which we fail to qualify will not be deductible by us, nor will such distributions be required to be made. In such event, to the extent of current and accumulated earnings and profits, all distributions to stockholders will be taxable as ordinary income, and, subject to certain limitations in the Code, corporate distributees may be eligible for the dividends received deduction and non-corporate taxpayers will be taxed (for the periods after 2002 and before 2011) at the same Federal income tax rates as capital gains are subject to tax for Federal income tax purposes. Unless entitled to relief under specific statutory provisions, we will also be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances we would be entitled to such statutory relief.

Taxation of Security Holders

Taxation of Taxable U.S. Stockholders.  As used in the remainder of this discussion, the term “U.S. stockholder” means a beneficial owner of our common stock or preferred stock that is for Federal income tax purposes:

•	a citizen or resident, as defined in Section 7701(b) of the Code, of the United States;

•
a corporation or partnership, or other entity treated as a corporation or partnership for Federal income tax purposes, created or organized in or under the laws of the United States or any state or the District of Columbia;

•	an estate the income of which is subject to Federal income taxation regardless of its source; or

•
in general, a trust subject to the primary supervision of a United States court and the control of one or more United States persons or a trust that has a valid election in place to be treated as a U.S. person.

Generally, in the case of a partnership that holds our stock, any partner that would be a U.S. stockholder if it held the stock directly is also a U.S. stockholder. As long as we qualify as a REIT, distributions made to our taxable U.S. stockholders out of current or accumulated earnings and profits (and not designated as capital gain dividends or retained capital gains) will be taken into account by them as ordinary income, and corporate stockholders will not be eligible for the dividends received deduction as to such amounts. In the case of individual stockholders for taxable years beginning on or before December 31, 2012, such distributions, if designated by the REIT in a written notice mailed not later than 60 days after the close of its taxable year, may qualify (provided holding period and certain other requirements are met) as qualified dividend income eligible to be taxed at the reduced maximum rate of generally 15% (0% for individuals in lower tax brackets) to the extent that the REIT receives qualified dividend income. Qualified dividend income is, in general, dividend income from taxable domestic corporations and qualified foreign corporations. A qualified foreign corporation generally excludes any foreign corporation which for the taxable year of the corporation in which the dividend was paid, or the preceding taxable year, is a passive foreign investment company. The total amount that can be designated as qualified dividend income by the REIT generally cannot exceed the sum of (1) the REIT’s qualified dividend income for the tax year, (2) the amount of its REIT taxable income and income taxed under the Code Section 337(d) regulations, minus the tax on these items, for the prior year and (3) the amount of any earnings and profits that were distributed by the REIT for the tax year and accumulated in a tax year during which the REIT was not subject to the REIT rules. Distributions in excess of current and accumulated earnings and profits will not be taxable to a stockholder to the extent that they do not exceed the adjusted basis of such stockholder’s stock, but rather will reduce the adjusted basis of such shares as a return of capital. To the extent that such distributions exceed the adjusted basis of a stockholder’s stock, they will be included in income as long-term capital gain (or short-term capital gain if the shares have been held for one year or less), assuming the shares are a capital asset in the hands of the stockholder. In addition, any dividend declared by us in October, November or December of any year payable to a stockholder of record on a specific date in any such month shall be treated as both paid by us and received by the stockholder on December 31 of such year, provided that the dividend is actually paid by us during January of the following calendar year. For purposes of determining what portion of a distribution is attributable to current or accumulated earnings and profits, earnings and profits will first be allocated to distributions made to holders of the shares of preferred stock.  Stockholders may not include in their individual income tax returns any net operating losses or capital losses of ours.

In general, any gain or loss realized upon a taxable disposition of shares by a stockholder who is not a dealer in securities will be treated as a long-term capital gain or loss if the shares have been held for more than one year, otherwise as short-term capital gain or loss. However, any loss upon a sale or exchange of shares by a stockholder who has held such shares for six months or less (after applying certain holding period rules) generally will be treated as long-term capital loss to the extent of distributions from us required to be treated by such stockholder as long-term capital gain.

Distributions that we properly designate as capital gain dividends will be taxable to stockholders as gains (to the extent that they do not exceed our actual net capital gain for the taxable year) from the sale or disposition of a capital asset held for greater than one year. If we designate any portion of a dividend as a capital gain dividend, a U.S. stockholder will receive an Internal Revenue Service Form 1099-DIV indicating the amount that will be taxable to the stockholder as capital gain. However, stockholders that are corporations may be required to treat up to 20% of certain capital gain dividends as ordinary income. A portion of capital gain dividends received by noncorporate taxpayers may be subject to tax at a 25% rate to the extent attributable to certain gains realized on the sale of real property. In addition, noncorporate taxpayers are generally taxed at a maximum rate of 15% (20% for taxable years after 2012) on net long-term capital gain (generally, the excess of net long-term capital gain over net short-term capital loss) attributable to gains realized on the sale of property held for greater than one year.

We may elect to retain and pay income tax on our long-term capital gains. If we so elect, each stockholder, including tax-exempt stockholders as discussed below, will take into income the stockholder’s share of the retained capital gain as long-term capital gain (except that corporate stockholders may be required to treat up to 20% of certain capital gains dividends as ordinary income) and will receive a credit or refund for that stockholder’s share of the tax paid by us. The stockholder will increase the basis of such stockholder’s shares by an amount equal to the excess of the retained capital gain included in the stockholder’s income over the tax deemed paid by such stockholder.

Distributions we make and gain arising from the sale or exchange by a stockholder of shares of our stock will not be treated as passive activity income, and, as a result, stockholders generally will not be able to apply any “passive losses” against such income or gain. Distributions we make (to the extent they do not constitute a return of capital) generally will be treated as investment income for purposes of computing the investment interest limitation. Gain arising from the sale or other disposition of our stock (or distributions treated as such) will not be treated as investment income under certain circumstances.

Upon any taxable sale or other disposition of our common or preferred stock, a U.S. stockholder will recognize gain or loss for Federal income tax purposes on the disposition of our stock in an amount equal to the difference between:

•	the amount of cash and the fair market value of any property received on such disposition; and

•	the U.S. stockholder’s adjusted basis in such stock for tax purposes.

Gain or loss will be capital gain or loss if the stock has been held by the U.S. stockholder as a capital asset. The applicable tax rate will depend on the stockholder’s holding period in the asset (generally, if an asset has been held for more than one year it will produce long-term capital gain) and the stockholder’s tax bracket. A U.S. stockholder who is an individual or an estate or trust and who has long-term capital gain or loss will be subject to a maximum capital gain rate of 15% (20% for taxable years after 2012).  To the extent that capital gain is realized by a stockholder on the sale of shares, the applicable Treasury Regulations as currently promulgated should not treat any such gain as “unrecaptured Section 1250 gain,” subject to a special rate of tax. However, new provisions or regulations could be promulgated in the future to produce a different result. Stockholders are advised to consult with their own tax advisors with respect to their capital gain tax liability.

The treatment we accord to any redemption for cash (as distinguished from a sale, exchange or other disposition) of stock can only be determined on the basis of particular facts as to each stockholder at the time of redemption. In general, a stockholder will recognize capital gain or loss measured by the difference between the amount received by the stockholder upon the redemption and such stockholder’s adjusted tax basis in the shares redeemed (provided the shares are held as a capital asset) if such redemption (i) results in a “complete termination” of the stockholder’s interest in all classes of our stock under Code Section 302(b)(3), (ii) is “substantially disproportionate” with respect to the stockholder’s interest in our stock under Code Section 302(b)(2), or (iii) is “not essentially equivalent to a dividend” with respect to the stockholder under Code Section 302(b)(1). In applying these tests, there must be taken into account not only the common and preferred stock owned by the holder, but also any options (including stock purchase rights) to acquire either of the foregoing. The stockholder also must take into account any such securities (including options) which are considered to be owned by such stockholder by reason of the constructive ownership rules set forth in Code Sections 318 and 302(c).

If the redemption of stock does not meet any of the tests under Code Section 302, then the redemption proceeds received will be treated as a distribution on the stock. If the redemption is taxed as a dividend, the stockholder’s adjusted tax basis in the redeemed stock will be transferred to any other shares held by the stockholder. If the stockholder owns no other stock of ours, under certain circumstances, such basis may be transferred to a related person, or it may be lost entirely.  Proposed Treasury Regulations have been issued by the Treasury Department which, if issued in their current form, when effective, would prohibit the shifting of basis and would defer the recovery of the stockholder’s basis in any of our stock until the conditions described in the preceding paragraph are satisfied.  We urge you to consult your tax advisor concerning the treatment of a cash redemption of stock.

If a redemption of preferred stock that is not otherwise treated as a dividend occurs when there is a dividend arrearage on the preferred stock, a portion of the cash received might be treated as a dividend distribution taxable as ordinary income. If the dividend arrearage has been declared or if the facts show that the corporation was legally obligated to pay the dividend, then the stockholder will have ordinary dividend income to such extent. On the other hand, if the arrearage has not been declared as a dividend and the facts do not show that the corporation was legally obligated to pay the dividend, then, even though the dividend arrearage is included in the redemption price, the entire payment is treated as a part of the sales proceeds of the stock and not as ordinary dividend income.

Taxation of Tax-Exempt Stockholders.  Provided that a tax-exempt stockholder has not held our common or preferred stock as “debt-financed property” within the meaning of the Code, the dividend income from us will not be unrelated business taxable income, referred to as UBTI, to a tax-exempt stockholder. Similarly, income from the sale of stock will not constitute UBTI unless the tax-exempt stockholder has held its stock as debt-financed property within the meaning of the Code or has used the stock in a trade or business. However, for a tax-exempt stockholder that is a social club, voluntary employee benefit association, supplemental unemployment benefit trust, or qualified group legal services plan exempt from Federal income taxation under Code Sections 501(c)(7), (c)(9), (c)(17) and (c)(20), respectively, or a single parent title-holding corporation exempt under Section 501(c)(2) the income of which is payable to any of the aforementioned tax-exempt organizations, income from an investment in us will constitute UBTI unless the organization properly sets aside or reserves such amounts for purposes specified in the Code. These tax exempt stockholders should consult their own tax advisors concerning these “set aside” and reserve requirements.

A “qualified trust” (defined to be any trust described in Code Section 401(a) and exempt from tax under Code Section 501(a)) that holds more than 10% of the value of the shares of a REIT may be required, under certain circumstances, to treat a portion of distributions from the REIT as UBTI. This requirement will apply for a taxable year only if (i) the REIT satisfies the requirement that not more than 50% of the value of its shares be held by five or fewer individuals (the “five or fewer requirement”) only by relying on a special “look-through” rule under which shares held by qualified trust stockholders are treated as held by the beneficiaries of such trusts in proportion to their actuarial interests therein; and (ii) the REIT is “predominantly held” by qualified trusts. A REIT is “predominantly held” by qualified trusts if either (i) a single qualified trust holds more than 25% of the value of the REIT shares, or (ii) one or more qualified trusts, each owning more than 10% of the value of the REIT shares, hold in the aggregate more than 50% of the value of the REIT shares. If the foregoing requirements are met, the percentage of any REIT dividend treated as UBTI to a qualified trust that owns more than 10% of the value of the REIT shares is equal to the ratio of (i) the UBTI earned by the REIT (computed as if the REIT were a qualified trust and therefore subject to tax on its UBTI) to (ii) the total gross income (less certain associated expenses) of the REIT for the year in which the dividends are paid. A de minimis exception applies where the ratio set forth in the preceding sentence is less than 5% for any year.

The provisions requiring qualified trusts to treat a portion of REIT distributions as UBTI will not apply if the REIT is able to satisfy the “five or fewer” requirement without relying on the “look-through” rule. The restrictions on ownership and transfer of stock in our charter should prevent application of the foregoing provisions to qualified trusts purchasing our stock, absent a waiver of the restrictions by the board of directors.

As discussed above in relation to taxable U.S. stockholders, we may elect to retain and pay income tax on our long-term capital gains. If we so elect, each stockholder, including tax-exempt stockholders, will take into income the stockholder’s share of the retained capital gain as long-term capital gain (except that corporate stockholders may be required to treat up to 20% of certain capital gains dividends as ordinary income) and will receive a credit or refund for that stockholder’s share of the tax paid by us. The stockholder will increase the basis of such stockholder’s shares by an amount equal to the excess of the retained capital gain included in the stockholder’s income over the tax deemed paid by such stockholder.

Taxation of Non-U.S. Stockholders.  The rules governing United States Federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships and other foreign stockholders (which we refer to collectively as Non-U.S. stockholders) are complex, and no attempt will be made herein to provide more than a limited summary of such rules. The discussion does not consider any specific facts or circumstances that may apply to a particular Non-U.S. stockholder. Prospective Non-U.S. stockholders should consult with their own tax advisors to determine the impact of United States Federal, state and local income tax laws with regard to an investment in our common or preferred stock, including any reporting requirements.

Distributions that are not attributable to gain from sales or exchanges by us of United States real property interests and not designated by us as capital gain dividends or retained capital gains will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits. Such distributions ordinarily will be subject to a withholding tax equal to 30% of the gross amount of the distribution unless an applicable tax treaty reduces such rate or eliminates the tax. However, if income from the investment in our stock is treated as effectively connected with the Non-U.S. stockholder’s conduct of a United States trade or business, the Non-U.S. stockholder generally will be subject to a tax at graduated rates in the same manner as U.S. stockholders are taxed with respect to such dividends (and may also be subject to a branch profits tax of up to 30% if the stockholder is a foreign corporation). We expect to withhold United States federal income tax at the rate of 30% on the gross amount of any dividends paid to a Non-U.S. stockholder that are not designated as capital gain dividends, unless (i) a lower treaty rate applies and the Non-U.S. stockholder files with us an Internal Revenue Service Form W-8BEN evidencing eligibility for that reduced rate or (ii) the Non-U.S. stockholder files an Internal Revenue Service Form W-8ECI with us claiming that the distribution is income treated as effectively connected to a United States trade or business.

Distributions in excess of our current and accumulated earnings and profits will not be taxable to a stockholder to the extent that they do not exceed the adjusted basis of the stockholder’s stock, but rather will reduce the adjusted basis of such shares. To the extent that such distributions exceed the adjusted basis of a Non-U.S. stockholder’s shares, they will give rise to tax liability if the Non-U.S. stockholder would otherwise be subject to tax on any gain from the sale or disposition of his or her stock as described below. We may be required to withhold United States federal income tax at the rate of at least 10% on distributions to Non-U.S. stockholders that are not paid out of current or accumulated earnings and profits unless the Non-U.S. stockholders provide us with withholding certificates evidencing their exemption from withholding tax. If it cannot be determined at the time that such a distribution is made whether or not such distribution will be in excess of current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to dividends. However, the Non-U.S. stockholder may seek a refund of such amounts from the Internal Revenue Service if it is subsequently determined that such distribution was, in fact, in excess of our current and accumulated earnings and profits.

Although the law is not clear on the matter, if we elect to retain and pay income tax on our long-term capital gains, it appears that amounts we designate as retained capital gains in respect of stock held by Non-U.S. stockholders generally should be treated with respect to Non-U.S. stockholders in the same manner as our actual distributions of capital gain dividends. Under this approach, a Non-U.S. stockholder would be able to offset as a credit against its United States federal income tax liability its proportionate share of the tax treated as paid by it on such retained capital gains, and to receive from the Internal Revenue Service a refund to the extent its proportionate share of such tax treated as paid by it exceeds its actual United States federal income tax liability.

For any year in which we qualify as a REIT, distributions that are attributable to gain from sales or exchanges by us of United States real property interests will be taxed to a Non-U.S. stockholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”). Under FIRPTA, these distributions generally are taxed to a Non-U.S. stockholder as if such gain were effectively connected with a United States business. Thus, Non-U.S. stockholders will be taxed on such distributions at the normal capital gain rates applicable to U.S. stockholders (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). Also, distributions subject to FIRPTA may be subject to a 30% branch profits tax in the hands of a corporate Non-U.S. stockholder not entitled to treaty relief or exemption. We are required by applicable Treasury Regulations to withhold 35% of any distribution that could be designated by us as a capital gain dividend. This amount is creditable against the Non-U.S. stockholder’s FIRPTA tax liability. Effective for taxable years beginning after October 22, 2004, however, REIT distributions attributable to gain from sales or exchanges of United States real property interests will be treated as ordinary income dividends rather than effectively connected income under the FIRPTA rules if (1) the distribution is received with respect to a class of stock that is regularly traded on an established securities market located in the United States and (2) the foreign investor does not own more than 5% of the class of stock at any time during the taxable year within which the distribution is received.

Gain recognized by a Non-U.S. stockholder upon the sale or exchange of our stock generally would not be subject to United States federal income taxation unless:

•
the investment in our stock is effectively connected with the Non-U.S. stockholder’s United States trade or business, in which case the Non-U.S. stockholder will be subject to the same treatment as domestic stockholders with respect to any gain;

•
the Non-U.S. stockholder is a non-resident alien individual who is present in the United States for 183 days or more during the taxable year and has a tax home in the United States, in which case the non-resident alien individual will be subject to a 30% tax on the individual’s net capital gains for the taxable year; or

•	our stock constitutes a United States real property interest within the meaning of FIRPTA, as described below.

Our stock will not constitute a United States real property interest if we are a domestically-controlled REIT. We will be a domestically-controlled REIT if, at all times during a specified testing period, less than 50% in value of our stock is held directly or indirectly by Non-U.S. stockholders.

We believe that, currently, we are a domestically controlled REIT and, therefore, that the sale of our stock would not be subject to taxation under FIRPTA. Because our stock is publicly traded, however, we cannot guarantee that we are or will continue to be a domestically-controlled REIT.

Even if we do not qualify as a domestically-controlled REIT at the time a Non-U.S. stockholder sells our stock, gain arising from the sale still would not be subject to FIRPTA tax if:

•	the class or series of shares sold is considered regularly traded under applicable Treasury Regulations on an established securities market, such as the NYSE; and

•
the selling Non-U.S. stockholder owned, actually or constructively, 5% or less in value of the outstanding class or series of stock being sold throughout the five-year period ending on the date of the sale or exchange.

If gain on the sale or exchange of our stock were subject to taxation under FIRPTA, the Non-U.S. stockholder would be subject to regular United States federal income tax with respect to any gain in the same manner as a taxable U.S. stockholder, subject to any applicable alternative minimum tax and special alternative minimum tax in the case of non-resident alien individuals.

State and Local Taxes.  We and our stockholders may be subject to state or local taxation in various state or local jurisdictions, including those in which we or our stockholders transact business or reside (although U.S. stockholders who are individuals generally should not be required to file state income tax returns outside of their state of residence with respect to our operations and distributions). The state and local tax treatment of us and our stockholders may not conform to the United States federal income tax consequences discussed above. Consequently, prospective stockholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in our stock.

Backup Withholding Tax and Information Reporting

U.S. Stockholders.  In general, information-reporting requirements will apply to certain U.S. stockholders with regard to payments of dividends on our stock and payments of the proceeds of the sale of our stock, unless an exception applies.

The payor will be required to withhold tax on such payments at the rate of 28% (31% for taxable years after 2012) if (i) the payee fails to furnish a taxpayer identification number, or TIN, to the payor or to establish an exemption from backup withholding, or (ii) the Internal Revenue Service notifies the payor that the TIN furnished by the payor is incorrect.

In addition, a payor of dividends on our stock will be required to withhold tax at a rate of 28% (31% for taxable years after 2012) if (i) there has been a notified payee under-reporting with respect to interest, dividends or original issue discount described in Section 3406(c) of the Code, or (ii) there has been a failure of the payee to certify under the penalty of perjury that the payee is not subject to backup withholding under the Code.

Some stockholders, including corporations, may be exempt from backup withholding. Any amounts withheld under the backup withholding rules from a payment to a stockholder will be allowed as a credit against the stockholder’s United States federal income tax and may entitle the stockholder to a refund, provided that the required information is furnished to the Internal Revenue Service.

Non-U.S. Stockholders.  Generally, information reporting will apply to payments of dividends on our stock and backup withholding as described above for a U.S. stockholder, unless the payee certifies that it is not a United States person or otherwise establishes an exemption.

The payment of the proceeds from the disposition of our stock to or through the United States office of a United States or foreign broker will be subject to information reporting and backup withholding as described above for U.S. stockholders unless the non-U.S. stockholder satisfies the requirements necessary to be an exempt non-U.S. stockholder or otherwise qualifies for an exemption. The proceeds of a disposition by a non-U.S. stockholder to or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, if the broker is a United States person, a controlled foreign corporation for United States tax purposes, a foreign person 50% or more of whose gross income from all sources for specified periods is from activities that are effectively connected with a United States trade or business, a foreign partnership if partners who hold more than 50% of the interests in the partnership are United States persons, or a foreign partnership that is engaged in the conduct of a trade or business in the United States, then information reporting generally will apply as though the payment was made through a United States office of a United States or foreign broker.

Applicable Treasury Regulations provide presumptions regarding the status of stockholders when payments to the stockholders cannot be reliably associated with appropriate documentation provided to the payor. Under these Treasury Regulations, some stockholders are required to provide new certifications with respect to payments made after December 31, 2000. Because the application of these Treasury Regulations varies depending on the stockholder’s particular circumstances, you are advised to consult your tax advisor regarding the information reporting requirements applicable to you.

PLAN OF DISTRIBUTION

We may sell our securities to one or more underwriters for public offer and sale by them or may sell securities offered hereby to the public, to a limited number of institutional purchasers or to a single purchaser, directly or through dealers or agents or through a combination of methods. Any underwriter, dealer or agent involved in the offer and sale of the securities will be named in the applicable prospectus supplement.  We intend to apply to the NYSE Amex to list any additional shares of preferred or common stock offered pursuant to any prospectus supplement, and we anticipate that such shares will be so listed.

The distribution of the securities may be effected from time to time in one or more transactions at a fixed price, which may be changed, market prices prevailing at the time of sale, prices related to the prevailing market prices at the time of sale or negotiated prices. We also may, from time to time, authorize underwriters acting as our agents to offer and sell the securities upon the terms and conditions as are set forth in the applicable prospectus supplement. In connection with the sale of securities, underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of securities for whom they may act as agent. Underwriters may sell securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

Any underwriting compensation paid by us to underwriters or agents in connection with the offering of securities and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable prospectus supplement. Dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions, under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements entered into with us, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act.

To facilitate the offering of the securities, certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. This may include over-allotments or short sales of the securities, which involves the sale by persons participating in the offering of more securities than we sold to them. In these circumstances, these persons would cover the over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option. In addition, these persons may stabilize or maintain the price of the securities by bidding for or purchasing securities in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

If so indicated in the applicable prospectus supplement, we may authorize the underwriters, dealers or other persons acting as our agents to solicit offers by certain institutions to purchase securities from us at the public offering price set forth in that prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on the date or dates stated in such prospectus supplement. Each contract will be for an amount not less than, and the aggregate principal amount of securities sold pursuant to contracts will not be less than nor greater than, the respective amounts stated in the applicable prospectus supplement. Institutions with whom contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions but will in all cases be subject to the approval of us.

Contracts may be subject to any conditions including (i) the purchase by an institution of the securities covered by its contract will not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject; and (ii) if the securities are being sold to underwriters, we have sold to such underwriters the total principal amount of the securities less the principal amount thereof covered by the contracts.

Some of the underwriters and their affiliates may be customers of, engage in transactions with and perform services for us in the ordinary course of business for which they receive compensation.

LEGAL MATTERS

The legality of the securities has been passed upon for us by Stroock & Stroock & Lavan LLP. The discussion of legal matters under “Material United States Federal Income Tax Consequences” is based upon an opinion of Stroock & Stroock & Lavan LLP.

EXPERTS

The consolidated financial statements and schedules of UMH Properties, Inc. as of and for the years ended December 31, 2009 and 2008, included in our Annual Report on Form 10-K for the year ended December 31, 2009, have been incorporated by reference herein in reliance upon the report of PKF LLP (formerly PKF, Certified Public Accountants, A Professional Corporation), independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of UMH Properties, Inc. as of December 31, 2007 and for the year then ended, included in our Annual Report on Form 10-K for the year ended December 31, 2009, have been incorporated by reference herein in reliance upon the report of Reznick Group, P.C., independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a shelf registration statement under the Securities Act with respect to the securities offered hereunder. As permitted by the rules and regulations of the SEC, this prospectus does not contain all the information set forth in the registration statement. For further information regarding our Company and our securities, please refer to the registration statement and the contracts, agreements and other documents filed as exhibits to the registration statement. Additionally, we file annual, quarterly and special reports, proxy statements and other information with the SEC.

You may read and copy all or any portion of the registration statement or any other materials that we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings, including the registration statement, are also available to you on the SEC’s website (http://www.sec.gov). We also have a website (www.umh.com) through which you may access our recent SEC filings. Information contained on our website is not a part of this prospectus. In addition, you may look at our SEC filings at the offices of the NYSE Amex which is located at 20 Broad Street, New York, New York 10005. Our SEC filings are available at the NYSE Amex because our common stock is listed and traded on the NYSE Amex under the symbol “UMH.”

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information contained in documents that we file with them. That means we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we later file with the SEC will automatically update and supersede this information.

We incorporate by reference the documents listed below and any future filings we make with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, until we sell all the securities offered by this prospectus.

•	Our Annual Report on Form 10-K, for year ended December 31, 2009, as filed with the SEC on March 8, 2010.

•	Our Quarterly Report on Form 10-Q, for quarter ended March 31, 2010, as filed with the SEC on May 6, 2010.

•	Our Quarterly Report on Form 10-Q, for quarter ended June 30, 2010, as filed with the SEC on August 5, 2010.

•	Our Quarterly Report on Form 10-Q, for quarter ended September 30, 2010, as filed with the SEC on November 8, 2010.

•
All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act, since December 31, 2009, except for information furnished under Current Reports on Form 8-K, which is not deemed filed and not incorporated herein by reference.

•	The description of our common stock which is contained in a registration statement filed under the Exchange Act, including any amendment or reports filed for the purpose of updating such description.

You may request a free copy of these filings (other than exhibits, unless they are specifically incorporated by reference in the documents) by writing or telephoning us at the following address and telephone number:

UMH Properties, Inc.
Attention:  Stockholder Relations
3499 Route 9 North, Suite 3-C
Juniper Business Plaza
Freehold, NJ 07728
(732) 577-9997

1,200,000 Shares

UMH Properties, Inc.

8.25% Series A Cumulative Redeemable Preferred Stock
Liquidation Preference $25.00 Per Share

PROSPECTUS SUPPLEMENT

May 20, 2011

Sole Book Runner J.P. Morgan
______________________

Co-Managers
CSCA	KeyBanc Capital Markets	Sandler O’Neill + Partners, L.P.
______________________